Exhibit 10.3

NET LEASE

(Build-to-Suit)

OPUS NORTHWEST, L.L.C.

Landlord

and

COMPUTER NETWORK TECHNOLOGY CORPORATION

Tenant

Dated:

September 30, 1998

v

Section 23.5 Completion of Phase Two Improvements.	81

Section 23.6 Tenant’s Right to Inspect.	82

Section 23.7 Compliance with Plans and Specifications.	82

Section 23.8 Guaranty of Improvements.	83

Section 23.9 Acceptance of Phase Two Improvements.	83

Section 23.10 Basic Rent for Phase One Improvements During Term Extension.	84

ARTICLE XXIV FIT PLAN ALLOWANCE	84

EXHIBIT “A” LEGAL DESCRIPTION OF THE LAND

EXHIBIT “B” OUTLINE PLANS AND SPECIFICATIONS

EXHIBIT “B-1” COST OF THE WORK

EXHIBIT “C” FINAL PLANS AND SPECIFICATIONS

EXHIBIT “C-1” DESIGNATION OF REPRESENTATIVES

EXHIBIT “D” PRELIMINARY FIT PLAN

EXHIBIT “E” PERMITTED ENCUMBRANCES

EXHIBIT “F” WARRANTIES

EXHIBIT “G” UNACCEPTABLE CONTRACTORS

EXHIBIT “H” Y2K PROVISION

EXHIBIT “I” PROPOSED KITCHEN EQUIPMENT

7

DEFINED TERMS

ADA	37
Additional Rent	17
Affiliate	72
Agency Directive	35
Alterations	59
Alterations Architect or Engineer	59
Appraisal Request	74
Assembly	19

Basic Rent	13
Building	2

City	9
Commencement Date	8
Construction Price	79
Consultant	4
Cost of the Work	6, 89

Deficiency	46
Demised Premises	2

Early Access	8
Early Occupancy Period	8
Equipment	104
Events of Default	42
Excess	5
Excess Amount	15
Excused Delay	8
Expansion Amendment	77
Expansion Notice	76
Experts	75
Extended Coverage Endorsement	24

FF & E	8
Field Labor Cost	90
Final Fit Plan	6
Final Plans and Specifications	3
Final Tenant Improvement Plans	6
Full Replacement Cost	24

General Conditions	6

Hazardous Materials	34
Hazardous Materials Laws	34

Impositions	20
Improvements	2
Indemnity Event	62
Indirect Lighting	16
Initial Term	2

Land	2
Landlord	2
Landlord’s Completion Estimate	77
Landlord’s Improvements	3
Landlord Items	29
Landlord’s and Tenant’s Final Offer	74
Lease	2

Maintenance and Repair Report	54
Market Rent	73
Maximum Rate of Interest	17
Mortgage	56
Moving Allowance	14
Moving Costs	14

Outline Plans and Specifications	3

Permitted Encumbrances	2
Phase One Improvements	76
Phase Two Basic Rent	79
Phase Two Final Plans and Specifications	79
Phase Two Improvements	76
Phase Two Outline Plans and Specifications	77
Phase Two Permits	77
Preliminary Approvals	5
Preliminary Fit Plan	6
Proceedings	51
Project Supervisory Cost	90
Punchlist Items	9

Renewal Term	3
Renewal Terms	3
Rent	17
Request for Market Rent	74

Satellite Dish	72
Schematics	76
Site Plan	76
Structural Alteration	59
Substantially Completed	9

T.I. Architect	6
Target Commencement Date	9
Teachers	85
Tenant	2
Tenant Improvement Allowance	5
Tenant Improvement Costs	5, 6
Tenant Improvements	5
Term	3
Term Extension	78
Termination Date	3

2

Unacceptable Contractor List	79

Work	89

Y2K Provision	12

2

NET LEASE

THIS NET LEASE (this “Lease”), is made this 30th day of September, 1998 by and between OPUS NORTHWEST, L.L.C., a Delaware limited liability company, (the “Landlord”) and COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation, (the “Tenant”).

WITNESSETH:

Landlord, for and in consideration of the rents, covenants and agreements stated herein on the part of Tenant, its successors and assigns, to be paid, kept, observed and performed, has leased, rented, let and demised, and by these presents does lease, rent, let and demise unto Tenant, and Tenant does hereby take and hire, upon and subject to the parties’ obligations hereunder, all that parcel of land situated in the City of Plymouth, County of Hennepin and State of Minnesota, described in Exhibit “A” attached hereto and made a part hereof, together with any appurtenant easements described in said Exhibit “A” (the “Land”), together with all improvements located on and to be constructed thereon. The “Landlord’s Improvements” and the “Tenant’s Improvements” (as those terms are defined in Article II) and all other improvements, machinery, equipment, fixtures and other property, real, personal or mixed (except Tenant’s trade fixtures) installed or located thereon by Landlord, together with all additions, alterations and replacements thereof are hereinafter referred to as the “Improvements.” The Land and the Improvements are hereinafter referred to as the “Demised Premises.” The Demised Premises are subject to the easements, restrictions, reservations and all other encumbrances now or hereafter recorded against the Land all as set forth on Exhibit “E” (the “Permitted Encumbrances”). The structures to be located upon and being a part of the Demised Premises which are constructed for human occupancy or for storage of goods, merchandise, equipment, or other personal property are collectively called the “Building.”

ARTICLE I

TERM OF LEASE

Section 1.1 Term of Lease.

Except as otherwise provided in this Lease, the initial term of this Lease (the “Initial Term”) shall be for one hundred twenty six (126) full calendar months (plus the beginning partial month, if any) commencing on the Commencement Date (as defined in Section 2.4 hereof), and ending on the last day of the one hundred and twenty sixth (126th) full calendar month after the Commencement Date (the

“Termination Date”). The “Term” of this Lease shall mean the Initial Term, together with any “Renewal Terms” (as defined in Section 1.2 hereof) of this Lease or any extensions to or modifications of the Initial Term.

Section 1.2 Option to Renew.

Tenant shall have the right, to be exercised as hereinafter provided, to extend the Term of this Lease for two (2) extension periods (hereinafter, collectively referred to as “Renewal Terms”, or individually as “Renewal Term”) of five (5) years each, upon the terms and conditions and subject to the limitations set forth in Article XXII herein.

ARTICLE II

CONSTRUCTION OF IMPROVEMENTS

Section 2.1 Landlord’s Improvements.

Landlord agrees to furnish at Landlord’s sole cost and expense all of the material, labor, and equipment for the construction on the Land of the improvements specified on the “Outline Plans and Specifications” which are listed in Exhibit “B” attached hereto and made a part hereof (the “Landlord’s Improvements”). Landlord’s Improvements shall be constructed in a good and workmanlike manner in accordance with the “Final Plans and Specifications”, as the same are proposed by Landlord and approved by Tenant in substantial accordance with this Lease and Landlord agrees to complete the construction thereof in accordance with all applicable building codes as presently interpreted and enforced by the governmental bodies having jurisdiction thereof; provided, however, that reference is made to Article IX for specific provisions dealing with “ADA” and “Hazardous Materials Laws.” Landlord will use commercially reasonable efforts to obtain a project “no-strike” provision from the building trades council for the construction of the Improvements. Upon “Substantial Completion” (as hereinafter defined), the Improvements will be fit for human occupancy and use.

Landlord agrees to prepare the Final Plans and Specifications so that they are consistent with the Outline Plans and Specifications. Upon completion of each phase of the Final Plans and Specifications, Landlord will submit the same to Tenant for its approval. Tenant agrees that it will approve each such phase provided that each such phase is consistent with the Outline Plans and Specifications. Tenant shall approve or disapprove each phase of the Final Plans and Specifications within ten (10) calendar days after receipt of same, and if Tenant fails to approve or disapprove same within such ten (10) calendar day period, Tenant shall be deemed to have approved such phase of the Final Plans and Specifications. The Final Plans and Specifications shall be approved by Landlord and Tenant by affixing thereon the signature or initials of (in the case of the Landlord) an authorized officer or employee (and in the case of the Tenant) an authorized officer of each of the respective parties hereto and a complete description thereof (in the form of a schedule of drawings) shall be attached to each parties’ copy of this Lease and made a part hereof as Exhibit “C”. Such Exhibit “C” shall control the parties’ obligations hereunder, except as to nonconstruction matters contained in Exhibit “B”, such as allowances and exclusions not expressly and specifically superseded by Exhibit “C”. The signature of such authorized officer or employee shall be deemed conclusive evidence of the approval indicated by such signature. Landlord agrees to appoint competent personnel to work with Tenant in the preparation of the Final Plans and Specifications for the Building and Tenant agrees to appoint an officer or employee of Tenant to work with Landlord in the preparation of the Final Plans and Specifications for the Building. Landlord and Tenant have initially designated the individuals identified on Exhibit “C-1” as their respective representative, although both parties reserve the right to change such designation at will. Landlord acknowledges that Tenant has retained the services of David Jackson as a construction consultant, (the “Consultant”); however, the Consultant has not been given authority by the Tenant to make decisions on behalf of the Tenant. Accordingly, while Landlord will allow the Consultant access to the Demised Premises, Landlord will look directly to Tenant (and not the Consultant) for the performance of all of Tenant’s obligations hereunder. Landlord shall have the authority to make changes required by any applicable laws, codes, ordinances or regulations, as well as minor changes in the work to be performed by it under this Lease and not inconsistent with the applicable Outline Plans and Specifications or Final Plans and Specifications, as the case may be.

When Landlord requests Tenant to specify details or layouts with respect to the Improvements, Tenant shall specify same, subject to the provisions of the Outline Plans and Specifications, so as not to delay completion of the Landlord’s Improvements and, in any event, within five (5) business days of request by Landlord. Tenant shall pay to Landlord all increased out-of-pocket costs or actual damages incurred by Landlord attributable to Tenant’s delays in performing its obligations under this Article II. In the event that such delays caused by Tenant result in the “Commencement Date” (as defined in Section 2.4) being delayed, the parties acknowledge and agree that the Commencement Date shall be deemed to occur on the date on which the Commencement Date would have occurred but for such delay.

Tenant and Landlord acknowledge that it is expected that all governmental approvals and permits which Landlord believes are required in order for Landlord to “Substantially Complete” (as defined in Section 2.5) the Landlord Improvements and which are necessary to permit “Assembly” (as defined in Section 4.1) in at least 38,000 square feet of the Building (the “Permits”) will be issued by the appropriate governmental authorities by October 25, 1998. If any of the Permits are not, despite Landlord’s diligent pursuit thereof, received by Landlord by October 25, 1998, the “Target Commencement Date” (as hereinafter defined) shall be automatically extended day-for-day for each day after such date until the day that the Permits are issued. Such delay in obtaining the Permits shall constitute “Excused Delay” (as hereinafter defined). The Landlord expects to receive the following “Preliminary Approvals” for the construction of the Improvements from the City of Plymouth on October 7, 1998: Site Plan approval, a Conditional Use Permit to exceed the height restrictions of the City and to permit limited Assembly on the Demised Premises and a Fire Lane Variance. In the event that, as of the conclusion of the City Council meeting on October 7, 1998, the Preliminary Approvals have not been obtained, then either party hereto may terminate this Lease on October 8, 1998 by delivering notice of such termination to the other party on or before 5:00 p.m. on October 8, 1998. In any event, the termination right herein provided for shall, if not exercised as aforesaid, be deemed to be null and void and of no further force and effect as of 5:00 p.m. on October 8, 1998.

Section 2.2 Tenant Improvements.

Landlord will furnish all of the material, labor and equipment for the construction on the Demised Premises of the “Tenant Improvements” {as defined in Section 2.2(a)}. The Tenant Improvements shall be constructed in a good a workmanlike manner in substantial accordance with the “Final Tenant Improvement Plans” {as defined in Section 2.2(c)}.

(a) Landlord shall provide Tenant with a “Tenant Improvement Allowance” in the amount of $4,573,125.00 for payment of the “Tenant Improvement Costs” {as defined in Section 2.2(d)} incurred in constructing the “Tenant Improvements” {as defined in this Section 2.2(a)}. The Tenant Improvement Allowance may not be used to pay for Tenant’s furniture, fixtures or equipment (other than weight room equipment which is attached to the Improvements) and/or any Tenant Improvements not approved by Landlord. The Tenant Improvement Allowance may also be used to pay for the Proposed Kitchen Equipment identified on Exhibit “I” or equipment performing the same function as the items on Exhibit I. The “Tenant Improvements” are those Improvements identified in the “Final Tenant Improvement Plans” (as hereinafter defined). The Tenant Improvement Allowance shall be used by Landlord to pay for the Tenant Improvement Costs. In the event the Tenant Improvement Costs exceed the Tenant Improvement Allowance (the “Excess”), Landlord may require that Tenant provide Landlord with reasonable cash security (as determined by Landlord in its sole discretion) to cover the amount of such Excess. Tenant shall, in any event, pay the Excess to Landlord on or before the Commencement Date. In the event the Tenant Improvement Cost is less than the Tenant Improvement Allowance, then Tenant shall be entitled to a Basic Rent adjustment as provided in Section 3.2 herein. Landlord shall be the general contractor for all Tenant Improvement work. Except with respect to mechanical and electrical work (which shall be provided by the same contractors performing the Landlord’s Improvements) and the carpentry and drywall work (which will be performed by Landlord), all other major subcontractors will be competitively bid by Landlord.

(b) Attached hereto as Exhibit “D” is a schedule of the drawings constituting the preliminary fit plan for the Tenant Improvements to be constructed by Landlord (the “Preliminary Fit Plan”)which Preliminary Fit Plan has been prepared by WCL Interiors, Inc., (the “T.I. Architect”). The Preliminary Fit Plan has been approved by Tenant. The Tenant shall cause the T.I. Architect to prepare a “Final Fit Plan” for the Tenant Improvements and shall deliver the same to the Landlord for approval on or before October 5, 1998. The Final Fit Plan will be approved by the Landlord within fifteen (15) business days after receipt of same so long as it is substantially similar to the Preliminary Fit Plan.

(c) After Landlord’s approval of the Final Fit Plan, the Tenant shall cause the T.I. Architect to prepare final plans for the Tenant Improvements in accordance with the Final Fit Plan and shall submit the same to Landlord for approval on or before January 4, 1999. Landlord shall approve or disapprove the final plans for the Tenant Improvements within fifteen (15) business days after receipt of same, and if Landlord fails to approve or disapprove same within such fifteen (15) business day period, Landlord shall be deemed to have approved such final plans. The final plans for the Tenant Improvements which have’ been prepared by the T.I. Architect and approved (or deemed approved) by Landlord are hereinafter referred to as the “Final Tenant Improvement Plans”. Landlord will approve the Final Tenant Improvement Plans if they are substantially similar to the Final Fit Plan, but Landlord will have no obligation to approve such final Tenant Improvement Plans to the extent they are materially inconsistent with the Final Fit Plan. Landlord’s approval of the Final Tenant Improvement Plans will not constitute a representation, warranty or agreement that such plans conform to applicable building codes or professional design standards, Tenant having agreed to look exclusively to the T.I. Architect for such assurances. In the event, however, that Landlord has actual knowledge of a material inconsistency between the Final Tenant Improvement Plans and the requirements of applicable building codes, Landlord will advise Tenant of that inconsistency.

(d) The price to be charged by Landlord to Tenant for the Tenant Improvements (the “Tenant Improvement Costs”) shall be the sum of the following items: (i) the “Cost of the Work” (as hereinafter defined); plus (ii) Landlord’s actual “General Conditions” (as hereinafter defined) (not to exceed seven percent (7%) of the Cost of the Work); plus (iii) three percent (3%) of the amount referred to in subsection (i) for Landlord’s overhead and profit in connection therewith; plus (iv) any and all sales, transaction privilege and other taxes on any of the foregoing which are not otherwise included on Schedule B-1. The “Cost of the Work” shall mean all costs incurred by the Landlord in the acquisition, construction or installation of the Tenant Improvements in the categories identified on Exhibit “B-1”. “General Conditions” shall include, without limitation, the following costs associated with the Tenant Improvements: project management costs (to the extent not otherwise included on Exhibit B-1), superintendent, permits, plan and specification reproduction, job phone and pager, storage, trash hauling and dumping, general cleanup, first aid safety, small tools and expendable, final clean-up, insurance, field coordinator, site services and miscellaneous equipment. The Tenant Improvements will be constructed on an open book basis. Tenant will be permitted to review and audit, at its expense, the Landlord’s records with respect to the Tenant Improvement Costs. Those records will include documents similar to the AIA Application and Certificate for Payment which will allocate the Tenant Improvement Costs to the line items identified on that Application. Such audit must be completed, if at all, within one hundred and fifty (150) days of Substantial Completion. If Landlord agrees with the result of that audit, the Tenant Improvement Cost charged to Tenant shall be the Tenant Improvement Cost so determined pursuant to that audit. If Landlord disagrees with such audit results, the parties will resolve such disagreement pursuant to Section 2.9 hereof and, pending resolution of such arbitration, the Tenant Improvement Cost charged to Tenant will be the amount originally proposed by Landlord. Upon completion of such arbitration, the Tenant Improvement Cost finally charged to Tenant will be the amount determined by reason of such arbitration, with appropriate refunds or additional payments to be made within fifteen (15) business days of the completion of the audit. Tenant shall be responsible for Landlord’s costs arising out of delays in completing the Tenant Improvements caused by Tenant making revisions to the Final Tenant Improvement Plans once they have been approved by the Landlord or arising out of any other delay of Tenant in the performance of its obligations under Article II. In the event Tenant orders any long lead time items that would delay Substantial Completion of the Tenant Improvements, such delay shall be deemed a delay by Tenant. “Long lead time items” shall mean items required to complete the Tenant Improvements that may delay Substantial Completion due to causes such as an extended length of time necessary for the supplier to manufacture same or due to a lengthy shipping time. Landlord will advise Tenant if Landlord believes Tenant has ordered long lead time items.

If Tenant desires to make revisions to the Final Tenant Improvement Plans after Tenant approves the Final Tenant Improvement Plans, Tenant will notify Landlord of such proposed revisions. If Landlord approves the revisions, Tenant will cause the T.I. Architect to revise the Final Tenant Improvement Plans accordingly and will deliver the same to Landlord. Landlord will notify Tenant of the resulting cost increase (or decrease) of Tenant’s Improvements and the anticipated delay in completing the Tenant’s Improvements caused by such revisions, if any. Tenant will approve or disapprove the increased cost and delay within ten (10) business days after Landlord notifies Tenant of the additional cost and delay. If Tenant fails to notify Landlord of its approval or disapproval of the additional cost and delay within the ten (10) business day period, Tenant will be deemed to have disapproved the additional cost or delay. If Tenant disapproves, in writing, the additional cost or delay, Tenant will be deemed to have withdrawn its proposed revisions to the Final Tenant Improvement Plans. If the Tenant approves the additional cost and delay, then the Final Tenant Improvement Plans (and the defined term “Tenant Improvements”) will be deemed amended to include the requested changes, and the Target Commencement Date will be deemed adjusted by the delay occasioned by such revisions.

Section 2.3 Excused Delay.

Any delay which is caused or contributed to by act or failure to act of Tenant or those acting for or under Tenant (including, without limitation, delays in approval of plans and specifications or other material selections beyond the time periods required hereby, delays in submission of the Final Fit Plan or the Final Tenant Improvement Plans and delays occasioned by change orders requested and approved by Tenant), labor disputes, casualties, acts of God or the public enemy, governmental embargo restrictions, shortages of fuel, labor, or building materials, action or non-action of public utilities, or of local, state or federal governments affecting the work, or other causes beyond Landlord’s reasonable control, shall constitute “Excused Delay”. Landlord shall use commercially reasonable efforts to notify Tenant of an event of Excused Delay within thirty (30) days of the occurrence of such an event.

Section 2.4 Possession of Demised Premises.

Except as herein provided (e.g. in cases of events of Excused Delay caused by Tenant, its contractors, agents or employees), Tenant shall not be liable to Landlord for the payment of Basic Rent or the payment of any other obligation to be paid by Tenant under this Lease nor shall Tenant have any right to possession or use of the Demised Premises until the date upon which the Landlord’s Improvements and the Tenant Improvements are “Substantially Completed” (as such phrase is defined in Section 2.5 hereof). The date of Substantial Completion shall be the “Commencement Date”. If Tenant occupies any portion of the Demised Premises prior to Substantial Completion, the terms of this Lease shall apply to such occupancy or use of the Demised Premises by Tenant.

Subject to the provisions of Section 3.1B with respect to Rental Abatement, Basic Rent and the payment of other obligations to be paid by Tenant shall commence on the date which is sixty one (61) days after the Commencement Date. The failure of Tenant to take possession of or to occupy the Demised Premises after the Commencement Date shall not serve to relieve Tenant of said obligations or delay payments by Tenant to Landlord.

Subject to this Section 2.4, Tenant, its consultants (including the Consultant) may have access to the Demised Premises (“Early Access”) for the first sixty-one (61) days following the Commencement Date (the “Early Occupancy Period”) solely for the purpose of installing and testing its machinery, equipment, fixtures and other personal property thereon (the “FF & E”) and not for the purpose of conducting its business therefrom or for any other purpose. However, as a condition precedent to such right of access, Tenant shall first meet with Landlord in order to establish reasonable arrangements for the coordination between Landlord’s work pursuant to this Lease and Tenant’s installation and testing work as aforesaid. Tenant shall contact Landlord to arrange such a meeting, and Landlord shall cooperate with Tenant in regard thereto. Following such meeting and the establishment of such coordination of work arrangements, Tenant shall have the aforesaid access, and Landlord and Tenant shall cooperate with one another to permit such access. In connection with any such access and installations by Tenant, Tenant shall not interfere with the completion of construction or occasion any labor dispute as a result of such installations. Tenant hereby agrees to assume all risk of loss or damage to such FF & E, and to indemnify, defend and hold harmless Landlord from any loss or damage to such FF & E, and all liability, loss or damage arising from any injury to the property of Landlord, or its contractors, subcontractors or materialmen, and any death or personal injury to any person or persons to the extent proximately caused by such access or installations, except for liability, loss or damage proximately caused by Landlord’s gross negligence or intentional acts. Further, if Tenant fails to request or delays a request for the required coordination meeting, neither the Commencement Date nor Tenant’s obligations to pay Rent hereunder, shall be delayed.

Anything in this Lease to the contrary notwithstanding other than Section 2.11, Landlord shall not be liable for any direct, indirect, special or consequential damages resulting from any delay in Substantial Completion.

Section 2.5 Substantial Completion.

Landlord shall diligently proceed with the construction of the Landlord’s Improvements and Tenant Improvements and, subject to Excused Delay, “Substantially Complete” (as herein defined) the same and deliver possession thereof to Tenant on or about October 1, 1999 (but not prior to October 1, 1999) the “Target Commencement Date.” The Landlord’s Improvements and Tenant’s Improvements shall be considered “Substantially Completed” at such time as (a) all such Improvements have been substantially completed in accordance with the Final Plans and Specifications (and the Final Tenant Improvement Plans); (b) the Landlord has certified that fact to Tenant; and (c) the Landlord has obtained a permanent or temporary Certificate of Occupancy from the City of Plymouth (the “City”), for the Demised Premises, provided, however, that if the City will not issue the Certificate of Occupancy because the Tenant Improvements were not (in the City’s judgment) designed in compliance with applicable building codes, the issuance of a Certificate of Occupancy will not be a requirement of Substantial Completion. Within thirty (30) days following the Commencement Date, the parties will execute an Amendment to this Lease confirming the Commencement Date.

Section 2.6 Tenant’s Acceptance of Demised Premises.

At least five (5) days prior to the Commencement Date, but in any event prior to the Tenant’s right of Early Access, Landlord and Tenant shall agree upon those items in the Improvements which are incomplete (the “Punchlist Items”). Landlord shall immediately commence work on the Punchlist Items and shall complete the same within sixty (60) days following agreement upon the Punchlist Items unless any such Punchlist Items cannot reasonably be completed within such sixty (60) day period, in which event Landlord shall commence to complete such Punchlist Items during said sixty (60) day period and shall thereafter diligently and continuously pursue same to completion. The acceptance of possession by Tenant shall be deemed conclusively to establish that the Demised Premises, and all Improvements, have been Substantially Completed, subject to any Punchlist Items; provided, however, that Tenant may supplement the punch list by identifying Punch List Items which Tenant establishes were deficiencies in the Improvements as of the date of Substantial Completion, so long as such supplemental Punch List Items are identified for Landlord within 120 days following Substantial Completion. Landlord will complete said supplemental Punch List Items within sixty (60) days, or such longer period as may be reasonably required.

Section 2.7 Repair and Maintenance.

Save and except for the one-year guaranty against defective items occasioned by poor workmanship and/or materials referred to in Section 2.8, the Punchlist Items referred to in Section 2.6, and the Landlord Items referred to in Section 8.1, Tenant shall, from and after the Commencement Date, have and hold the Demised Premises as the same shall then be without any liability or obligation on the part of Landlord for making any alterations, improvements or repairs of any kind in or about the Demised Premises for the Term of this Lease, or any extension or renewal thereof, and Tenant agrees to maintain the Demised Premises and all parts thereof in a good and sufficient state of repair as required by the provisions of this Lease.

Section 2.8 Construction Guaranty.

Landlord guarantees the Improvements against defective workmanship and/or materials for a period of one year from the date of Substantial Completion. The foregoing guaranty will not extend to matters governed by the “Y2K Provision” (as defined in Section 2.10). Landlord agrees, at its sole cost and expense, to repair or replace any defective item occasioned by poor workmanship and/or materials during said one-year period. Performance of such one-year guaranty shall be Landlord’s sole and exclusive obligation with respect to defective workmanship and/or materials, and Tenant’s rights to enforce such one-year guaranty shall be Tenant’s sole and exclusive remedy against Landlord with respect to such defective workmanship and/or materials in limitation of any contract, warranty or other rights, whether express or implied, that Tenant may otherwise have under applicable law.

Upon expiration of the one year guaranty of Landlord, Landlord will assign to Tenant, without recourse, any unexpired warranties received by Landlord from subcontractor or materialmen. Landlord will cooperate, at Tenant’s expense, in Tenant’s enforcement of any such warranties. Landlord will obtain a twenty (20) year manufacturer’s warranty on the roof membrane. Other warranties with a term in excess of one (1) year which are to be obtained by Landlord are identified on Exhibit “F” (the “Warranties”).

Section 2.9 Resolution of Construction-Related Disputes.

In the event of any dispute pertaining directly to the parties’ respective obligations under this Article II, such dispute shall be submitted to binding arbitration in accordance with the following provisions; provided, however, that prior to submission to arbitration, representative of the Landlord and the Tenant, with full settlement authority, will be required to meet on at least two occasions, with appropriate consultants or other advisors, and shall make a good faith effort to resolve any such dispute; provided further, that if such meetings do not occur within thirty (30) days of demand by one of the parties, or if such meetings do occur and the dispute is not resolved , the arbitration shall nonetheless proceed. All delays occasioned by such arbitration shall constitute Excused Delay.

(a) Qualification of Arbitrators. In each case where it shall become necessary to resort to arbitration, all arbitrators appointed by or on behalf of either party or appointed pursuant to the provisions of this Section 2.8 (i) at the time of their appointment, shall have not less than ten (10) years of experience as developers or contractors of facilities substantially similar to the Improvements which are the subject to the dispute; (ii) at the time of their appointment, shall be devoting all or substantially all of their professional time to such development or contracting activities; and (iii) shall in all respects be impartial and disinterested with regard to the subject dispute.

(b) Selection of Arbitrators: Procedures. The party desiring the arbitration shall give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person which such party has designated to act as an arbitrator. Within twenty (20) days after the delivery of such notice, the other party shall give written notice to the party desiring the arbitration, specifying the name, address and professional qualifications of the person which such other party has designated to act as an arbitrator. The dispute shall then promptly be presented to such two (2) arbitrators for resolution. If such two (2) arbitrators cannot agree on a resolution of the dispute within thirty (30) days after the delivery of the notice appointing the second arbitrator, then such two (2) arbitrators shall select a third arbitrator within the next ten (10) days. The dispute shall then promptly be presented to all three (3) arbitrators, and the arbitrators’ decision (being the decision of a majority to them) shall be given within thirty (30) days after the selection of the third arbitrator. Each party shall pay the fees and expenses of the arbitrator designated by it, and the fees and expenses of the third arbitrator shall be borne equally by both parties. If the party receiving a request for arbitration (i.e., the other party from the party desiring the arbitration) fails to appoint an arbitrator within the time period specified above, or if the two (2) arbitrators so selected cannot agree on a third arbitrator within the time period specified above, then either party, on behalf of both parties, may request such designation or appointment by application to the chief judge of the state trial court in the county and state in which the Demised Premises are located, upon ten (10) days’ prior written notice to the other party. The arbitrators shall have all rights and powers conferred by the Uniform Arbitration Act of the state in which the Demised Premises are located and, except as otherwise provided herein, the arbitration proceedings shall be carried on and governed by such Act.

Section 2.10 Millennium Compliant.

Landlord will use commercially reasonable efforts to cause its subcontractors for elevator, fire and life safety, energy management and HVAC to include, in their subcontracts, provisions substantially the same as the provisions contained in Exhibit “H” (the “Y2K Provision”). Landlord will have no liability for any claimed failure of any portion of the Improvements to comply with the Y2K Provision nor will Landlord have liability for failure to obtain such provision in its various subcontracts. The Landlord’s Guaranty, set forth in Section 2.8, will not extend to matters addressed in the Y2K Provision. Landlord will assign any claim it may have against its subcontractors for claimed violation of the Y2K Provision to the Tenant.

Section 2.11 Liquidated Damages.

In the event that Substantial Completion has not occurred by October 1, 1999 (as that date is extended by reason of Excused Delay), then, as Tenant’s sole and exclusive remedy, the Tenant will receive the following additional Rent Abatements as liquidated damages.

2.11.1 The Basic Rent abatement period which is set forth in Subsection 3.1(B) (a) and the Additional Rent abatement period which is set forth in Subsection 3.1(B) (b) and (c) will be extended by the number of days calculated in Subsection 2.11.2, below.

2.11.2 The number of days of additional Rent abatement (as contemplated in Subsection 2.11.1) will be calculated as follows:

(i) The “Delay Period” will be the number of days commencing on October 1, 1999 and continuing until the day before the date of Substantial Completion;

(ii) The number of days of Excused Delay will be subtracted from the Delay Period;

(iii) The number of days during the period resulting from the calculation in (ii) above during which the Demised Premises may reasonably be used by the Tenant for the purposes contemplated by the

Early Access provisions of Section 2.4 (and provided Tenant has been given at least five (5) days notice of such fact) will be subtracted from the period resulting from the calculation in (ii) above. The resulting number of days will be the number of days by which the Base Rent and Additional Rent abatement period will be extended, as set forth in Subsection 2.11.1

ARTICLE III

BASIC RENT

Section 3.1 Basic Rent.

In consideration of the leasing of the Demised Premises and the construction of the Landlord’s Improvements and Tenant Improvements referred to in Article H hereof, Tenant covenants to pay Landlord, without previous demand therefor and without any right of setoff or deduction whatsoever, at the office of Landlord at:

Until January 1, 1999: Opus Northwest, L.L.C. 700 Opus Center 9900 Bren Road East Minnetonka, MN 55343

After January 1, 1999 Opus Northwest, L.L.C. 10350 Bren Road West Minnetonka, MN 55343

or at such other place as Landlord may from time to time designate in writing, an annual rental for the Term of this Lease, sometimes herein referred to as “Basic Rent”. The Basic Rent hereunder shall be in addition to all Additional Rent and any and all other charges for which Tenant is obligated hereunder, and shall be as set forth in Section 3.1A hereof.

Section 3.1A Determination of Basic Rent.

(a) From the sixty second (62nd) day following the Commencement Date through and including the date preceding the sixty-seventh (67th) month following the Commencement Date, an annual Basic Rent in the amount of Two Million Forty Eight Thousand Seven Hundred Sixty and 00/100 Dollars ($2,048,760.00) per year, payable monthly, in advance, in equal installments of One Hundred Seventy Thousand Seven Hundred Thirty and 00/100 Dollars ($170,730.00); and

(b) Commencing on the first day of the sixty-seventh (67th) month following the Commencement Date and continuing through the balance of the Initial Term hereof, an annual Basic Rent in the amount of Two Million Three Hundred Four Thousand Eight Hundred Fifty Five and 00/100 Dollars ($2,304,855.00) per year, payable monthly, in advance, in equal installments of One Hundred Ninety Two Thousand Seventy One and 25/100 Dollars ($192,071.25).

If the Term of this Lease does not commence on the first day of a calendar month or end on the last day of a calendar month, the installment of Basic Rent for the partial calendar month at the commencement or the termination of the Term shall be prorated on the basis of the number of days of the Term within such calendar month.

Section 3.1B Rental Abatement.

Notwithstanding the terms of the foregoing Sections 3.1 and 3.1A, and provided that there is no uncured Event of Default hereunder, (a) there shall be no Basic Rent due for the period commencing on the date which is sixty one (61) days following the Commencement Date through and including the one hundred eighty third (183rd) day following the Commencement Date; (b) there shall be no Impositions due for the period commencing on the Commencement Date and continuing until the one hundred fifty-third (153rd) day following the Commencement Date except that Tenant shall pay all utilities (except garbage removal) as required by Section 7.1 for the period commencing on the Commencement date and continuing until the sixty-first (61st) day following the Commencement Date. Furthermore, and notwithstanding the provisions of this Lease to the contrary, Landlord will pay the costs of insurance required hereby allocable to the time period described in (b) above and Landlord will pay the costs, if any, of any third party management agreement (in an amount not to exceed the amount proposed to be charged by Normandale Properties, Inc. for the management of the Demised Premises pursuant to that certain proposal dated August 25, 1998), and property service agreements entered into by Tenant which are allocable to that time period.

Section 3.2 Basic Rent Adjustments.

Landlord and Tenant hereby acknowledge that Tenant is to receive (a) the benefit of the Tenant Improvement Allowance and (b) a “Moving Allowance” (the “Moving Allowance”) not to exceed $914,625.00 for actual, reasonable costs directly related to the following: (i) Tenant’s physical move from its existing facilities to the Demised Premises; (ii) telephone and computer cabling and connections in the Demised Premises; and (iii) consulting fees, architectural, design and engineering fees relating to the Demised Premises. The aforementioned costs shall hereinafter be referred to as the “Moving Costs”. Provided that there is no uncured Event of Default hereunder, the Moving Allowance shall be paid to Tenant within fifteen (15) days after the later of: (i) the Commencement Date, and (ii) Landlord’s receipt of full and final waivers of liens and contractors affidavits and statements, in such form as may be reasonably required by Landlord, from all parties performing labor or supplying materials or services for which Tenant is requesting reimbursement and showing that all of such parties have been compensated. In connection therewith, Tenant shall submit to Landlord a detailed breakdown of all of the costs for which Tenant is seeking reimbursement, together with such evidence of payment as is reasonably satisfactory to Landlord. If the Moving Costs exceed the Moving Allowance, Tenant shall have sole responsibility for the payment of such excess amount. If the Moving Costs are less than the Moving Allowance, Tenant shall not be entitled to any payment, credit or abatement of Basic Rent for such difference. Notwithstanding anything contained herein to the contrary, Tenant shall forfeit its right to payment of any portion of the Moving Allowance which has not been requested by Tenant (with appropriate documentation, as specified above) on or before the 150th day following the Commencement Date.

In the event Tenant does not utilize the entire Tenant Improvement Allowance to pay for the Tenant Improvements, then the annual Basic Rent for each full year of the Initial Term hereof shall be reduced by the product of 0.105 multiplied by the lesser of : (i) the unused portion of the Tenant Improvement Allowance or (ii) the sum of $548,775.00. The foregoing reduction to annual Basic Rent shall be prorated for any partial year based upon the ratio that the number of days in such partial year bears to 365. Once the parties have ascertained the foregoing reduction to Basic Rent, if any, Landlord shall prepare and the parties shall execute an amendment to this Lease memorializing the reduction to Basic Rent, as aforesaid. If the unused portion of the Tenant Improvement Allowance exceeds $548,775.00, then such excess unused amount (not to exceed $365,850.00) (the “Excess Amount”) shall be available to Tenant for use in making future alterations and improvements to the Demised Premises as set forth herein. The Excess Amount shall be made available to Tenant from time to time for the purposes of making future alterations and improvements to the Demised Premises for a period of twenty (20) months following the Commencement Date. Any portion of the Excess Amount which has not been utilized by Tenant as set forth herein by the expiration of twenty (20) months following the Commencement Date shall be deemed forfeited by Tenant and shall no longer be available to Tenant. The Excess Amount shall only be made available to Tenant for reimbursement for the Tenant’s actual, reasonable expenditures for architectural costs and expenses associated with alterations and improvements, and for the actual, reasonable expenditures for attached and permanent leasehold improvements within the Demised Premises. The Excess Amount shall not be available for payment of any costs not enumerated in the preceding sentence or for the cost of any fixtures, equipment, inventory or personal property.

Tenant may make up to four (4) requests (but no more frequently than one request per calendar quarter) for payment of all or any portion of the Excess Amount provided Tenant must furnish Landlord with full and final waivers of liens and contractors’ affidavits or statements, in such form as may be required by Landlord, showing that all of the said parties have been compensated in full and waiving all liens in connection with the Demised Premises. Tenant shall submit to Landlord a detailed breakdown of Tenant’s total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord. Landlord shall pay the requested portion of the Excess Amount within thirty (30) days of receipt of request thereof, provided that Tenant has provided the information required herein. All such alterations and improvements to the Demised Premises must be performed in accordance with all of the terms and conditions of this Lease, including, without limitation, the terms of Article XIX herein.

In addition to the adjustment to the Basic Rent, if any, provided for in the second paragraph of this Section 3.2, there shall be an additional adjustment to annual Basic Rent in the event: (i) Tenant elects to modify the specifications with respect to the “Indirect Lighting” (as defined in Section 6102-Lighting of the Outline Plans And Specifications); and (ii) such modification results in a change in the cost of the Indirect Lighting so that the premium cost of the Indirect Lighting above the base building parabolic lighting as finally installed is other than $577,500.00. In the event Tenant requests a modification to these specifications, Landlord shall calculate the increased cost or savings resulting from such modification, and the annual Basic Rent for each full year of the Initial Term hereof shall be adjusted by the product of the increased cost, or the savings, as the case may be, multiplied by 0.105. The foregoing increase or reduction (as the case may be) to annual Basic Rent shall be prorated for any partial year based upon the ratio that the number of days in such partial year bears to 365.1

If the Tenant elects to reduce the area of the Building using Indirect Lighting to less than 150,000 square feet, Landlord will provide standard parabolic lighting to that portion of the 150,000 square feet not covered by Indirect Lighting, all at no additional cost to Tenant. Once Landlord has calculated the increase or decrease in Basic Rent, as aforesaid, Landlord shall prepare and the parties shall execute an amendment to this Lease memorializing such increase or decrease.

Section 3.3 Additional Rent.

The Basic Rent shall be absolutely net to Landlord so that this Lease shall yield, net to Landlord, the Basic Rent specified in Section 3.1A in each year of the Term of this Lease and that all Impositions, insurance premiums, utility charges, maintenance, repair and replacement expenses (other than those required hereunder to be paid by Landlord), payments or charges under covenants, conditions and restrictions now or hereafter of record, all expenses relating to compliance with laws, and all other costs,

[1]

For example, if the change in the Indirect Lighting specifications results in a $50,000.00 cost savings, then the annual Basic Rent will be reduced by $5,250.00 (being the product of (i) $50,000.00 multiplied by (ii) 0.105). If the change in the Indirect Lighting specifications results in a $50,000.00 cost increase, then the annual basic rent will be increased by $5,250.00 (being the product of (i) $50,000.00 multiplied by (ii) 0.105.

fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Demised Premises (excepting only Landlord’s portion of the proration of real estate taxes and special assessments for the first and last years of the Term of this Lease referred to in Section 5.1 and certain taxes of Landlord referred to in the last sentence of Section 5.3 of this Lease) which may arise or become due during the Term or by reason of events occurring during the Term shall be paid or discharged by Tenant, at Tenant’s sole cost and expense. The obligations of the parties with respect to the payment for the costs related to Landlord Items is controlled by Section 8.7 and not by the immediately preceding sentence. In the event Tenant fails to pay or discharge any imposition, insurance premium, utility charge, maintenance repair or replacement expense which it is obligated to pay or discharge, Landlord may, but shall not be obligated to pay the same, and in that event Tenant shall immediately reimburse Landlord therefor and pay the same as additional rent (all charges payable by Tenant other than Basic Rent, however denoted, are hereinafter collectively referred to as “Additional Rent”), and Tenant hereby agrees to indemnify, defend and save Landlord harmless from and against such impositions, insurance premiums, utility charges, maintenance, repair and replacement expenses, all expenses relating to compliance with laws, and all other costs, fees, charges, expenses, reimbursements and obligations referred to above. Basic Rent and Additional Rent are sometimes hereinafter collectively referred to as “Rent”.

Section 3.4 Delinquent Payments.

All payments of Basic Rent and Additional Rent shall be payable without previous demand therefor and without any right of setoff or deduction whatsoever, and in case of nonpayment of any item of Additional Rent by Tenant when the same is due, Landlord shall have, in addition to all its other rights and remedies, all of the rights and remedies available to Landlord under the provisions of this Lease or by law in the case of nonpayment of Basic Rent. The performance and observance by Tenant of all the terms, covenants, conditions and agreements to be performed or observed by Tenant hereunder shall be performed and observed by Tenant at Tenant’s sole cost and expense. Any installment of Basic Rent or Additional Rent or any other charges payable by Tenant under the provisions hereof which shall not be paid when due or within ten days thereafter shall bear interest at an annual rate equal to five percentage points per annum in excess of the published “prime rate” or “base rate” of interest charged by Norwest Bank Minnesota, NA (or similar institution if said Bank shall cease to exist or to publish such a prime rate) from the date when the same is due hereunder until the same shall be paid, but in no event in excess of the maximum lawful rate permitted to be charged by Landlord against Tenant. Said rate of interest is sometimes hereinafter referred to as the “Maximum Rate of Interest”.

In addition, any installment of Basic Rent or Additional Rent or any other charges payable by Tenant under the provisions hereof which shall not be paid when due and which remain unpaid ten days thereafter shall be subject to a late payment fee of four percent (4%) of the unpaid amount. Tenant acknowledges that Tenant’s failure to pay Basic Rent or Additional Rent when due may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. The parties agree that the late charge specified above represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment and acceptance of such late charge does not constitute a waiver of Tenant’s default or limit any other remedy of Landlord. The late charge shall be deemed to be Additional Rent and the right to require it shall be in addition to all of Landlord’s rights and remedies hereunder or at law.

Section 3.5 Independent Obligations.

Any Term or provision of this Lease to the contrary notwithstanding, the covenants and obligations of Tenant to pay Basic Rent and Additional Rent hereunder shall be independent from any obligations, warranties or representations, express or implied, if any, of Landlord herein contained.

ARTICLE IV

USE OF DEMISED PREMISES

Section 4.1 Permitted Use.

The Demised Premises shall be used for office, storage, assembly (“Assembly”) and accessory uses only, and for no other use without Landlord’s consent. Notwithstanding anything contained in this Lease to the contrary, in no event shall more than 38,000 square feet of the Building be devoted to Assembly. Tenant shall not use or occupy the same, or permit them to be used or occupied, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto, or in any manner which would violate any certificate of occupancy affecting the same, or which would make void or voidable any insurance then in force with respect thereto or which would make it impossible to obtain fire or other insurance thereon required to be furnished hereunder by Tenant, or which would cause structural injury to the improvements or cause the value or usefulness of the Demised Premises, or any portion thereof, substantially to diminish (reasonable wear and tear excepted), or which would constitute a public or private nuisance or waste or would violate any Hazardous Materials Laws (as defined in Section 9.5), and Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use.

Section 4.2 Preservation of Demised Premises.

Tenant shall not use, suffer, or permit the Demised Premises, or any portion thereof, to be used by Tenant, any third party or the public in such manner as might, in Landlord’s reasonable judgment, to impair Landlord’s title to the Demised Premises, or any portion thereof, or in such manner as might, in Landlord’s reasonable judgment, make possible a claim or claims of adverse usage or adverse possession by the public, as such, or third persons, or of implied dedication of the Demised Premises, or any portion thereof. Nothing in this Lease contained and no action or inaction by Landlord shall mean that Landlord has granted to Tenant any right, power or permission to do any act or make any agreement that may create, or give rise to or be the foundation for any such right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Demised Premises.

Section 4.3 Acceptance of Demised Premises.

Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Demised Premises or the Building or with respect to the suitability or fitness of either for the conduct of Tenant’s business or for any other purpose and, subject to Landlord’s obligations set forth in Sections 2.1, 2.7 and 2.8 above, Tenant accepts the Demised Premises in the condition thereof on the Commencement Date. Tenant shall comply with any recorded covenants, conditions and restrictions affecting the Demised Premises and the Building as of the commencement of the Lease or which, following Tenant’s approval thereof, are recorded during the Term of this Lease.

ARTICLE V

PAYMENT OF TAXES AND ASSESSMENTS

Section 5.1 Payment of Impositions.

Tenant covenants and agrees that, subject to Tenant’s right to contest the same under Section 5.2, it will pay during the Term, as Additional Rent, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all real estate taxes, special assessments (including installments of currently levied assessments which are payable during the Term), water rates and charges, sewer rates and charges, including any sum or sums payable for present or future sewer or water capacity, charges for public utilities, street lighting, excise levies, licenses, permits, inspection fees, other governmental charges, payments or charges under covenants, conditions and restrictions now or hereafter of record, and all other charges of whatsoever kind and nature (including costs, fees, and expenses of complying with any restrictive covenants or similar agreements to which the Demised Premises are, as of the date hereof, subject) incurred in the use, occupancy, ownership, operation, leasing or possession of the Demised Premises, without particularizing by any known name or by whatever name hereafter called, and whether any of the foregoing be general or special, ordinary or extraordinary, foreseen or unforeseen (all of which are sometimes herein referred to as “Impositions”), which at any time during the Term may have been or may be assessed, levied, confirmed, imposed upon, or become a lien on the Demised Premises, or any portion thereof, or any appurtenance thereto, rents or income therefrom, and such easements or rights as may now or hereafter be appurtenant or appertain to the use of the Demised Premises. Impositions will not include any sum included in the Cost of the Work, as identified on        Exhibit “B-1”.

Tenant shall pay all special (or similar) assessments for public improvements or benefits which are currently levied or are levied or become a lien on the Demised Premises during the Term; provided, however, that if by law any special assessment is payable (without default) or, at the option of Landlord, may be paid (without default) in installments (whether or not interest shall accrue on the unpaid balance of such special assessment), Tenant may pay the same, together with any interest accrued on the unpaid balance of such special assessment, in installments as the same respectively become payable and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and the interest thereon. Tenant shall pay all special assessments or installments thereof (including interest accrued thereon), whether heretofore or hereafter laid, assessed, levied or imposed upon the Demised Premises, or any portion thereof, which are due and payable during the Term. Landlord shall pay all installments of special assessments (including interest accrued on the unpaid balance) which are due and payable prior to the Commencement Date and after the Termination Date. Tenant shall pay all real estate taxes, whether heretofore or hereafter levied or assessed upon the Demised Premises, or any portion thereof, which are due and payable during the Term. Landlord shall pay all real estate taxes which are due and payable prior to the Commencement Date. Notwithstanding the foregoing, Landlord shall pay that portion of the real estate taxes and installments of special assessments due and payable in respect to the Demised Premises during the year the Term commences and the year in which the Term ends which the number of days in said year not within the Term bears to three hundred sixty-five (365), and Tenant shall pay the balance of said real estate taxes and installments of special assessments during said years.

Section 5.2 Tenant’s Right to Contest Impositions.

Tenant shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted, but only after payment of such Imposition (or provision of security therefor) reasonably acceptable to Landlord, unless such payment, or a payment thereof under protest, would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions of Section 5.1 hereof, Tenant may postpone or defer payment of such Imposition if (a) neither the Demised Premises nor any portion thereof would, by reason of such postponement or deferment, be in danger of being forfeited or lost, and (b) Tenant shall have deposited with Landlord cash or a certificate of deposit or other security acceptable to Landlord in the amount of the Imposition so contested and unpaid, together with all interest and penalties which may accrue, in Landlord’s reasonable judgment, in connection therewith, and all charges that may or might be assessed against or become a charge on the Demised Premises, or any portion thereof, during the pendency of such proceedings. If, during the continuance of such proceedings, Landlord shall, from time to time, reasonably deem the amount deposited, as aforesaid, insufficient, Tenant shall, upon demand of Landlord, make additional deposits of such additional sums of money or such additional certificates of deposit as Landlord may reasonably request. Upon failure of Tenant to make such additional deposits, the amount theretofore deposited may be applied by Landlord to the payment, removal and discharge of such Imposition, and the interest, fines and penalties in connection therewith, and any costs, fees (including attorneys’ fees) and other liability (including costs incurred by Landlord) accruing in any such proceedings.

Upon the termination of any such proceedings, Tenant shall pay the amount of such Imposition or part thereof, if any, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, including attorneys’ fees, interest, penalties, fines and other liability in connection therewith, and upon such payment Landlord shall return all amounts or certificates deposited with it with respect to the contest of such Imposition, as aforesaid, or, at the written direction of Tenant, Landlord shall make such payment out of the funds on deposit with Landlord and the balance, if any, shall be returned to Tenant.

Tenant shall be entitled to the refund of any Imposition, penalty, fine and interest thereon received by Landlord which have been paid by Tenant or which have been paid by Landlord but for which Landlord has been previously reimbursed in full by Tenant. Landlord shall not be required to join in any proceedings referred to in this Section 5.2 unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in Landlord’s name upon compliance with such conditions as Landlord may reasonably require. Landlord shall not ultimately be subject to any liability for the payment of any fees, including attorneys’ fees, costs and expenses in connection with such proceedings (referred to in this Section 5.2). Tenant agrees to pay all such fees, costs and expenses or, on demand, to make reimbursement to Landlord for such payment. During the time when any such certificate of deposit or other security is on deposit with Landlord, and prior to the time when the same is returned to Tenant or applied against the payment, removal or discharge of Impositions, as above provided, Tenant shall be entitled to receive all interest paid thereon, if any. If the deposit held by Landlord can be placed in an interest bearing account, Landlord will do so.

Section 5.3 Levies and Other Taxes.

If, at any time during the Term of this Lease, any method of taxation shall be such that there shall be levied, assessed or imposed on Landlord, or on the Basic Rent or Additional Rent, or on the Demised Premises or on the value of the Demised Premises, or any portion thereof, a capital levy, sales or use tax, gross receipts tax, transaction privilege tax, rent tax or other tax on the rents received therefrom, or a franchise tax, or an assessment, levy or charge measured by or based in whole or in part upon such rents or value, Tenant covenants to pay and discharge the same, it being the intention of the parties hereto that the rent to be paid hereunder shall be paid to Landlord absolutely net without deduction or charge of any nature whatsoever foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind or description, except as in this Lease otherwise expressly provided. Nothing in this Lease contained shall require Tenant to pay any municipal, state or federal net income or excess profits taxes assessed against Landlord, or any municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation franchise taxes imposed upon any corporate owner of the fee of the Demised Premises.

Section 5.4 Evidence of Payment.

Tenant covenants to furnish Landlord, within thirty (30) days after the date upon which any Imposition or other tax, assessment, levy or charge is payable by Tenant, official receipts of the appropriate taxing authority, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of the same. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition or other tax, assessment, levy or charge may be relied upon by Landlord as sufficient evidence that such Imposition or other tax, assessment, levy or charge is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

Section 5.5 Escrow for Taxes and Assessments.

At Landlord’s written demand, Tenant shall pay to Landlord the known or estimated yearly real estate taxes and assessments payable with respect to the Demised Premises in monthly payments equal to one-twelfth of the known or estimated yearly real estate taxes and assessments next payable with respect to the Demised Premises. From time to time Landlord may re-estimate the amount of real estate taxes and assessments, and in such event Landlord shall notify Tenant, in writing, of such re-estimate and fix future monthly installments for the remaining period prior to the next tax and assessment due date in an amount sufficient to pay the re-estimated amount over the balance of such period after giving credit for payments made by Tenant on the previous estimate. If the total monthly payments made by Tenant pursuant to this Section 5.5 shall exceed the amount of payments necessary for said taxes and assessments, such excess shall be credited on subsequent monthly payments of the same nature; but if the total of such monthly payments so made under this paragraph shall be insufficient to pay such taxes and assessments when due, then Tenant shall pay to Landlord upon demand such amount as may be necessary to make up the deficiency. Payment by Tenant of real estate taxes and assessments under this Section 5.5 shall be considered as performance of such obligation under the provisions of Section 5.1 hereof. Landlord agrees not to request such monthly deposits from Tenant so long as both of the following conditions are true: (i) Tenant has not defaulted in its obligation to timely pay Rent hereunder; and (ii) Landlord’s mortgage lender does not require Landlord to make such monthly deposits. If such monthly deposits are required by Landlord because Landlord’s mortgage lender has required Landlord to make such monthly deposits, then Landlord will use commercially reasonable efforts to obtain agreement from said mortgage lender to hold said monthly deposits in an interest bearing account. In such event, all interest earned on said monthly deposits will be credited to Tenant.

Section 5.6 Landlord’s Right to Contest Impositions.

In addition to the right of Tenant under Section 5.2 to contest the amount or validity of Impositions, Landlord shall also have the right, but not the obligation, to contest the amount or validity, in whole or in part, of any Impositions not contested by Tenant, by appropriate proceedings conducted in the name of Landlord or in the name of Landlord and Tenant. If Landlord elects to contest the amount or validity, in whole or in part, of any Impositions, such contests by Landlord shall be at Landlord’s expense, provided, however, that if the amounts payable by Tenant for Impositions are reduced (or if a proposed increase in such amounts is avoided or reduced) by reason of Landlord’s contest of Impositions, Tenant shall reimburse Landlord for costs incurred by Landlord in contesting Impositions, but such reimbursements shall not be in excess of the amount saved by Tenant by reason of Landlord’s actions in contesting such Impositions.

ARTICLE VI

INSURANCE

Section 6.1 Tenant’s Casualty Insurance Obligations.

Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect during the Term, commencing upon the earlier of the Commencement Date or the date Tenant first enters the Demised Premises to conduct any work, policies of insurance covering the Improvements (other than insurance on Tenant’s personal property which shall be maintained by Tenant as provided for in Section 6.5 herein) constructed, installed or located on the Demised Premises naming the Landlord and any additional parties designated by Landlord, as additional insureds and/or loss payees (as specified by Landlord), against (a) loss or damage by fire; (b) loss or damage from such other risks or hazards now or hereafter embraced by an “Extended Coverage Endorsement”, including, but not limited to, windstorm, hail, explosion, vandalism, riot and civil commotion, damage from vehicles, smoke damage, water damage and debris removal; (c) loss for flood if the Demised Premises is in a designated flood or flood insurance area or is in a flood prone area; (d) loss for damage by earthquake; (e) loss from so-called explosion, collapse and underground hazards; and (f) loss or damage from such other risks or hazards of a similar or dissimilar nature which are now or may hereafter be customarily insured against with respect to improvements similar in construction, design, general location, use and occupancy to the Improvements. At all times, such insurance coverage shall be in an amount equal to one hundred percent (100%) of the then “full replacement cost” of the Improvements. “Full Replacement Cost” shall be interpreted to mean the cost of replacing the Improvements without deduction for depreciation or wear and tear, and it shall include a reasonable sum for architectural, engineering, legal, administrative and supervisory fees connected with the restoration or replacement of the Improvements in the event of damage thereto or destruction thereof. If a sprinkler system shall be located in the Improvements, sprinkler leakage insurance shall be procured and continuously maintained by Tenant at Tenant’s sole cost and expense. For the period prior to the Commencement Date, Landlord, at its sole cost and expense, shall maintain in full force and effect, on a completed value basis, insurance coverage on the Building on builder’s risk or other comparable coverage, as well as workers’ compensation insurance as required by law. All insurance obtained and maintained by Tenant pursuant to this Article VI shall at all times be subject only to such deductible amounts as may be reasonably acceptable to Landlord from time to time. Landlord acknowledges that a deductible of Ten Thousand and 00/100 Dollars ($10,000.00) per occurrence is currently acceptable, provided that Landlord retains the right to stipulate different deductibles from time to time in Landlord’s reasonable discretion.

Section 6.2 Tenant’s Liability and Other Insurance Coverage.

Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect the following insurance coverage commencing on the earlier of the Commencement Date or the date Tenant first enters the Demised Premises to conduct any work:

(a)

Comprehensive general liability insurance against any loss, liability or damage on, about or relating to the Demised Premises, or any portion thereof, with limits of not less than Five Million Dollars ($5,000,000.00) combined single limit, per occurrence and aggregate, coverage on an occurrence basis. Any such insurance obtained and maintained by Tenant shall name Landlord and any additional parties designated by Landlord as additional insureds therein and shall be obtained and maintained from and with a reputable and financially sound insurance company authorized to issue such insurance in the state in which the Demised Premises are located and reasonably satisfactory to Landlord. Such insurance shall specifically insure (by contractual liability endorsement) Tenant’s indemnification obligations provided in this Lease, including, without limitation, those under Section 20.3.

(b)

Boiler and pressure vessel (including, but not limited to, pressure pipes, steam pipes and condensation return pipes) insurance, provided the Building contains a boiler or other pressure vessel or pressure pipes. Landlord and any additional parties designated by Landlord shall be named as additional insureds in such policy or policies of insurance.

(c)

Such other insurance and in such amounts as may from time to time be reasonably required by Landlord, against other insurable hazards which at the time are commonly insured against in the case of similar premises and/or buildings or improvements in the Twin Cities area.

The insurance set forth in this Section 6.2 shall be maintained by Tenant at not less than the limits set forth herein until reasonably required to be changed from time to time by Landlord, in writing, whereupon Tenant covenants to obtain and maintain thereafter such protection in the amount or amounts so required by Landlord.

Section 6.3 Insurance Provisions.

All policies of insurance required by Section 6.1 shall provide that the proceeds thereof shall be payable exclusively to Landlord as loss payee and if Landlord so requests shall also be payable to any contract purchaser of the Demised Premises and the holder of any mortgages now or hereafter becoming a lien on the fee of the Demised Premises, or any portion thereof, as the interest of such purchaser or holder appears pursuant to a standard named insured or mortgagee clause. Tenant shall not, on Tenant’s own initiative or pursuant to request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1 hereof.

Each policy required under this Article VI (or the certificate provided to Landlord with respect to such policy) shall have attached thereto (a) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Landlord, and (b) an endorsement to the effect that the insurance as to the interest of Landlord shall not be invalidated by any act or neglect of Landlord or Tenant. All policies of insurance shall be written in companies reasonably satisfactory to Landlord and licensed in the state in which the Demised Premises are located. Such certificates of insurance shall be in a form reasonably acceptable to Landlord, shall be delivered to Landlord upon the earlier of the Commencement Date or the date Tenant first enters the Demised Premises to conduct any work and prior to expiration of such policy new certificates of insurance shall be delivered to Landlord not less than 15 days prior to the expiration of the then current policy term.

Section 6.4 Waiver of Subrogation.

Tenant shall cause to be inserted in the policy or policies of insurance required by this Article VI hereof (other than any automobile and workers’ compensation policies), a so called “Waiver of Subrogation Clause” as to Landlord. Tenant hereby waives, releases and discharges Landlord, its agents and employees from all claims whatsoever arising out of loss, claim, expense or damage or destruction covered or coverable by insurance required under this Article VI, notwithstanding that such loss, claim, expense or damage may have been caused by Landlord, its agents or employees, and Tenant agrees to look to the insurance coverage only in the event of such loss.

Section 6.5 Tenant’s Personal Property Insurance.

Tenant shall maintain insurance coverage (including loss of use and business interruption coverage) upon Tenant’s business and upon all personal property of Tenant or the personal property of others kept, stored or maintained on the Demised Premises against loss or damage by fire, windstorm or other casualties or causes for such amount as Tenant may desire, and Tenant agrees that such policies (other than any automobile and workers’ compensation policies) shall contain a waiver of subrogation clause as to Landlord.

Section 6.6 Unearned Premiums.

Upon expiration of the Term of this Lease, the unearned premiums upon any insurance policies or certificates thereof lodged with Landlord by Tenant shall, provided that Tenant has complied with all of the terms and conditions of Article XIII herein, as applicable, be payable to Tenant, provided that Tenant shall not then be in default in keeping, observing or performing the terms and conditions of this Lease.

Section 6.7 Blanket Insurance Coverage.

Nothing in this Article shall prevent Tenant from taking out insurance of the kind and in the amount provided for under the preceding paragraphs of this Article under a blanket insurance policy or policies (certificates thereof reasonably satisfactory to Landlord shall be delivered to Landlord) which may cover other properties owned or operated by Tenant as well as the Demised Premises; provided, however, that any such policy of blanket insurance of the kind provided for shall (a) specify therein the amounts thereof exclusively allocated to the Demised Premises or Tenant shall furnish Landlord and the holder of any fee mortgage with a written statement from the insurers under such policies specifying the amounts of the total insurance exclusively allocated to the Demised Premises, and (b) not contain any clause which would result in the insured thereunder being required to carry any insurance with respect to the property covered thereby in an amount not less than any specific percentage of the Full Replacement Cost of such property in order to prevent the insured therein named from becoming a co-insurer of any loss with the insurer under such policy; and further provided, however, that such policies of blanket insurance shall, as respects the Demised Premises, contain the various provisions required of such an insurance policy by the foregoing provisions of this Article VI.

Section 6.8 Failure of Tenant to Insure.

Notwithstanding any contrary language in this Lease, if Tenant fails to provide Landlord with evidence of insurance required hereby, Landlord may, but is not obligated to, without further demand upon Tenant and without waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance. In such event, Tenant will pay to Landlord, as Additional Rent, all expenses Landlord incurs obtaining such insurance. No such payment by Landlord relieves Tenant from any default under this Lease.

ARTICLE VII

UTILITIES

Section 7.1 Payment of Utilities.

Tenant will pay, when due, all charges of every nature, kind or description for utilities furnished to the Demised Premises after the Commencement Date, or chargeable against the Demised Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power or other public or private utility services.

Section 7.2 Additional Charges.

In the event that any charge or fee is required after the Commencement Date by the state in which the Demised Premises are located, or by any agency, subdivision or instrumentality thereof, or by any utility company furnishing services or utilities to the Demised Premises, as a condition precedent to furnishing or continuing to furnish utilities or services to the Demised Premises, such charge or fee shall be deemed to be a utility charge payable by Tenant. The provisions of this Section 7.2 shall include, but not be limited to, any charges or fees for present or future water or sewer capacity to serve the Demised Premises, any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide the Demised Premises with adequate utility services. In the event that Landlord has paid any such charge or fee after the date hereof, Tenant shall reimburse Landlord for such utility charge. If any such charge paid by Tenant is in the nature of a deposit with respect to the payment of future charges, Landlord will cooperate with Tenant’s effort to obtain a refund of that deposit following the termination of the Term of this Lease.

ARTICLE VIII

REPAIRS

Section 8.1 Tenant’s Repairs.

Save and except for the one-year guaranty against defective materials and workmanship provided in Section 2.8 hereof and the completion of the Punchlist Items provided in Section 2.6 hereof, Tenant, at its sole cost and expense, throughout the Term of this Lease, shall take good care of the Demised Premises; and shall keep the same in good order, condition and repair, and irrespective of such guaranty shall make and perform all routine maintenance thereof and (other than as set forth in Article XIII) all necessary repairs thereto, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, of every nature, kind and description; provided, however, that Tenant shall have no such obligation with respect to the structural elements and the foundations of the Demised Premises. The structural elements and foundations of the Demised Premises are collectively referred to as the “Landlord Items”. When used in this Article VIII, “repairs” shall include all necessary replacements, renewals, alterations, additions and betterments. All repairs made by Tenant shall be at least equal in quality and cost to the Improvements and shall be made by Tenant in accordance with all laws, ordinances and regulations whether heretofore or hereafter enacted. The necessity for or adequacy of maintenance and repairs shall be measured by the standards which are appropriate for improvements of similar construction, age and class, provided that Tenant shall in any event make all repairs necessary to avoid any structural damage or other damage or injury to the Improvements.

Section 8.2 Maintenance.

Tenant, at its sole cost and expense, shall take good care of and shall repair and maintain all driveways, pathways, roadways, sidewalks, curbs, parking areas, loading areas, landscaped areas, entrances and passageways on the Demised Premises (except for the Landlord Items) in good order and repair. Tenant shall, when, and to the extent consistent with the conditions in the area, remove accumulated snow, ice and debris from any and all driveways, pathways, roadways, sidewalk, curbs, parking areas, loading areas, entrances and passageways on the Demised Premises. Tenant shall keep all portions of the Demised Premises in a clean and orderly condition free of snow, ice, dirt, rubbish, debris and unlawful obstructions debris. Tenant shall keep the Demised Premises fit for human occupancy and use.

Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment and escalators and/or elevators and related equipment within or serving the Demised Premises. The maintenance contractor and the contract must be approved by Landlord, which approval will not be unreasonably withheld. The service contract must include all services recommended by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Demised Premises. The foregoing maintenance may be performed, in whole or part, by employees of Tenant provided that the level and scope of such maintenance is as required hereby.

Tenant acknowledges that the floors of the Building are to be constructed to withstand a uniformly distributed live load capacity per square foot as required by the applicable building codes, and Tenant represents and warrants that it will not at any time subject the floors of the Building or any part thereof to any load exceeding such capacity. Tenant agrees that it shall use all reasonable and prudent storage techniques including but not limited to, even distribution of weight loads. Without limiting

Tenant’s obligations for repair and maintenance set forth in this Article, Tenant shall, (following the expiration of Landlord’s construction warranty as set forth in Section 2.8), at all times repair and maintain the entire roof, roof membrane and structure and shall keep the same in a watertight condition. Tenant’s obligations under the foregoing sentence are subject to any specific provisions of the roof warranty referenced in Section 2.8. Other than as set forth in Article XXI, Tenant will not allow any person not authorized by Landlord to go upon the roof of the Building or any materials or equipment (including but not limited to any satellite or other communications equipment) to be placed upon the roof of the Building without prior written notice to Landlord, except as specified in Article XXI herein. At any time that any person goes upon such roof or any materials or equipment are placed upon such roof (except in connection with Tenant’s maintenance of Landlord permitted equipment located on the roof), Tenant shall allow Landlord or its agent the right to inspect and approve the expected life or integrity of the roof operation or procedure and shall not take any action affecting the roof or the roof warranty without Landlord’s written approval.

Section 8.3 Tenant’s Waiver of Claims Against Landlord.

Except for Landlord’s obligations set forth in this Lease, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Demised Premises or any Improvements. Subject to the provisions of this Lease, Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Demised Premises and all improvements hereafter erected thereon, and Tenant hereby waives any rights created by any law now or hereafter in force to make repairs to the Demised Premises or improvements hereafter erected thereon at Landlord’s expense. Subject to the provisions of this Lease, Tenant agrees that Landlord is not liable for, and Tenant waives, all claims against Landlord for any damage to Tenant’s property or business resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Demised Premises (other than Landlord Items), or any part of the Demised Premises (other than Landlord Items), (b) any equipment or appurtenances becoming out of repair, (c) any occurrence, act or omission of any of the Landlord or any other person. This Section applies especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas and by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures and applies regardless whether any such damage results from an act of God, the act or omission of other tenants or occupants of the Demised Premises or any other persons.

Section 8.4 Prohibition Against Waste.

Tenant shall not do or suffer any waste or damage, disfigurement or injury to the Demised Premises, or any Improvements hereafter erected thereon, or to the fixtures or equipment therein.

Section 8.5 Landlord’s Right to Effect Repairs.

In the event of an Event of Default by Tenant under this Article VIII, then Landlord may, if it so elects and following such notice as is reasonable under the circumstances, in addition to any other remedies provided herein, effect such repairs and maintenance. Any sums expended by Landlord in effecting such repairs and maintenance shall be due and payable, on demand, together with interest thereon at the Maximum Rate of Interest from the date of each such expenditure by Landlord to the date of repayment by Tenant.

Section 8.6 Misuse or Neglect.

Without limiting any of Tenant’s obligations hereinbefore set forth, Tenant shall be responsible for all repairs to the Demised Premises which are made necessary by any misuse or neglect by: (i) Tenant or any of its officers, agents, employees, contractors (other than Landlord), licensees or subtenants; or (ii) any visitors, patrons, guests or invitees of Tenant or its subtenant while in or upon the Demised Premises.

Section 8.7 Landlord Repairs.

Landlord will repair and maintain the Landlord Items in good order, condition and repair. Landlord will, in accordance with its customary accounting procedures as generally applied by Landlord to its business operations, calculate the expenses incurred by Landlord in so maintaining and repairing the Landlord Items after the expiration of the Landlord guaranty set forth in Section 2.8. Those expenses will not include the cost of any capital improvement to the Building (which capital costs will be paid by Landlord without reimbursement from Tenant) other than replacements required for normal maintenance and repair. The foregoing expenses will be invoiced to, and paid by, Tenant as incurred by Landlord and will constitute items of Additional Rent. Tenant agrees to give Landlord notice of any Landlord Item that requires repair or maintenance. Tenant agrees to provide Landlord with access to the Demised Premises in order to permit Landlord to perform repair and maintenance as required hereby.

ARTICLE IX

COMPLIANCE WITH LAWS AND ORDINANCES

Section 9.1 Compliance with Laws and Ordinances.

Tenant shall throughout the Term of this Lease, at Tenant’s sole cost and expense, promptly comply or cause compliance with or remove or cure any violation of any and all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal and other governmental bodies having jurisdiction over the Demised Premises, including, without limitation, those pertaining to indoor air quality, and the appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of the Board of Fire Underwriters where the Demised Premises are situated, or any other body now or hereafter constituted exercising lawful or valid authority over the Demised Premises, or any portion thereof, or the sidewalks, curbs, roadways, alleys, entrances or railroad track facilities adjacent or appurtenant thereto (if any), or exercising authority with respect to the use or manner of use of the Demised Premises, or such adjacent or appurtenant facilities, and whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change of governmental policy, or require structural or extraordinary repairs, alterations or additions by Tenant and irrespective of the costs thereof.

Section 9.2 Compliance with Permitted Encumbrances.

Tenant, at its sole cost and expense, shall comply with all Permitted Encumbrances, as they exist as of the date hereof or as they may be hereafter be supplemented or created so long as any such supplement or new Permitted Encumbrance is approved in writing by Tenant. Landlord shall have the right, following thirty (30) days’ notice to Tenant (except in the case of emergency), to cure any default or (subject to Tenant’s right to contest the same as set forth in Section 9.4) claimed default by Tenant under the Permitted Encumbrances (including any such supplements). Any sums expended by Landlord in such cure, together with interest at the Maximum Rate of Interest from the date of each such expenditure by Landlord to the date of repayment by Tenant, will be payable to Landlord as Additional Rent hereunder, said payments to be made within thirty (30) days of demand by Landlord. Tenant shall also comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Demised Premises and either required to be obtained by Tenant and maintained under the terms of Article VI hereof or of which Tenant has been given notice and shall comply with all development permits issued by governmental authorities issued in connection with development of the Demised Premises.

Section 9.3 Tenant’s Obligations.

Notwithstanding that it may be usual and customary for Landlord to assume responsibility and performance of any or all of the obligations set forth in this Article IX, and notwithstanding any order, rule or regulation directed to Landlord to perform

(but subject to Landlord’s obligations under Article II), Tenant hereby assumes such obligations because, by nature of this Lease, the rents and income derived from this Lease by Landlord are net rentals not to be diminished by any expense incident to the ownership, occupancy, use, leasing or possession of the Demised Premises or any portion thereof.

Section 9.4 Tenant’s Right to Contest Laws and Ordinances.

After prior written notice to Landlord, Tenant, at its sole cost and expense and without cost or expense to Landlord, shall have the right to contest the validity or application of any law or ordinance referred to in this Article IX in the name of Tenant or Landlord, or both, by appropriate legal proceedings diligently conducted but only if compliance with the terms of any such law or ordinance pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Demised Premises, or any portion thereof, and without subjecting Landlord or Tenant to any liability, civil or criminal, for failure so to comply therewith until the final determination of such proceeding; provided, however, if any lien, charge or civil liability would be incurred by reason of any such delay Tenant may nevertheless, on the prior written consent of Landlord, contest as aforesaid and delay as aforesaid. Landlord will not unreasonably withhold such consent provided that such delay would not subject Tenant or Landlord to criminal liability and Tenant (a) furnishes Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of any such contest or delay, (b) prosecutes the contest with due diligence and in good faith, and (c) agrees to indemnify, defend and hold harmless Landlord and the Demised Premises from any charge, liability or expense whatsoever related to such contest. The security furnished to Landlord by Tenant shall be in the form of a cash deposit or a certificate of deposit issued by a national bank or federal savings and loan association, payable to Landlord. Said deposit shall be held, administered and distributed in accordance with the provisions of Section 5.2 hereof relating to the contest of the amount or validity of any Imposition.

If necessary or proper to permit Tenant so to contest the validity or application of any such law or ordinance, Landlord shall, at Tenant’s sole cost and expense, including reasonable attorneys’ fees incurred by Landlord, execute and deliver any appropriate papers or other documents; provided, however, Landlord shall not be required to execute any document or consent to any proceeding which would result in the imposition of any cost, charge, expense or penalty on Landlord or the Demised Premises.

Section 9.5 Compliance with Hazardous Materials Laws.

Tenant shall, at all times and in all respects with respect to its activities on the Demised Premises, and with respect to any other activities which have an affect upon the Demised Premises, comply with all federal, state and local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, petroleum products, flammable explosives, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitation any “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any such laws, ordinances or regulations (collectively, “Hazardous Materials”).

Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Demised Premises, including, without limitation, discharge of (appropriately treated) materials or waste into or through any sanitary sewer system serving the Demised Premises. Notwithstanding the preceding sentence, the Landlord shall, at its expense, procure any such permits required for the construction of the Improvements. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials to be removed from the Demised Premises and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such Hazardous Materials and wastes. Tenant shall in all respects, handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Demised Premises in complete conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding the management of such Hazardous Materials. All reporting obligations to the extent imposed upon Tenant by Hazardous Materials Laws are solely the responsibility of Tenant. Upon expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials (to the extent such Hazardous Materials are generated, stored, released or disposed of on the Demised Premises during the Term of this Lease) to be removed from the Demised Premises (unless such removal is not permitted by Hazardous Materials Laws) and transported for use, storage or disposal in accordance and in compliance with all applicable Hazardous Materials Law. Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in, on, about or under the Demised Premises or in any Improvements situated on the Land, nor enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any way connected with the Demised Premises or the Landlord’s Improvements on the Land without first notifying Landlord of Tenant’s intention to do so and affording Landlord thirty (30) days to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto. In addition, at Landlord’s request, at the expiration of the Term of this Lease, Tenant shall remove all tanks or fixtures which were placed on the Demised Premises during the Term of this Lease and which contain, have contained or are contaminated with, Hazardous Materials.

Tenant shall immediately notify Landlord in writing of (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (b) any claim made or threatened by any person against Landlord, or the Demised Premises, relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Demised Premises or with respect to any Hazardous Materials removed from the Demised Premises, including, any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant shall also provide to Landlord, as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Demised Premises or Tenant’s use thereof. Upon written request of Landlord (to enable Landlord to defend itself from any claim or charge related to any Hazardous Materials Law), Tenant shall promptly deliver to Landlord lists of Hazardous Waste used by Tenant on the Demised Premises reflecting the legal and proper disposal of all such Hazardous Materials removed or to be removed from the Demised Premises. All such lists shall list the Tenant or its agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Landlord.

Section 9.6 Hazardous Material Representation by Landlord.

To Landlord’s knowledge as of the date hereof and as of the Commencement Date, Landlord is not aware of any Hazardous Materials which exist or are located on or in the Demised Premises, except as may be disclosed in that certain environmental site assessment prepared by Braun-Intertec, dated September 22, 1998. Further, Landlord represents to Tenant that; (i) to the best of its knowledge, Landlord has not caused the generation, storage or release of Hazardous Materials upon the Demised Premises, except in accordance with Hazardous Materials Laws, (ii) any Hazardous Materials located on the Demised Premises during construction of the Improvements will, by the Commencement Date, be removed therefrom in compliance with Hazardous Materials Laws; and (iii) the Improvements will contain no asbestos or asbestos-containing materials. Notwithstanding anything herein to the contrary, Landlord’s sole responsibility by reason of a violation of the provisions of this Section 9.6 shall be as follows. Landlord shall bear the entire cost related to responding to any directive, order, judgment or decree of any governmental, judicial or regulatory body or agency (“Agency Directive”) the purpose of which is to cause the Demised Premises to be brought into compliance with Hazardous Materials Laws; provided that such Agency Directive relates to the circumstances giving rise to a violation by Landlord of the provisions of this Section 9.6. In the absence of an Agency Directive, Landlord’s sole responsibility with respect to a violation of this Section 9.6 shall be to take such corrective action as is reasonably required in Landlord’s judgment to address and correct any health or safety issues which may be related to the circumstances giving rise to the violation of this Section 9.6.

Section 9.7 Cost of Compliance with Hazardous Materials Laws.

Provisions of Sections 9.5 and 9.6 notwithstanding, Tenant shall be responsible only for that part of the cost of compliance with Hazardous Materials Laws which relates to a breach by Tenant of the representations, warranties and covenants contained in this Lease to be kept and performed by Tenant, including but not limited to the covenants contained in Section 9.5. Landlord shall be responsible only for that part of the cost of compliance with Hazardous Materials Laws which relate to a breach by Landlord of the covenants contained in Section 9.6 of this Lease.

Section 9.8 Discovery of Hazardous Materials.

In the event (a) Hazardous Materials are discovered upon the Demised Premises, (b) Landlord has been given written notice of the discovery of such Hazardous Materials, and (c) pursuant to the provisions of Section 9.7, neither Landlord nor Tenant is obligated to pay the cost of compliance with Hazardous Materials Laws, then and in that event Landlord may voluntarily but shall not be obligated to agree with Tenant to take all action necessary to bring the Demised Premises into compliance with Hazardous Materials Laws at Landlord’s sole cost. In the event Landlord fails to notify Tenant in writing within thirty (30) days of the notice to Landlord of the discovery of such Hazardous Materials that Landlord intends to voluntarily take such action as is necessary to bring the Demised Premises into compliance with Hazardous Materials Laws, then Tenant as its sole and exclusive right and remedy against Landlord therefor may bring the Demised Premises into compliance with Hazardous Materials Laws at Tenant’s sole cost.

Section 9.9 Indemnification.

Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless Landlord and each of Landlord’s officers, directors, partners, employees, agents, attorneys, successors and assigns from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including attorneys’ fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) arising or resulting in whole or in part, directly or indirectly, from the presence or discharge of Hazardous Materials, in, on, under, upon or from the Demised Premises or the Improvements located thereon or from the transportation or disposal of Hazardous Materials to or from the Demised Premises (the standard herein being one of strict liability) unless Tenant establishes: (i) that the same were caused by Landlord or that Landlord is otherwise responsible therefore under the provisions of Section 9.6; or (ii) that the discharge or release did not occur during the Term. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repairs, clean-up or detoxification or decontamination of the Demised Premises or the Improvements, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration of or early termination of the Term of this Lease. For purposes of the indemnity provided herein, any acts or omissions of Tenant, or its employees, agents, customers, sub-lessees, assignees, contractors or sub-contractors of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. For the purpose of the foregoing sentence, the term “contractors” does not include Landlord.

Section 9.10 Environmental Audits.

Upon reasonable request by Landlord during the Term of this Lease, prior to the exercise of any renewal right and/or prior to vacating the Demised Premises, Tenant shall undertake and submit to Landlord an environmental audit from an environmental company reasonably acceptable to Landlord, which audit shall evidence Tenant’s compliance with this Article IX.

Section 9.11 Acts or Omissions Regarding Hazardous Materials.

For purposes of the covenants and agreements contained in Sections 9.5 through 9.10, inclusive, any acts or omissions of Tenant, its employees, agents, customers, sublessees, assignees, contractors or sub-contractors shall be strictly attributable to Tenant. For the purpose of the foregoing sentence, the term “contractors” does not include Landlord. No third party may rely upon, or claim third party beneficiary status with respect to the foregoing.

Section 9.12 ADA Requirements.

In both the design and construction of Landlord Improvements and the construction of the Tenant Improvements, Landlord shall be responsible for the full compliance thereof with the accessibility requirements of Title III of the applicable provisions of the Americans with Disabilities Act of 1990 (the “ADA”) as of the Commencement Date. Nevertheless, Landlord shall not have responsibility for code compliance or other ADA-related matters relating to the following: (i) any work of Tenant or its separate contractors, or by installations which are not part of Landlord’s Improvements, (ii) any work included within the Landlord’s Improvements, to the extent that such work is other than normal and customary construction for a typical user similar to Tenant, (iii) any matters arising by reason of a change in the ADA or other laws or building codes applicable to the Demised Premises following the Commencement Date, (iv) any alterations or improvements, whether or not included in the Landlord’s Improvements, which are required in order to comply with ADA or similar laws or building codes to the extent caused by or contributed to by reason of the fact that Tenant may employ more than an average number of persons with a mental or physical disability; or (v) the design of the Tenant Improvements. All compliance with ADA as it relates to the Tenant Improvements shall be Tenant’s responsibility.

Section 9.13 Survival.

The respective rights and obligations of Landlord and Tenant under this Article IX shall survive the expiration or earlier termination of this Lease.

ARTICLE X

MECHANIC’S LIENS AND OTHER LIENS

Section 10.1 Freedom from Liens.

Tenant shall not suffer or permit any mechanic’s lien or other lien to be filed against the Demised Premises, or any portion thereof, by reason of work, labor, skill, services, equipment or materials supplied or claimed to have been supplied to the Demised Premises at the request of Tenant, or anyone holding the Demised Premises, or any portion thereof, through or under Tenant. If any such mechanic’s lien or other lien shall at any time be filed against the Demised Premises, or any portion thereof, Tenant shall cause the same to be discharged of record within thirty (30) days after the date of filing the same. If Tenant shall fail to discharge such mechanic’s lien or liens or other lien within such period, then, in addition to any other right or remedy of Landlord, after five (5) days prior written notice to Tenant, Landlord may, but shall not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien as to the Demised Premises by deposit in the court having jurisdiction of such lien, the foreclosure thereof or other proceedings with respect thereto, of a cash sum sufficient to secure the discharge of the same, or by the deposit of a bond or other security with such court sufficient in form, content and amount to procure the discharge of such lien, or in such other manner as is now or may in the future be provided by present or future law for the discharge of such lien as a lien against the Demised Premises. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all costs, fees and expenses in connection therewith (including reasonable attorneys’ fees of Landlord), together with interest thereon at the Maximum Rate of Interest set forth in Section 3.4 hereof, shall be repaid by Tenant to Landlord on demand by Landlord and if unpaid may be treated as Additional Rent. Tenant shall indemnify, defend and hold harmless Landlord and the Demised Premises, and any portion thereof, from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorneys’ fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien.

All materialmen, contractors (other than Landlord), artisans, mechanics, laborers and any other person now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Demised Premises, or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic’s lien or other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the state or interest of Landlord in and to the Demised Premises, or any portion thereof.

Section 10.2 Landlord’s Indemnification.

The provisions of Section 10.1 above shall not apply to any mechanic’s lien or other lien for labor, services, materials, supplies, machinery, fixtures or equipment furnished to the Demised Premises in the performance of Landlord’s obligations to construct the Improvements required by the provisions of Article II hereof, and (notwithstanding the disclaimer in Section 8.3), Landlord does hereby agree to indemnify, defend and hold harmless Tenant and the Demised Premises, and any portion thereof, from all losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable attorneys’ fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien.

Section 10.3 Removal of Liens.

Except as otherwise provided for in this Article X, Tenant shall not create, permit or suffer, and shall promptly discharge and satisfy of record, any other lien, encumbrance, charge, security interest or other right or interest which shall be or become a lien, encumbrance, charge or security interest upon the Demised Premises, or any portion thereof, or the income therefrom, or on the interest of Landlord or Tenant in the Demised Premises, or any portion thereof, save and except for those liens, encumbrances, charges, security interests or other rights or interests consented to, in writing, by Landlord, or those mortgages, assignments of rents, assignments of leases and other mortgage documentation placed thereon by Landlord in financing or refinancing the Demised Premises.

ARTICLE XI

INTENT OF PARTIES

Section 11.1 Net Lease.

Landlord and Tenant do each state and represent that it is the intention of each of them that this Lease be interpreted and construed as an absolute net lease and all Basic Rent and Additional Rent shall be paid by Tenant to Landlord without abatement, deduction, diminution, deferment, suspension, reduction or setoff, and the obligations of Tenant shall not be affected by reason of damage to or destruction of the Demised Premises from whatever cause (except as provided in Article XIII), nor shall the obligations of Tenant be affected by reason of any condemnation, eminent domain or like proceedings (except as provided in Article XIV hereof); nor shall the obligations of Tenant be affected by reason of any other cause whether similar or dissimilar to the foregoing or by any laws or customs to the contrary. It is the further express intent of Landlord and Tenant that: (a) the obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and that the Basic Rent and Additional Rent, and all other charges and sums payable by Tenant hereunder, shall commence at the times provided herein and shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to an express provision in this Lease; (b) except as otherwise set forth in this Lease, all costs or expenses of whatsoever character or kind, general or special, ordinary or extraordinary, foreseen or unforeseen, and of every kind and nature whatsoever that may be necessary or required in and about the Demised Premises, or any portion thereof, and Tenant’s possession or authorized use thereof during the Term of this Lease, shall be paid by Tenant and all provisions of this Lease are to be interpreted and construed in light of the intention expressed in this Section 11.1; (c) the Basic Rent specified in Article III shall be absolutely net to Landlord so that Landlord shall be paid the entire Basic Rent specified in Article III in each year during the Term of this Lease (unless extended or renewed at a different Basic Rent); (d) except as otherwise set forth in this Lease, all Impositions, insurance premiums, utility expense, repair and maintenance expense, and all other costs, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Demised Premises, or any portion thereof, which may arise or become due during the Term of this Lease, or any extension or renewal thereof, shall be paid or discharged by Tenant as Additional Rent; and (e) Tenant hereby agrees to indemnify, defend and save Landlord harmless from and against such costs, fees, charges, expenses, reimbursements and obligations, any interest thereon. Nothing in the foregoing Section 11.1 shall diminish Tenant’s right to assert a claim against Landlord under Section 2.8 hereof.

Section 11.2 Entry by Landlord.

If Tenant shall at any time fail to pay any Imposition in accordance with the provisions of Article V, or to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in Article VI, or shall fail to make any other payment or perform any other act on its part to be made or performed, then Landlord, after prior written notice to Tenant as provided in Section 12.1 (or with such notice as is reasonable in case of emergency), and without waiving or releasing

Tenant from any obligation of Tenant contained in this Lease, may, but shall be under no obligation to do so, (a) pay any Imposition payable by Tenant pursuant to the provisions of Article V; (b) take out, pay for and maintain any of the insurance policies provided for in this Lease; or (c) make any other payment or perform any other act on Tenant’s part to be paid or performed as in this Lease provided, and Landlord may, following such notice as is reasonable in the circumstances, enter upon the Demised Premises for any such purpose and take all such action therein or thereon as may be necessary therefor. Nothing herein contained shall be deemed as a waiver or release of Tenant from any obligation of Tenant contained in this Lease. In exercising such right of entry, Landlord will use reasonable commercial efforts to assure that its personnel do not observe or disclose confidential information of Tenant located at the Demised Premises so long as Tenant has used reasonable commercial efforts to protect such information from observation.

Section 11.3 Interest on Unpaid Amounts.

If Tenant shall fail to perform any act required of it, Landlord may perform the same, but shall not be required to do so, in such manner and to such extent as Landlord may deem necessary or desirable, and in exercising any such right to employ counsel and to pay necessary and incidental costs and expenses, including reasonable attorneys’ fees. All sums so paid by Landlord and all necessary and incidental costs and expenses, including reasonable attorneys’ fees, in connection with the performance of any such act by Landlord, together with interest thereon at the Maximum Rate of Interest provided in Section 3.4 hereof from the date of making such expenditure by Landlord, shall be deemed Additional Rent hereunder and, except as is otherwise expressly provided herein, shall be payable to Landlord on demand or, at the option of Landlord, may be added to any monthly rental then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums, with interest as aforesaid, and Landlord shall have, in addition to any other right or remedy of Landlord, the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of monthly Basic Rent. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason. of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or not incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover as damages for such breach the uninsured amount of any loss (to the extent of any deficiency between the dollar limits of insurance required by the provisions of this Lease and the dollar limits of the insurance actually carried by Tenant), damages, costs and expenses of suit, including reasonable attorneys’ fees, suffered or incurred by reason of damage to or destruction of the Demised Premises, or any portion thereof or other damage or loss which Tenant is required to insure against hereunder, occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

ARTICLE XII

DEFAULTS OF TENANT

Section 12.1 Event of Default.

Any one or more of the following events (in this Article sometimes called “Events of Default”) shall be deemed an Event of Default by Tenant under this Lease:

(i) If default shall be made by Tenant, by operation of law or otherwise, under the provisions of Article XV hereof relating to assignment, sublease, mortgage or other transfer of Tenant’s interest in this Lease or in the Demised Premises or in the income arising therefrom;

(ii) If default shall be made in the due and punctual payment of any Basic Rent or Additional Rent payable under this Lease or in the payment of any obligation to be paid by Tenant, when and as the same shall become due and payable, and said default is not cured within ten (10) days of written notice from Landlord. Notwithstanding the ten (10) day cure period in the immediately preceding sentence, Tenant acknowledges and agrees that Basic Rent and Additional Rent is due and payable, without delay, on the various days specified elsewhere in this Lease and that the Maximum Rate of Interest and any late payment fees specified in Section 3.4 herein shall apply from the date Basic Rent and Additional Rent is first due.

(iii) If default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease, other than those referred to in Subsections (i), (ii) and (v) of this Section 12.1, which does not expose Landlord to criminal liability, and such default shall continue for a period of thirty (30) days after written notice thereof given by Landlord to Tenant. In the case of such a default or contingency (other than one which may expose Landlord to criminal liability) which cannot with due diligence and in good faith be cured within thirty (30) days, if Tenant fails to proceed promptly and with due diligence and in good faith to cure the same or if Tenant fails to thereafter prosecute the curing of such default with due diligence and in good faith, or if such default is not cured within sixty (60) days after written notice thereof given by Landlord to Tenant, subject to matters of Excused Delay (but not including any delay caused or contributed to by act or neglect of Tenant or those acting for or under Tenant). Notwithstanding anything contained herein to the contrary, in the event Tenant fails to take out, pay for, maintain or deliver any of the insurance policies provided for in Article VI herein, Landlord need not give Tenant written notice or any period to cure such default prior to taking any actions authorized pursuant to Section 11.2 of this Lease; and

(iv) If default shall be made by Tenant in keeping, observing or performing any of the terms contained in this Lease, other than those referred to in Subsections (i), (ii), (iii) and (v) of this Section 12.1, and which reasonably exposes Landlord to criminal liability, and such default shall continue for five (5) days after written notice thereof given by Landlord to Tenant, and Tenant fails within said five (5) days to cure the same, it being intended that in connection with a default which reasonably exposes Landlord to criminal liability that Tenant shall proceed immediately to cure or correct such condition.

(v) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant or is filed against Tenant and with respect to a petition filed against Tenant if such petition is not dismissed within seventy (75) days; (c) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Demised Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within forty-five (45) days; or (d) substantially all of Tenant’s assets located at the Demised Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within forty-five (45) days. If a court of competent jurisdiction determines that any of the acts described in this Section 12.1(v) does not constitute an Event of Default, and the court appoints a trustee to take possession of the Demised Premises (or if Tenant remains a debtor in possession of the Demised Premises) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, any excess of the Rent (or any other consideration) paid in connection with the transfer over the Rent otherwise payable by Tenant under this Lease.

Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the remedies set forth in this Article XII without any notice or demand whatsoever, other than the notices specifically described above in this Section 12.1. The notices set forth in this Section are intended to satisfy any and all notice requirements imposed by law on Landlord and are not in addition to any such requirement.

Section 12.2 Remain Out of Possession.

Landlord shall have the option to remain out of possession of the Demised Premises following an Event of Default and treat the Lease Term as subsisting. Landlord’s remedies to recover monetary damages are defined hereinafter.

Section 12.3 Repossession Following Default.

Landlord shall have the option to enter upon and take possession of the Demised Premises, with or without terminating this Lease, and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, without being liable for prosecution or any claim for damages therefor. Landlord shall have the right to change the locks on any door of the Demised Premises without notifying Tenant of the name, address or telephone number of an individual or company from whom a new key may be obtained, nor shall Landlord have any obligation to provide a new key to Tenant. Landlord’s remedies to recover monetary damages are defined hereinafter.

Section 12.3A Right to Re-enter.

Landlord shall have the right, without notice (other than as required herein), to repossess and re-enter the Demised Premises with or without terminating this Lease. Landlord’s remedies to recover monetary damages are defined hereinafter.

No repossession under Section 12.3 or re-entry of the Demised Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of termination be given to Tenant pursuant to Section 12.3B below. Notwithstanding any such repossession or re-entry, Landlord may at any time thereafter elect to terminate this Lease for a previous default.

Section 12.3B Termination of Lease.

Landlord may give written notice to Tenant stating that this Lease and the terms hereof shall expire and terminate on the date specified in such notice, and upon the date specified in such notice this Lease and the terms hereof, and all rights of Tenant under this Lease, including all rights of renewal whether exercised or not, shall expire and terminate.

Section 12.4 Performance of Tenant Obligations.

Landlord shall have the right at all times to enter upon the Demised Premises as provided for in Section 11.2 herein, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action (other than with respect to Landlord’s intentional or grossly negligent act).

Section 12.5 Surrender of Demised Premises.

Upon any expiration or termination of this Lease, or repossession or re-entry of the Demised Premises, Tenant shall quit and peaceably surrender the Demised Premises and all portions thereof to Landlord. Landlord, upon or at any time after any such expiration, termination, repossession or re-entry may without further notice, enter upon and reenter the Demised Premises, and all portions thereof, and possess and repossess itself thereof, by force, as provided by Court Order (without being liable for prosecution or any claim for damages therefor), summary proceeding, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises, and all portions thereof, and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

Section 12.6 Reletting by Landlord.

At any time or from time to time after any such expiration, termination, repossession or re-entry, Landlord may relet the Demised Premises, or any portion thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its uncontrolled discretion, may determine and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon any such relenting.

Section 12.7 Survival of Tenant’s Obligations.

No repossession or re-entry of the Demised Premises shall relieve Tenant of its liabilities and obligations under this Lease (as if the Demised Premises had not been so repossessed or re-entered), and such liabilities and obligations shall survive any such repossession or re-entry. In the event of any expiration or termination, whether or not the Demised Premises or any portion thereof shall have been relet, Tenant shall pay to Landlord a sum equal to the Basic Rent, the Additional Rent and any other charges required to be paid by Tenant, up to the time of such expiration or termination, as provided for in Section 12.7A herein.

Section 12.7A Rent During Repossession and Re-letting.

In the event of any repossession or re-letting of the Demised Premises without expiration or termination of this Lease, Tenant shall pay the following amounts to Landlord until the expiration or termination of this Lease:

(i) The Basic Rent and Additional Rent payable for the unexpired portion of the Term, less

(ii) The net proceeds of any reletting effected pursuant to the provisions of Section 12.6 hereof after deducting all of Landlord’s expenses in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorney’s fees, alteration costs, and expenses of preparation of the Demised Premises, or any portion thereof, for such reletting; provided that such expenses are generally consistent with circumstances then prevailing in the greater Minneapolis/St. Paul metropolitan area market place for similar transactions. Any such brokerage commissions, alteration costs or expenses of preparation of the Demised Premises actually recovered from a subsequent or replacement tenant shall not be recoverable from Tenant.

Tenant shall pay the amounts determined in accordance with the terms of this Section 12.7A, (hereinafter called the “Deficiency”), to Landlord in monthly installments on the days on which the Basic Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise.

Section 12.8 Expiration and Termination Damages.

In the event of any expiration or termination of this Lease, whether or not Landlord shall have collected any monthly Deficiency as set forth in Section 12.7A, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed damages for Tenant’s default, and for the loss of the bargain and not as a penalty, an amount equal to the difference between the then present worth of the aggregate of the Basic Rent and Additional Rent and any other charges to be paid by Tenant hereunder for the unexpired portion of the Term (assuming this Lease had not been so terminated), and the then present worth of the then aggregate fair and reasonable fair market rent of the Demised Premises for the same period. In the computation of present worth, a discount at the rate of nine percent (9%) per annum shall be employed. Landlord and Tenant agree that Landlord’s actual damages would be difficult or impossible to ascertain, and that the amount set forth herein represents a reasonable and fair estimate of Landlord’s actual damages. If the Demised Premises, or any portion thereof, be relet by Landlord for the unexpired Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable fair market rent for the part or the whole of the Demised Premises so relet during the term of the reletting. Nothing contained in this Section 12.8 or elsewhere in Article 12 shall limit or prejudice the right of Landlord to prove and obtain, as damages by reason of such expiration or termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the difference referred to above.

Section 12.9 No Waiver.

No failure by Landlord or by Tenant to insist upon the performance of any of the terms of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial rent from Tenant or any third party during the continuance of any such breach, shall constitute a waiver of any such breach or of any of the terms of this Lease. None of the terms of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord and/or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease, and each of the terms of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach of this Lease. No waiver of any default of Tenant herein shall be implied from any omission by Landlord to take any action on account of such default. No express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, teen or condition.

Section 12.10 Cumulative Remedies.

In the event of any breach or threatened breach by Tenant of any of the terms contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any other right or remedy allowed at law, in equity, by statute or otherwise, as though entry, reentry, summary proceedings and other remedies were not provided for in this Lease. Each remedy or right of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law, in equity, by statute or otherwise. The exercise or the beginning of the exercise by Landlord of any one or more of such rights or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies.

Tenant shall reimburse Landlord, upon demand, for any reasonable costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or other action taken by Landlord on account of Tenant’s default. Tenant shall also indemnify, protect, defend and hold harmless Landlord from all costs, expenses, demands and liability (including, without limitations, attorneys’ fees and costs, including attorneys’ fees as a result of the enforcement of this indemnity) incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Demised Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person other than with respect to the Improvements; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

Section 12.11 Waiver by Tenant.

Tenant hereby expressly waives, so far as permitted by law, any and all right of redemption or reentry or repossession or to revive the validity and existence of this Lease in the event that Tenant shall be dispossessed by a judgment or by order of any court having jurisdiction over the Demised Premises or the interpretation of this Lease or in case of entry, reentry or repossession by Landlord or in case of any expiration or termination of this Lease.

ARTICLE XIII

DESTRUCTION AND RESTORATION

Section 13.1 Tenantable Within 180 Days.

If fire or other casualty renders the whole or any material part of the Demised Premises untenantable, (or deprives the Demised Premises of access to a public road) and Landlord reasonably expects (in Landlord’s reasonable discretion) to make the Demised Premises tenantable within 180 days after the date of the casualty, then Landlord shall give written notice to Tenant that Landlord will repair and restore the Building and the Demised Premises to as near their condition prior to the casualty as is reasonably possible within the one hundred eighty (180) day period (subject to delays caused by Excused Delay); provided, however, that Landlord will have no such obligation with respect to any casualty loss occurring during the latest to occur of (i) the last twelve (12) months of the Initial Term; or (ii) the last twelve (12) months of any Renewal Term which has been irrevocably exercised. as it may have been extended. Landlord will mail the notice within thirty (30) days after the date of the casualty. In such case, this Lease remains in full force and effect, but Rent for the period during which the Demised Premises are untenantable abates prorata (based upon the rentable square footage of the untenantable portion of the Demised Premises as compared with the total rentable square footage of the Demised Premises). If Landlord is required to repair the Demised Premises, Landlord will undertake and prosecute the repair with commercially reasonable diligence and speed.

Section 13.2 Not Tenantable Within 270 Days.

If fire or other casualty renders the whole or any material part of the Demised Premises untenantable and Landlord notifies Tenant that Landlord does not reasonably expect (in Landlord’s reasonable discretion) to make the Demised Premises tenantable within two hundred seventy (270) days after the date of the casualty, then either party, by notifying the other within thirty (30) days after Tenant’s receipt of the Landlord’s notice, may terminate this Lease effective on a date within thirty (30) days after the date of the notice.

If fire or other casualty renders the whole or any material part of the Demised Premises untenantable and Landlord notifies Tenant that Landlord reasonably expects (in Landlord’s reasonable discretion) to make the Demised Premises tenantable in more than one hundred eighty (180) but less than two hundred seventy (270) days after the date of the casualty, and if (in Landlord’s reasonable judgment) there will be at least five (5) years of Term remaining upon Substantial Completion of the repair of the casualty, then Landlord will proceed to make such repairs. If, however, (in Landlord’s reasonable judgment) there will not be at least five (5) years of Term remaining upon Substantial Completion of the repair of the casualty, then either party, by notifying the other within thirty (30) days after Tenant’s receipt of the notice of that fact from Landlord, may terminate this Lease effective on a date within thirty (30) days after the date of the notice.

Section 13.3 Demised Premises Substantially Damaged.

If the Demised Premises are damaged or destroyed by fire or other casualty and the damage reduces the Market Rent (as defined in Article XXII) of the Demised Premises by more than fifty percent (50%) (as Landlord reasonably determines Market Rent before and after the casualty), regardless of whether Landlord would otherwise be required to repair the casualty as provided for in Section 13.1 or 13.2 herein, then Landlord may, at Landlord’s option, by notifying Tenant within thirty (30) days after the casualty, terminate this Lease effective on a date within thirty (30) days after the date of the notice.

Section 13.4 Insufficient Proceeds.

Notwithstanding any contrary language contained in this Article 13, if fire or other casualty renders any part of the Demised Premises untenantable and Landlord does not receive sufficient insurance proceeds (including the amount of any policy deductible, which deductible amounts shall in all events be promptly paid to the Landlord by the Tenant) to make the repair, then Landlord may, at Landlord’s option, by notifying Tenant within sixty (60) days after the casualty, terminate this Lease effective on a date within sixty (60) days after the date of notice.

Section 13.5 Landlord’s Repair Obligations.

If the Landlord is obligated, by the foregoing provisions of Article XIII, to restore the Demised Premises following a casualty loss, then Landlord will repair and restore the Demised Premises to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Excused Delay) and Rent for the period during which the Demised Premises are untenantable will abate prorata (based upon the tenantable portion of the Demised Premises compared to the total rentable square footage of the Demised Premises). In no event is Landlord obligated to repair or restore any Alterations, Tenant Improvements, special equipment or improvements installed by Tenant.

Section 13.6 Rent Apportionment.

If either Landlord or Tenant terminates this Lease under this Article 13, Landlord will apportion Rent on a per diem basis and Tenant will pay the Rent to (a) the date of the fire or other casualty if the event renders the Demised Premises completely untenantable or (b) if the event does not render the Demised Premises completely untenantable, the date of such termination (provided that if a portion of the Demised Premises is rendered untenantable, but the remaining portion is tenantable, Tenant’s obligation to pay Rent abates prorata [based upon the rentable square footage of the untenantable portion of the Demised Premises compared with the rentable square footage of the Demised Premises as a whole] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of termination).

ARTICLE XIV

CONDEMNATION

Section 14.1 Condemnation of Entire Demised Premises.

If, during the Term of this Lease, the entire Demised Premises shall be taken as the result of the exercise of the power of eminent domain (hereinafter referred to as the “Proceedings”), this Lease and all right, title and interest of Tenant hereunder shall cease and come to an end on the date of vesting of title pursuant to such Proceedings and Landlord shall be entitled to and shall receive the total award made in such Proceedings, Tenant hereby assigning any interest in such award, damages, consequential damages and compensation to Landlord and Tenant hereby waiving any right Tenant has now or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises, or any portion thereof, or its interest in this Lease. Reference is made to Section 23.1 for provisions with respect to allocating such award following an Expansion Amendment.

In any taking of the Demised Premises, or any portion thereof, whether or not this Lease is terminated as in this Article provided, Tenant shall not be entitled to any portion of the award for the taking of the Demised Premises or damage to the Improvements, (except for any separate award to Tenant for relocation expenses, takings of personal property not part of the Improvements, takings of Tenant’s furniture, fixtures or equipment, and except as otherwise provided for in Section 14.3 with respect to the restoration of the Improvements), or for the estate or interest of Tenant therein, all such award, damages, consequential damages and compensation being hereby assigned to Landlord. Tenant hereby waives any right it now has or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises, or any portion thereof, or its interest in this Lease, except that Tenant shall have, nevertheless, the limited right to prove in the Proceedings and to receive any award which may be made for damages to or condemnation of Tenant’s movable trade fixtures and equipment, and for Tenant’s relocation costs in connection therewith.

Section 14.2 Partial Condemnation/Termination of Lease.

If, during the Initial Term of this Lease, or any extension or renewal thereof, less than the entire Demised Premises, but more than twenty-five percent (25%) of the floor area of the Building, or more than thirty percent (30%) of the land area of the Demised Premises, shall be taken in any such Proceedings, this Lease shall, upon vesting of title in the Proceedings, terminate as to the portion of the Demised Premises so taken, and Tenant may, at its option, terminate this Lease as to the remainder of the Demised Premises. Tenant shall not have the right to terminate this Lease pursuant to the preceding sentence unless (a) the business of Tenant conducted in the portion of the Demised Premises taken cannot reasonably be carried on with substantially the same utility and efficiency in the remainder of the Demised Premises (or any substitute space securable by Tenant pursuant to clause [b] hereof) and (b) Tenant cannot construct or secure substantially similar space to the space so taken, on the Demised Premises. Such termination as to the remainder of the Demised Premises shall be effected by notice in writing given not more than sixty (60) days after the date of vesting of title in such Proceedings, and shall specify a date not more than sixty (60) days after the giving of such notice as the date for such termination. Upon the date specified in such notice, the Term of this Lease, and all right, title and interest of Tenant hereunder, shall cease and come to an end. If this Lease is terminated as in this Section 14.2 provided, Landlord shall be entitled to and shall receive the total award made in such Proceedings, Tenant hereby assigning any interest in such award, damages, consequential damages and compensation to Landlord, and Tenant hereby waiving any right Tenant has now or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises, or any portion thereof, or its interest in this Lease except as otherwise provided in Section 14. 1. The right of Tenant to terminate this Lease, as in this Section 14.2 provided, shall be exercisable only upon condition that Tenant is not then in default in the performance of any of the terms, covenants or conditions of this Lease on its part to be performed, and such termination upon Tenant’s part shall become effective only upon compliance by Tenant with all such terms, covenants and conditions to the date of such termination. In the event that Tenant elects not to terminate this Lease as to the remainder of the Demised Premises, the rights and obligations of Landlord and Tenant shall be governed by the provisions of Section 14.3 hereof.

Section 14.3 Partial Condemnation/Continuation of Lease.

If twenty-five percent (25%), or less, of the floor area of the Building, or thirty percent (30%), or less, of the land area of the Demised Premises, shall be taken in such Proceedings, or if more than twenty-five percent (25%) of the floor area of the Building or more than thirty percent (30%) of the land area of the Demised Premises is taken (but less than the entire Demised Premises), and this Lease is not terminated as in Section 14.2 hereof provided, this Lease shall, upon vesting of title in the Proceedings, terminate as to the parts so taken, and Tenant shall have no claim or interest in the award, damages, consequential damages and compensation, or any part thereof except as otherwise provided in Section 14.1. Landlord shall be entitled to and shall receive the total award made in such Proceedings, Tenant hereby assigning any interest in such award, damages, consequential damages and compensation to Landlord, and Tenant hereby waiving any right Tenant has now or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises, or any portion thereof, or its interest in this Lease except as otherwise provided in Section 14.1. The net amount of the award (after deduction of all costs and expenses, including attorneys’ fees), shall be paid to Landlord. Landlord shall, in such case, restore that portion of the Improvements on the Demised Premises not so taken to a complete architectural and mechanical unit for the use and occupancy of Tenant as in this Lease provided. In the event that the net amount of the award (after deduction of all costs and expenses, including attorneys’ fees) that may be received by Landlord in any such Proceedings for physical damage to the Improvements as a result of such taking is insufficient to pay all costs of such restoration work, Tenant shall deposit with Landlord such additional sum as may be required upon the written request of Landlord.

Section 14.4 Continuance of Obligations.

In the event of any termination of this Lease, or any part thereof, as a result of any such Proceedings, Tenant shall pay to Landlord all Basic Rent and all Additional Rent and other charges payable hereunder with respect to that portion of the Demised Premises so taken in such Proceedings with respect to which this Lease shall have terminated justly apportioned to the date of such termination. From and after the date of vesting of title in such Proceedings, Tenant shall continue to pay the Basic Rent and Additional Rent and other charges payable hereunder, as in this Lease provided, to be paid by Tenant, subject to an abatement of a just and proportionate part of the Basic Rent according to the extent and nature of such taking as provided for in Sections 14.3 and 14.5 hereof in respect to the Demised Premises remaining after such taking.

Section 14.5 Adjustment of Rent.

In the event of a partial taking of the Demised Premises under Section 14.3 hereof, or a partial taking of the Demised Premises under Section 14.2 hereof, followed by Tenant’s election not to terminate this Lease, the fixed Basic Rent payable hereunder during the period from and after the date of vesting of title in such Proceedings to the termination of this Lease shall be reduced to a sum equal to the product of the Basic Rent provided for herein multiplied by a fraction, the numerator of which is the value (as measured by “Market Rent”) of the Demised Premises after such taking and after the same has been restored to a complete architectural unit, and the denominator of which is the value (as measured by “Market Rent”) of the Demised Premises prior to such taking.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.1 Restriction on Transfer.

Otherwise as set forth in this Article XV, Tenant shall not sublet the Demised Premises, or any portion thereof, nor assign, mortgage, pledge, transfer or otherwise encumber or dispose of this Lease, or any interest therein, or in any manner assign, mortgage, pledge, transfer or otherwise encumber or dispose of its interest or estate in the Demised Premises, or any portion thereof, by operation of law or otherwise, without obtaining Landlord’s prior written consent in each and every instance, which consent may be withheld in Landlord’s sole, unfettered discretion.

Section 15.2 Sublease Requirements.

However, Tenant may sublet up to a cumulative total of fifty percent (50%) of the Demised Premises, by first obtaining Landlord’s prior written consent, which consent shall not be withheld or delayed provided that the following conditions are complied with:

(i) At the time of any subletting, and at the time when Tenant requests Landlord’s written consent thereto, this Lease must be in full force and effect, without any uncured breach or Event of Default thereunder on the part of Tenant.

(ii) Any such sublessee shall assume, by written, recordable instrument, the due performance of all of Tenant’s obligations under this Lease with respect to the sublet Demised Premises, including any accrued obligations at the time of the effective date of the sublease, and such assumption agreement shall state that the same is made by the sublessee for the express benefit of Landlord as a third party beneficiary thereof so that Landlord may proceed directly against the sublessee in the event a breach of the assumption agreement.

(iii) Such subletting shall be subject to all the provisions, terms, covenants and conditions of this Lease, and Tenant shall continue to be and remain liable under the Lease.

(iv) Tenant agrees to pay on behalf of Landlord any and all reasonable costs of Landlord, including attorneys’ fees paid or payable to outside counsel, occasioned by a review of any such sublease, not to exceed One Thousand Dollars ($1,000.00) per sublease.

(v) Such sublessee must be of a business character which Landlord reasonably finds to be consistent with the character of other tenants in the Bass Creek Business Park on the date of this Lease.

(vi) No such sublessee shall have any rights under Article XXIII hereof. A purchaser of substantially all of the assets of the Tenant shall have all of the rights of Tenant under Article XXIII.

Section 15.3 Sublessee Maintenance Requirements.

In the event that Tenant proposes to sublease a cumulative total of more than fifty percent (50%) of the Demised Premises, then, in addition to satisfying the requirements in Section 15.2:

(i) the Tenant shall submit a “Maintenance and Repair Report” (as herein defined) to Landlord within thirty (30) days of each annual anniversary of such sublease. A “Maintenance and Repair Report” is a report prepared by an engineering firm selected by Landlord, and reasonably acceptable to Tenant, which reports on whether the Demised Premises are being maintained and repaired in a manner consistent with the requirements of this Lease. The Maintenance and Repair Report will be paid for by Tenant. If the Maintenance and Repair Report discloses deficiencies with respect to such maintenance or repair (the “Deficiencies”), Tenant shall, within thirty (30) days, correct such Deficiencies, at its cost. Any such Deficiencies not corrected, to the satisfaction of the engineer preparing the Maintenance and Repair Report, may, following an additional five (5) days notice be corrected by Landlord and all costs incurred by Landlord with respect thereto, together with interest at the Maximum Rate of Interest, will be immediately paid by Tenant and will constitute Additional Rent due hereunder; and

(ii) Tenant’s right to expand the Demised Premises (as set forth in Article XXIII), Tenant’s right to extend the Term (as set forth in Article XXII) and Tenant’s rights under the Agreement Regarding Excess Land of even date herewith between the Landlord and the Tenant shall terminate.

Section 15.4 Restriction From Further Assignment.

Notwithstanding any consent by Landlord to any sublease of the Demised Premises, or any portion thereof, no sublessee shall assign its sublease nor further sublease the Demised Premises, or any portion thereof, without Landlord’s prior written consent in each and every instance which consent may be withheld in Landlord’s sole discretion. No such subleasing shall relieve Tenant from any of its obligations hereunder.

Section 15.5 Tenant’s Failure to Comply.

Tenant’s failure to comply with all of the provisions of this Article XV shall (whether or not Landlord’s consent is required under this Article), at Landlord’s option, render any purported assignment or subletting null and void and of no force and effect.

Section 15.6 Acquisition of Tenant.

Notwithstanding the foregoing provisions of this Article XV, in the event that substantially all of the Tenant’s assets are acquired by a third parry, and provided there is no Event of Default hereunder, this Lease may. be assigned to that third party, provided that said thirty party assumes all of the obligations of the Tenant hereunder and further provided that Tenant will not be released of its obligations hereunder by reason of such assignment. The documentation pursuant to which that third party assumes the Tenant’s obligations hereunder shall be reasonably acceptable to Landlord and shall provide for enforcement, by Landlord, of the obligations of that third party.

ARTICLE XVI

SUBORDINATION, NONDISTURBANCE,

NOTICE TO MORTGAGEE AND ATTORNMENT

Section 16.1 Subordination by Tenant.

This Lease and all rights of Tenant therein, and all interest or estate of Tenant in the Demised Premises, or any portion thereof, including all expansion and renewal rights, shall be subject and subordinate to the lien of any mortgage, deed of trust, security instrument or other document of like nature (“Mortgage”), which at any time may be placed upon the Demised Premises, or any portion thereof, by Landlord, and to any replacements, renewals, amendments, modifications, extensions or refinancing thereof, and to each and every advance made under any Mortgage. Tenant agrees at any time hereafter, and from time to time on demand of Landlord, in connection with a sale or refinancing of the Demised Premises or at the request of the holder or proposed holder of the Mortgage to execute and deliver to Landlord any instruments, releases or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease and said rights of Tenant to the lien of any such Mortgage, which such documents are to be reasonably acceptable to the Landlord, the Tenant and the holder of the Mortgage. It is agreed, nevertheless, that so long as Tenant is not in default in the payment of Basic Rent and Additional Rent and the performance and observance of all covenants, conditions, provisions, terms and agreements to be performed and observed by Tenant under this Lease, that such subordination agreement or other instrument, release or document shall contain non-disturbance provisions pursuant to which the holder of the Mortgage agrees not to interfere with, hinder or molest Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Demised Premises, and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease. The lien of any such Mortgage shall not cover Tenant’s trade fixtures or other personal property located in or on the Demised Premises.

Tenant agrees to give any holder of any Mortgage, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice, Tenant has been notified in writing, by way of service on Tenant of a copy of an assignment of Landlord’s interests in leases, or otherwise, of the address of such Mortgage holder.

Section 16.2 Landlord’s Default.

In the event of any act or omission of Landlord constituting a default by Landlord, Tenant shall not exercise any remedy until Tenant has given Landlord and the holder of any Mortgage (as provided for in Section 16.1) prior written notice of such act or omission and until a thirty (30)-day period of time to allow Landlord or the mortgagee to remedy such act or omission shall have elapsed following the giving of such notice; provided, however, if such act or omission cannot, with due diligence and in good faith, be remedied within such thirty (30)-day period, the Landlord and/or mortgagee shall be allowed such further period of time as may be reasonably necessary provided that it shall have commenced remedying the same with due diligence and in good faith within said thirty (30)-day period. In the event Landlord’s act or omission which constitutes a Landlord’s default hereunder results in an immediate threat of bodily harm to Tenant’s employees, agents or invitees, or damage to Tenant’s property Tenant may proceed to cure the default without prior notice to Landlord provided, however, in that event Tenant shall give written notice to Landlord as soon as possible after commencement of such cure. Landlord will reimburse Tenant for any reasonable out-of-pocket expenses incurred by Tenant in effecting such cure, provided that Tenant has given Landlord at least fifteen (15) additional days’ notice of its intention to expend such sums. Nothing herein contained shall be construed or interpreted as requiring any mortgagee to remedy such act or omission.

Section 16.3 Attornment.

If any mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Demised Premises, whether through possession or foreclosure or the delivery of a deed to the Demised Premises, then, upon the written request of such mortgagee so succeeding to Landlord’s rights hereunder, Tenant shall attorn to and recognize such mortgagee as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such mortgagee may reasonably request to evidence such attornment (whether before or after making of the mortgage). In the event of any other transfer of Landlord’s interest hereunder, upon the written request of the transferee and Landlord, Tenant shall attorn to and recognize such transferee as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such transferee and Landlord may reasonably request to evidence such attornrnent. Reference is made to Section 20.6 for the provisions regarding Landlord’s liability following such transfer of Landlord’s interest.

It is further agreed that (a) if any Mortgage shall be foreclosed, (i) the holder of the Mortgage, ground lessor (or their respective grantees) or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (x) liable for any act or omission of any prior landlord (including Landlord), (y) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or (z) bound by any prepayment of Basic Rent or Additional Rent which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner of the Demised Premises and such liability shall not continue or survive after further transfer of ownership.

ARTICLE XVII

SIGNS

Section 17.1 Tenant’s Signs.

Tenant may erect signs on the exterior or interior of the Building or on the landscaped area adjacent thereto, provided that such sign or signs (a) do not cause any structural damage or other damage to the Building; (b) do not violate applicable governmental laws, ordinances, rules or regulations; (c) do not violate any existing covenants, conditions or restrictions affecting the Demised Premises; (d) are compatible with the architecture of the Building and the landscaped area adjacent thereto; and (e) are approved by Landlord in its reasonable discretion. Tenant shall not be permitted to install signage on the roof of the Building.

ARTICLE XVIII

REPORTS BY TENANT

Section 18.1 Annual Statements.

Upon request by Landlord at any time after one hundred thirty-five (135) days after the end of the applicable fiscal year of Tenant, Tenant shall deliver to Landlord (within fifteen (15) days after receipt of written request) a copy of its most recently published, audited financial statement (including, but not limited to, an audited balance sheet, if available, and an income statement), including the certification of its auditor, and similar financial statement of any guarantor of Tenant’s obligations under this Lease.

ARTICLE XIX

CHANGES AND ALTERATIONS

Section 19.1 Tenant’s Changes and Alterations.

Subject to the Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall have the right at any time, and from time to time during the Term of this Lease, to make such changes and alterations, structural or otherwise, to the Building, improvements and fixtures hereafter erected on the Demised Premises as Tenant shall deem necessary or desirable in connection with the requirements of its business, which such changes and alterations (other than changes or alterations of Tenant’s movable trade fixtures and equipment) shall be made in all cases subject to the following conditions, which Tenant covenants to observe and perform:

(a)

Permits. No change or alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal, state and federal permits and authorizations of the various governmental bodies and departments having jurisdiction thereof, and Landlord agrees to join in the application for such permits or authorizations whenever such action is necessary, all at Tenant’s sole cost and expense, provided such applications do not cause Landlord to become liable for any cost, fees or expenses.

(b)

Compliance with Plans and Specifications. Before commencement of any change, alteration, restoration or construction which will cause Two Hundred Fifty Thousand ($250,000.00) Dollars or more to be spent on Alterations during any twelve (12) month period (hereinafter sometimes referred to as “Alterations”), or which in Landlord’s reasonable judgment would materially alter the mechanical, structural, electrical, plumbing, or fire/life safety systems of the Improvements, separately referred to as a “Structural Alteration” shall (i) furnish Landlord with detailed plans and specifications of the proposed Structural Alteration or Alteration; (ii) obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld (but such consent may be withheld if the Alteration or Structural Alteration would, in the reasonable judgment of Landlord, impair the value or usefulness of the Land or Improvements, or any substantial part thereof to Landlord); (iii) obtain Landlord’s prior written approval of a licensed architect or licensed professional engineer selected and paid for by Tenant, who shall supervise any such work (hereinafter referred to as “Alterations Architect or Engineer”); (iv) obtain Landlord’s prior written approval of detailed plans and specifications prepared and approved in writing by said Alterations Architect or Engineer, and of each amendment and change thereto; and (v) furnish to Landlord a surety company performance bond issued by a surety company licensed to do business in the state in which the Demised Premises are located and reasonably acceptable to Landlord in an amount equal to the estimated cost of such work guaranteeing the completion thereof within a reasonable time thereafter (1) free and clear of all mechanic’s liens or other liens, encumbrances, security interests and charges, and (2) in accordance with the plans and specifications approved by Landlord. All Structural Alterations shall be performed by Landlord at the cost of Tenant.

(c)

Value Maintained. Any change or alteration shall, when completed, be of such character as not to reduce the value or utility of the Demised Premises or the Building below its value or utility to Landlord immediately before such change or alteration, nor shall such change or alteration reduce or enlarge the area or cubic content of the Building, nor change the character of the Demised Premises or the Building as to use without Landlord’s express written consent.

(d)

Compliance with Laws. All work done in connection with any change or alteration shall be done promptly and in a good and workmanlike manner and in compliance with all building and zoning laws of the place in which the Demised Premises are situated, and with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and in accordance with the orders, rules and regulations of the Board of Fire Underwriters where the Demised Premises are located, or any other body exercising similar functions, and in accordance and not in violation of all easements, restrictions, reservations and other encumbrances now or hereafter recorded against the Land. The cost of any such change or alteration shall be paid in cash so that the Demised Premises and all portions thereof shall at all times be free of liens for labor and materials supplied to the Demised Premises, or any portion thereof. The Work shall be prosecuted with reasonable dispatch, delays due to strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions or similar causes beyond the control of Tenant excepted. Tenant shall obtain and maintain, at its sole cost and expense, during the performance of the Work, workers’ compensation insurance covering all persons employed in connection with the Work and with respect to which death or injury claims could be asserted against Landlord or Tenant or against the Demised Premises or any interest therein, together with comprehensive general liability insurance for the mutual benefit of Landlord and Tenant with limits of not less than One Million Dollars ($1,000,000.00) in the event of injury to one person, Three Million Dollars ($3,000,000.00) in respect to any one accident or occurrence, and Five Hundred Thousand Dollars ($500,000.00) for property damage, and the fire insurance with “extended coverage” endorsement required by Section 6.1 hereof shall be supplemented with “builder’s risk” insurance on a completed value form or other comparable coverage on the Work. All such insurance shall be in a company or companies authorized to do business in the state in which the Demised Premises are located and reasonably satisfactory to Landlord, and all such policies of insurance or certificates of insurance shall be delivered to Landlord endorsed “Premium Paid” by the company or agency issuing the same, or with other evidence of payment of the premium satisfactory to Landlord.

(e)

Property of Landlord. All improvements and alterations (other than Tenant’s movable trade fixtures and equipment) made or installed by Tenant shall immediately, upon completion or installation thereof, become the property of Landlord without payment therefor by Landlord, and shall be surrendered to Landlord on the expiration of the Term of this Lease, subject to    Section 19.1(g) herein.

(f)

Location of Improvements. No change, alteration, restoration or new construction shall be in or connect the Improvements with any property, building or other improvement located outside the boundaries of the Land, nor shall the same obstruct or interfere with any existing easement.

(g)

Removal of Improvements. As a condition to granting approval for any Alterations, Landlord may require Tenant to agree that Landlord, by written notice to Tenant, given at or prior to the time of granting such approval, may require Tenant to remove any improvements, additions or installations installed by Tenant in the Demised Premises at Tenant’s sole cost and expense, and repair and restore any damage caused by the installation and removal of such improvements, additions, or installations; provided, however, the only improvements, additions or installations which Tenant shall remove shall be those specified in such notice. All improvements, additions or installations installed by Tenant which did not require Landlord’s prior approval shall be removed by Tenant as provided in this Section 19.1(g), unless Tenant has obtained a written waiver of such condition from Landlord.

(h)

Written Notification Required. Tenant shall notify Landlord in writing thirty (30) days prior to commencing any alterations, additions or improvements to the Demised Premises which have been approved by Landlord so that Landlord shall have the right to record and post notices of non-responsibility on the Demised Premises.

ARTICLE XX

MISCELLANEOUS PROVISIONS

Section 20.1 Entry by Landlord.

Tenant agrees to permit Landlord and authorized representatives of Landlord to enter upon the Demised Premises at all reasonable times during ordinary business hours for the purpose of inspecting the same and making any necessary repairs to comply with any laws, ordinances, rules, regulations or requirements of any public body, or the Board of Fire Underwriters, or any similar body, provided Tenant shall first have been given notice of Landlord’s intention to do so and shall have failed to complete said repairs within thirty (30) days following such notice. Nothing herein contained shall imply any duty upon the part of Landlord to do any such work which, under any provision of this Lease, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Landlord may, during the progress of any work, keep and store upon the Demised Premises all necessary materials, tools and equipment. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other commercially unreasonable damage to Tenant by reason of making repairs or the performance of any work in or about the Demised Premises, or on account of bringing material, supplies and equipment into, upon or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever. In effecting such repairs, the Landlord will not unreasonably interfere with the Tenant’s use of the Demised Premises.

Section 20.2 Exhibition of Demised Premises.

Landlord is hereby given the right during usual business hours at any time during the final eighteen (18) months of the Term of this Lease (as it may have been extended) to enter upon the Demised Premises and to exhibit the same for the purpose of mortgaging, leasing or selling the same. During the final year of the Term, Landlord shall be entitled to display on the Demised Premises, in such manner as to not unreasonably interfere with Tenant’s business, signs indicating that the Demised Premises are for rent or sale and suitably identifying Landlord or its agent. Tenant agrees that such signs may remain unmolested upon the Demised Premises.

Section 20.3 Indemnification by Tenant.

The occurrence of any event for which Tenant is required to indemnify Landlord under the terms of this Lease shall be referred to in this Section 20.3 as an “Indemnity Event”. Landlord agrees that, within sixty (60) days of the date that Landlord discovers the existence of an Indemnity Event, Landlord shall make a commercially reasonable effort to notify Tenant of the Indemnity Event. Landlord’s failure to so notify Tenant, however, will not impair Landlord’s right to assert a claim against Tenant for an Indemnity Event. In the event any action or proceeding be brought against Landlord by reason of any Indemnity Event, Tenant shall, at its sole cost and expense, defend such proceeding by counsel reasonably satisfactory to Landlord. Tenant shall make no settlement of such an action without Landlord’s consent and Tenant shall cooperate with Landlord’s reasonable efforts to participate in defense strategy relative to such an action.

To the fullest extent allowed by law, Tenant shall at all times indemnify, defend and hold harmless Landlord and Landlord’s shareholders, employees and managing agent against and from any and all claims, costs, liabilities, actions and damages (including, without limitation, attorneys’ fees and costs) by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management, or from any work or things whatsoever done in or about the Demised Premises (other than the construction of the Landlord’s Improvements and the Tenant Improvements), and will further indemnify, defend and hold harmless Landlord against and from any and all claims arising during the Term of this Lease, from any condition of the Demised Premises or any street, curb or sidewalk adjoining the Demised Premises, or of any passageways or space therein or appurtenant thereto, or arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed, pursuant to the terms of this Lease, or arising from any act or negligence of Tenant, its agents, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Term of this Lease, in or about the Demised Premises, or upon the sidewalk and the land adjacent thereto, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant’s obligations under this Section 20.3 shall be insured by contractual liability endorsement on Tenant’s policies of insurance required under the provisions of Section 6.2 hereof.

Section 20.4 Notices.

All notices, demands and requests which may be or are required to be given, demanded or requested by either party to the other shall be in writing. All notices, demands and requests shall be sent by United States registered or certified mail, postage prepaid or by an independent overnight courier service, addressed as follows:

To Tenant:	Computer Network Technology Corporation
605 North Highway 169 Suite 800 Minneapolis, MN 55441
Attn: Greg Barnum,
Chief Financial Officer

Until January 1, 1999
To Landlord:	Opus Northwest, L.L.C. 700 Opus Center
9900 Bren Road East Minnetonka, MN 55343

With a Copy to:	Opus U.S. Corporation 9900 Bren Road East
800 Opus Center Minnetonka, MN 55343
Attn: Legal Department

After January 1, 1999
To Landlord:	Opus Northwest, L.L.C.
10350 Bren Road West Minnetonka, MN 55343

With a Copy to:	Opus U.S. Corporation
10350 Bren Road West Minnetonka, MN 55343
Attn: Legal Department

or at such other place as either party may from time to time designate by written notice to the other. Notices, demands and requests which are served upon Landlord by Tenant, or upon Tenant by Landlord, in the manner aforesaid, shall be deemed to be sufficiently served or given for all purposes hereunder on the date which is two (2) days after the time such notice, demand or request shall be mailed or on the date on which such notice, demand or request is delivered to a courier.

Section 20.5 Quiet Enjoyment.

Landlord covenants and agrees that Tenant, upon paying the Basic Rent and Additional Rent, and upon observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Demised Premises (subject to the provisions of this Lease) during the Term of this Lease without hindrance or molestation by Landlord or by any person or persons claiming under Landlord.

Section 20.6 Landlord’s Continuing Obligations.

The term “Landlord”, as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Demised Premises, and in the event of any transfers or conveyance, the then grantor shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided: (i) that any funds in the hands of such landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee; (ii) any amount then unconditionally due and payable to Tenant by Landlord or the then grantor under any provision of this

Lease shall be paid to Tenant; and (iii) the Landlord named herein will not be relieved of liability for any past or future breach of (a) the one (1) year guaranty specified in Section 2.8 herein, (b) any responsibility of Landlord for the cost of compliance with Hazardous Materials Laws specified in Sections 9.6 and 9.7 herein, and (c) responsibility for compliance with the ADA as specified in Section 9.12 herein. Furthermore, the obligations set forth in the foregoing subsection (iii), all of which are personal to the Landlord named herein, shall not be binding on Landlord’s successors and assigns. The covenants and obligations contained in this Lease on the part of Landlord shall, subject to the aforesaid, be binding on Landlord’s successors and assigns, during and in respect of their respective successive periods of ownership. Nothing herein contained shall be construed as releasing Landlord from any obligation to complete the cure of any breach by Landlord during the period of its ownership of the Demised Premises.

Section 20.7 Estoppel.

Landlord and Tenant shall, each without charge at any time and from time to time, within fifteen (15) days after written request by the other party, certify by written instrument, duly executed, acknowledged and delivered to any mortgagee, assignee of a mortgagee, proposed mortgagee, or to any purchaser or proposed purchaser, or to any other person dealing with Landlord, Tenant or the Demised Premises:

(a)

That this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified, and stating the modifications);

(b)	The dates to which the Basic Rent or Additional Rent have been paid in advance;

(c)

Whether or not there are then existing any breaches or defaults by such party or the other party known by such party under any of the covenants, conditions, provisions, terms or agreements of this Lease, and specifying such breach or default, if any, or any setoffs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease (or of any guaranties, if any) upon the part of Landlord or Tenant (or any guarantor, if any), as the case may be, to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same);

(d)	Such other statements or certificates as Landlord or any mortgagee may reasonably request.

It is the intention of the parties hereto that any statement delivered pursuant to this Section 20.7 may be relied upon by any of such parties dealing with Landlord,

Tenant or the Demised Premises. If Tenant does not deliver such statement to Landlord within such fifteen (15) day period, Landlord, and any prospective purchaser or encumbrancer of the Demised Premises or the Building, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Landlord; (iii) that the current amounts of the Basic Rent is as represented by Landlord; (iv) that there have been no subleases or assignments of the Lease; (v) that not more than one month’s Basic Rent or other charges have been paid in advance; and (vi) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

Section 20.8 Delivery of Corporate Documents.

In the event that Tenant is a corporation, Tenant shall, without charge to Landlord, at any time and from time to time within ten (10) days after written request by Landlord, deliver to Landlord, in connection with any proposed sale or mortgage of the Demised Premises, the following instruments and documents: a certification that this Lease has been duly authorized by all necessary corporate action and is a valid and binding agreement enforceable in accordance with its terms.

Section 20.9 Memorandum of Lease.

Upon not less than fifteen (15) days prior written request by either party, the parties hereto agree to execute and deliver to each other a Memorandum of Lease, in recordable form, setting forth the date of this Lease, the parties to this Lease, the Term of this Lease, the legal description of the Demised Premises, and such other matters reasonably requested by Landlord to be stated therein.

Section 20.10 Severability.

If any covenant, condition, provision, term or agreement of this Lease shall, to any extent, be held invalid or unenforceable, the remaining covenants, conditions, provisions, terms and agreements of this Lease shall not be affected thereby, but each covenant, condition, provision, term or agreement of this Lease shall be valid and in force to the fullest extent permitted by law.

Section 20.11 Successors and Assigns.

The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and its successors and assigns and Tenant and its permitted successors and assigns. Reference is made to Section 20.31 regarding provisions controlling Landlord’s right to assign its interest herein.

Section 20.12 Captions.

The caption of each article of this Lease is for convenience and reference only, and in no way defines, limits or describes the scope or intent of such article or of this Lease.

Section 20.13 Relationship of Parties.

This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant, which relationship includes certain provisions in the Agreement Regarding Excess Land of even date herewith and certain provisions regarding the expansion of the Demised Premises in Article XXIII.

Section 20.14 Entire Agreement.

All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease, together with the Exhibits attached hereto, contains the entire agreement between the parties and shall not be modified or amended in any manner except by an instrument in writing executed by the parties hereto.

Section 20.15 No Merger.

There shall be no merger of this Lease or the leasehold estate created by this Lease with any other estate or interest in the Demised Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own directly or indirectly, (a) this Lease or the leasehold interest created by this Lease or any interest therein, and (b) any such other estate or interest in the Demised Premises, or any portion thereof. No such merger shall occur unless and until all persons, firm, corporations or other entities having an interest (including a security interest) in (1) this Lease or the leasehold estate created thereby, and (2) any such other estate or interest in the Demised Premises, or any portion thereof, shall join in a written instrument expressly effecting such merger and shall duly record the same.

Section 20.16 Possession and Use.

Tenant acknowledges that the Demised Premises are the property of Landlord and that Tenant has only the right to possession and use thereof upon the covenants, conditions, provisions, terms and agreements set forth in this Lease.

Section 20.17 No Surrender During Lease Term.

No surrender to Landlord of this Lease or of the Demised Premises, or any portion thereof, or any interest therein, prior to the expiration of the Term of this Lease shall be valid or effective unless agreed to and accepted in writing by Landlord and consented to in writing by all contract vendors and mortgagees, and no act or omission by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord consented to by all contract vendors and the mortgagees, as aforesaid, shall constitute an acceptance of any such surrender.

Section 20.18 Surrender of Demised Premises.

At the expiration of the Term of this Lease, Tenant shall surrender the Demised Premises in the same condition as the same were in upon delivery of possession thereto at the Commencement Date of the Term of this Lease, reasonable wear and tear and (subject to the provisions of Article XIII) damages on account of casualty loss excepted, and shall surrender all keys to the Demised Premises to Landlord at the place then fixed for the payment of Basic Rent and shall inform Landlord of all combinations on locks, safes and vaults, if any. Tenant shall at such time remove all of its property therefrom and all alterations and improvements placed thereon by Tenant, subject to Section 19.1(g). Tenant shall not remove the Tenant Improvements or any cabling installed by Tenant. Tenant shall repair any damage to the Demised Premises caused by such removal, and any and all such property not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant. If the Demised Premises be not surrendered as above set forth, Tenant shall indemnify, defend and hold harmless Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Demised Premises, including, without limitation any claim made by any succeeding occupant founded on such delay. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

All property of Tenant not removed within ten (10) days after demand by Landlord, which notice cannot be given until after the last day of the Term of this Lease shall be deemed abandoned. Tenant hereby appoints Landlord its agent to remove all property of Tenant from the Demised Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto. Tenant shall pay all costs and expenses of such removal, transportation and storage. Tenant shall reimburse Landlord upon demand for any expenses incurred by Landlord with respect to removal or storage of abandoned property and with respect to restoring said Demised Premises to good order, condition and repair.

Section 20.19 Holding Over.

In the event Tenant remains in possession of the Demised Premises after expiration of this Lease, and without the execution of a new lease, it shall be deemed to be occupying the Demised Premises as a tenant from month to month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Basic Rent shall be escalated to one hundred fifty percent (150%) of the then current Basic Rent for the Demised Premises.

Section 20.20 Landlord Approvals.

Any approval by Landlord or Landlord’s architects and/or engineers of any of Tenant’s drawings, plans and specifications which are prepared in connection with any construction of improvements respecting the Demised Premises shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any reason, purpose or condition, but such approval shall merely be the consent of Landlord, as may be required hereunder, in connection with Tenant’s construction of improvements relating to the Demised Premises in accordance with such drawings, plans and specifications.

Section 20.21 Survival.

All obligations (together with interest or money obligations at the Maximum Rate of Interest) accruing prior to expiration of the Term of this Lease shall survive the expiration or other termination of this Lease.

Section 20.22 Attorneys’ Fees.

In the event of any litigation or judicial action in connection with this Lease or the enforcement thereof, the prevailing party in any such litigation or judicial action shall be entitled to recover all costs and expenses of any such judicial action or litigation (including, but not limited to, reasonable attorneys’ fees and paralegals’ fees) from the other party.

Section 20.23 Landlord’s Limited Liability.

Tenant agrees to look solely to Landlord’s interest in the Demised Premises for recovery of any judgment from Landlord, it being agreed that Landlord (and if Landlord is a partnership, its partners, whether general or limited, and if Landlord is a corporation, its directors, officers or shareholders) shall never be personally liable for any personal judgment or deficiency decree or judgment against it.

Section 20.24 Broker.

Tenant represents that Tenant has dealt with Braman, Braman & Rekstad Inc. (being Tenant’s consultant) as brokers, in connection with the transaction of which this Lease is a part and that no other consultant or broker has negotiated or participated in negotiations of that transaction or this Lease or submitted or showed the Demised Premises or is entitled to any commission in connection therewith. Landlord has dealt with no broker other than Tenant’s Consultant and will indemnify and hold Tenant harmless from and against any commissions, fees and expense, or claims therefor by any consultant, broker, salesman, or other party in connection with or arising out of Landlord’s action in connection therewith. Tenant shall indemnify and hold Landlord harmless from and against any and all commissions, fees and expenses and all claims therefor, by any consultant or broker, salesman or other party in connection with or arising out of Tenant’s action in entering into that transaction or this Lease, other than the commission due to Braman, Braman & Rekstad Inc. which commission, in the amount of $457,312.00, will be paid by Landlord, said payment to be made as follows: (i) $228,656.00 to be paid upon execution hereof, and (ii) $228,656.00 to be paid within two (2) days of the date on which Tenant pays the first installment of Basic Rent to Landlord.

Section 20.25 Governing Law.

This Lease shall be governed by the laws of the State of Minnesota. All covenants, conditions and agreements of Tenant arising hereunder shall be performable in the county wherein the Demised Premises are located. Any suit arising from or relating to this Lease shall be brought in the county wherein the Demised Premises are located, and the parties hereto waive the right to be sued elsewhere.

Section 20.26 “Intentionally Omitted.”

Section 20.27 Time is of the Essence.

Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 20.28 Limited Right of Set Off.

In the event that the Landlord does not pay the Tenant the Moving Allowance or the fee due to Braman, Braman & Rekstad Inc. (as referenced in Section 20.24) as and when due, the Tenant may, following ten (10) days written notice to Landlord, deduct said unpaid amounts from the Basic Rent next coming due hereunder.

Section 20.29 Time Period for Claims.

Any claim which either party may have against the other for default in performance of any of the obligations herein contained to be kept and performed by the other shall be deemed waived unless such claim is asserted by written notice thereof to the defaulting party within twelve (12) months after the date on which the non-defaulting party had actual knowledge of the alleged default, and unless suit be brought thereon within the applicable statute of limitations time period subsequent to the accrual of such cause of action.

Section 20.30 Crescent Ridge Space.

Tenant is hereby granted an option to enter into a lease with Landlord, or an affiliate of Landlord, pursuant to which Tenant will lease certain premises to be constructed by Landlord or its affiliate in a separate project known as Crescent Ridge in Minnetonka, Minnesota. This option must be exercised, if at all, on or before March 1, 1999 and will be exercised by Tenant’s execution and delivery of the lease for the Crescent Ridge space to Landlord, said lease to be on the standard form for Crescent Ridge. The premises demised under that lease will consist of approximately eight hundred (800) useable square feet to be located in the lower level of the Crescent Ridge project and will be designated by Landlord. The term of that lease will be coterminous with the Term of this Lease; provided that at any time after the second anniversary of that lease, and following twelve (12) months notice to Landlord, Tenant may terminate that lease. Tenant will pay gross rent of $12.00 per useable square foot plus the cost of all utilities delivered to those premises. The Tenant will pay all costs of constructing required demising walls for those premises and all tenant improvements in those premises. The premises may be utilized for computer equipment storage and operation, but for no other use. Tenant will be given the right, subject to provisions similar to those set forth in Article XXI hereof, to utilize the roof area of the Crescent Ridge project for one radio antenna. That lease will contain the same renewal rights as set forth herein. Tenant acknowledges that the premises demised by such lease will contain no improvements. The lease for the premises in Crescent Ridge and this Lease will be cross defaulted. There will be copper and fiber lines to the Point of Presence in the lower level of Crescent Ridge so as to accomodate T-1 and T-3 communication services.

Section 20.31 Transfer By Landlord.

Landlord may convey its interest in the Demised Premises (and assign its interest herein) subsequent to the date of Substantial Completion without the consent of Tenant. Prior to Substantial Completion, Landlord may, without the Tenant’s consent, enter into an agreement so to convey and assign its interest so long as the date of closing on such agreement is after the date of Substantial Completion. Prior to Substantial Completion, Landlord may, without the Tenant’s consent, convey its interest in the Demised Premises (and assign its interest herein) to an “Affiliate” (as hereinafter defined) and in the event of such conveyance, Opus Northwest, L.L.C. (and not the Affiliate) will (notwithstanding Section 20.6) retain the obligation to perform all of Landlord’s obligations under Article II hereof.

For the purpose of the foregoing, “Affiliate” shall mean Opus U.S. Corporation, Opus U.S., L.L.C. or any subsidiary of the aforementioned entities or any subsidiary of the Landlord, Gerald Rauenhorst, or any trust, partnership or limited liability company created by or controlled by Gerald Rauenhorst, or one or more of his children.

ARTICLE XXI

SATELLITE DISH

The Landlord hereby grants to Tenant the right to install, maintain and operate any number of satellite dishes and related equipment and/or antennae (hereinafter called the “Satellite Dish”) on the roof of the Building. Tenant shall secure all necessary building permits, and all other permits, consents and approvals of federal, state and local agencies or government authorities required for the installation, maintenance, operation and removal of the Satellite Dish, shall provide copies of the same to Landlord, and shall, at all times during the Term hereof, comply with all requirements of any such agency or authority, including, but not limited to, height restrictions and screening requirements, and with the terms, covenants and conditions of any easements, restrictions, reservations or other encumbrances against the Land. Tenant shall promptly pay all taxes and license fees imposed by any federal, state or local governmental agency or authority in connection with the installation, operation and maintenance of the Satellite Dish. If any zoning approvals or an amendment to a local zoning ordinance is required, Tenant shall pay any costs and expenses of Landlord in connection with such approval or amendment. Tenant shall maintain the Satellite Dish at its own cost and expense in good working order and condition and free from any hazard to person and property. Tenant shall not place any load upon the roof of the Building which will exceed the load per square foot which the roof was designed to carry nor which, in Landlord’s judgment, shall impair the guaranty on the roof membrane. Any damage caused to the Building or any part thereof which results from the installation, operation, maintenance, repair, replacement or removal of the Satellite Dish shall be repaired or replaced promptly by Tenant. Tenant shall not install the Satellite Dish until Landlord has approved the plans and specifications for the design and installation (including, without limitation, screening) thereof. Upon the termination of this Lease or Tenant’s right to maintain the Satellite Dish, Tenant, at its sole cost and expense, shall remove the Satellite Dish and shall restore the roof of the Building to its condition existing prior to the installation of the Satellite Dish, ordinary wear and tear accepted. Tenant shall further repair, at its sole cost and expense, any damage or destruction caused by the removal of the Satellite Dish.

If Landlord proposes to construct improvements on the property which will be (after recording of the Bass Creek Business Park 4th Addition) legally described as Lot 1, Block 1, which will be more than 986.6 feet above sea level, then the Landlord will provide the Tenant with notice of such proposal and will afford the Tenant the right to install the Satellite Dish, together with appropriate cabling, on the roof of the Improvements located on Lot 1, Block 1. Landlord will, prior to the Commencement Date hereof, execute and record a restrictive covenant on the title Lot 1, Block 1, Bass Creek Business Park 4th Addition which restrictive covenant will confirm the foregoing. That restrictive covenant will provide that it cannot be amended or modified without the consent of the Landlord, and the Landlord agrees with the Tenant not to modify or amend that restrictive covenant.

ARTICLE XXII

TERMS OF OPTION TO RENEW

Section 22.1 Terms of Option to Renew.

The Tenant’s right to exercise the Renewal Terms referenced in Section 1.2 of this Lease shall not be assignable by Tenant, shall not exerciseable by a sublessee but shall be upon the following terms and conditions and subject to the limitations hereinafter set forth:

(i) That at the time of the “Request for Market Rent” (as defined herein) and at the time hereinafter set forth for the exercise of each option with respect to a Renewal Term or the commencement of each Renewal Term, as the case may be, this Lease shall be in full force and effect and there shall be no uncured Event of Default hereunder by Tenant.

(ii) The annual Basic Rent during each Renewal Term shall, notwithstanding anything herein to the contrary, be equal to ninety-five percent (95%) of the “Market Rent” (as defined herein) and shall be payable in equal monthly installments equal to one-twelfth (1/12) of the annual Basic Rent as established for each Renewal Term, in advance on the first day of each calendar month during each Renewal Term.

(iii) Except as otherwise specifically provided in subsection (ii) above, the Renewal Terms shall be upon the same terms, covenants and conditions contained in this Lease. All other payments on the part of Tenant to be made as provided in this Lease shall continue to be paid during each Renewal Term including, but without limitation, all payments of Additional Rent as required herein.

(iv) “Market Rent” means the annual Basic Rent which Landlord would receive by renting the Demised Premises including all building, structure and fixtures erected thereon, together with all additions, alterations and replacements thereof in their condition and configuration as of the time of determination of Market Rent assuming the Landlord to be a prudent person willing to lease but being under no compulsion to do so, and assuming the Tenant to be a renewal tenant and prudent person willing to lease but being under no compulsion to do so, assuming a lease term equal to the term in question, assuming a lease containing the same terms and provisions as those contained in this Lease, and giving due regard to all economic factors; including, without limitation, the size and use of the Demised Premises, a location in the Southwest, Northwest or West suburbs of Minneapolis, the quality and age of the Building, the extent of services provided by the Landlord, applicable distinctions between “gross” leases and “net” leases, the creditworthiness and quality of Tenant, leasing commissions payable in the market, any inducements, or rental concessions, if any, and any other relevant term or condition in making such evaluation, including the benefit to Landlord of having the Demised Premises immediately rent producing at the date in question.

(v) Upon determination of the Basic Rent for the Renewal Term, the parties will execute an Amendment to this Lease confirming the Renewal Term and the Basic Rent, as determined below.

Section 22.2 Exercise of Option to Renew.

If Tenant elects to exercise an option to extend the Term of this Lease, it shall do so as follows:

(i) Tenant shall notify Landlord, in writing, of its desire for a determination of Market Rent, such notice to be given no sooner than five hundred thirty (530) days and no later than five hundred (500) days prior to the expiration of the Initial Term or the first Renewal Term (as the case may be), time being of the essence with respect to such notice (the “Request for Market Rent”).

During the sixty (60) day period following the receipt of the Request for Market Rent, Landlord and Tenant will meet on at least two (2) occasions at the Demised Premises and attempt to agree upon the “Market Rent” for the Demised Premises for the Renewal Teem in question. The Landlord and the Tenant will each submit their final best offer for Market Rent to the other in writing before the end of that sixty (60) day period (referred to as the “Landlord’s and Tenant’s Final Offer”).

If the parties are unable to agree upon the Market Rent for the Renewal Term during such sixty (60) day period, Tenant shall, (on or before the date which is seventy (70) days after delivery of the Request for Market Rent) either: (i) withdraw its Request for Market Rent; or (ii) deliver an “Appraisal Request” to Landlord. If Tenant does neither, it will be deemed to have elected (i) above. If Tenant withdraws, or is deemed to have withdrawn, the Request for Market Rent, Tenant’s option to renew the Term, and all succeeding options, shall terminate. Tenant shall be deemed to have made the irrevocable election to exercise the next available Renewal Term at such time as Tenant delivers an Appraisal Request to Landlord.

(ii) If Tenant gives Landlord a timely Appraisal Request, each party will, within twenty (20) days, choose a person with at least five (5) years experience as a real estate appraiser of income producing assembly and office property in the market area who shall be a member in good standing of the American Institute of Real Estate Appraisers (or successor organization or if no such organization exists then persons of similar professional qualifications), with the designation M.A.I., and give notice of the name and address of such person to the other within twenty (20) days of the notice of disagreement from Tenant. Those two persons shall within five (5) days select a third person who is experienced in the determination of commercial rental rates for office space in the market area and the three persons (the “Experts”) shall make a determination of Market Rent as expeditiously as possible thereafter and in any event within thirty (30) days after the selection of the third Expert. The Landlord’s and the Tenant’s Final Offer will be given to the Experts for the purposes of their review in making their determination. The determination of the Experts shall be made no later than the date which is 365 days prior to the end of the Term and shall be made as follows:

(a)	Each Expert will independently determine the Market Rent and then will meet and simultaneously disclose to the other their respective determinations.

(b)

If neither the highest nor the lowest determination differs from the middle determination by more than ten percent (10%) of such middle determination, then the Market. Rent shall be the average of all three determinations.

(c)	If subparagraph (b) does not apply, then the Market Rent shall be the average of the two determinations closest by dollar amounts.

(d)

The Experts shall promptly notify Landlord and Tenant of each of their separate determinations and the resulting Market Rent. Except as otherwise provided in this Lease, the said appraisal Market Rent determination shall be conducted in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any appraisal decision rendered may be entered by any Court having jurisdiction thereof. The determination of Market Rent pursuant to this procedure shall be final, binding and conclusive upon Landlord and Tenant.

Each party will pay any and all fees and expenses incurred in connection with such party’s Expert and the fees and expenses for the third Expert will be borne equally by the parties except that if the Market Rent resulting from any determination under this Article is equal to or greater than ninety-five (95%) percent of the amount of Market Rent set forth in Landlord’s notice to Tenant, then Tenant shall pay all fees and expenses of all three of the Experts.

There shall be no further additional right to renew this Lease other than as herein set forth, and Tenant’s failure to timely and effectively make its Request for Market Rent or to exercise the first Renewal Term shall extinguish its rights thereto as well as Tenant’s right to exercise the second Renewal Term. Any termination of this Lease shall terminate the right of renewal contained hereunder.

ARTICLE XXIII

TENANT’S OPTION TO EXPAND BUILDING

Section 23.1 Tenant’s Option to Expand Building.

Pursuant to Section 2.1 of this Lease, Landlord has agreed to construct the Improvements (for purposes of this Article XXIII, the Improvements are sometimes hereinafter referred to as “Phase One Improvements”). Subject to the terms of this Article, Landlord hereby further agrees that, at the written request of Tenant, Landlord will erect upon the Land an expansion to the Phase One Improvements consisting of an expansion of the Building on the portion of the Land immediately to the South of the Building (the expansion of the Phase One Improvements is sometimes hereinafter referred to as the “Phase Two Improvements”. The Phase Two Improvements will consist of no more than 60,000 gross square feet of additional building. The Phase Two Improvements will be completed in accordance with the provisions of Sections 23.2 through 23.9 hereof, inclusive. Tenant shall make its election to exercise its right to expand the Building by written notice to Landlord (the “Expansion Notice”). Subject to the provisions hereof regarding a Term Extension, the Expansion Notice may be given at any time prior to the expiration of the Term.

Within thirty (30) days of receipt of the Expansion Notice, Landlord and Tenant will meet a minimum of two (2) times to discuss and to attempt to agree upon schematic plans and specifications for the Phase Two Improvements (the “Schematics”). Landlord is not required to approve the Schematics to the extent that they will, in Landlord’s reasonable judgment, impair the structural or mechanical integrity or diminish the value of the Demised Premises. Within that same thirty day (30) period, Landlord will furnish Tenant with a site plan showing the proposed Phase Two Improvements (the “Site Plan”). The Schematics, the Phase Two Outline Plans and Specifications and the Site Plan will be prepared at the initial cost of the Tenant.

Following written approval of the Schematics by Landlord and Tenant, Landlord will proceed with the preparation of the “Phase Two Outline Plans and Specifications” which will be developed from the Schematics. The Phase Two Outline Plans and Specifications will be submitted to Tenant for its approval within sixty (60) days of said approval of the Schematics and will contain similar detail as are contained in the Outline Plans and Specifications attached hereto as Exhibit “B”.

Within twenty (20) days following receipt of the Phase Two Outline Plans and Specifications, Tenant will either approve the same or request such changes as it deems appropriate, which changes will then be incorporated into the Phase Two Outline Plans and Specifications by Landlord. Landlord and Tenant will agree upon the Phase Two Outline Plans and Specifications within sixty (60) days of their approval of the Schematics. Landlord will have no obligation to make changes to the Phase Two Outline Plans and Specifications which, in Landlord’s judgment, will impair the structural or mechanical integrity of the Building or, in Landlord’s reasonable judgment, diminish the value of the Demised Premises. During the development of the Phase Two Outline Plans and Specifications, Landlord will, at Tenant’s cost, make application for all required governmental approvals for the Phase Two Improvements (the “Phase Two Permits”) and will diligently pursue the issuance of those Phase Two Permits. Delay or failure of issuance of the Phase Two Permits will constitute Excused Delay.

Upon approval of the Phase Two Outline Plans and Specifications by Landlord and Tenant, Landlord will advise the Tenant whether, in Landlord’s reasonable judgment, the construction of the Phase Two Improvements can be Substantially Completed on or before the date which is five (5) full calendar years prior to the expiration of the Term (as it may have been previously extended), and if not Landlord will advise the Tenant when the Landlord estimates that the Phase Two Improvements will be Substantially Complete (the “Landlord’s Completion Estimate”). For the purpose of the Phase Two Improvements, the term “Substantial Completion” will have the same meaning given it in Section 2.5. After receipt of the Landlord’s Completion Estimate, and as a prerequisite to the Landlord’s obligation to further proceed with the preparation of the Phase Two Final Plans and Specifications, Tenant must execute and deliver to Landlord an “Expansion Amendment” (as hereinafter defined). The Expansion Amendment will be executed, if at all, upon: (i) Tenant’s election as to payment for the Phase Two Improvements, as contemplated in Section 23.4, (ii) determination of the “Phase One Improvements Basic Rent” for the Term Extension, or the delivery by Tenant of an “Arbitration Demand” with respect to the Phase One Improvements Basic Rent for the Term Extension (as both of those terms are defined in Section 23.10).

The “Expansion Amendment”, which will be prepared by Landlord, will provide as follows:

(i) If, pursuant to the Landlord’s Completion Estimate, the Phase Two Improvements will not be Substantially Complete on or before the date which is five (5) full calendar years prior to the expiration of the Term (as the same may have previously been extended by reason of the Tenant’s exercise of Renewal Terms), and if the Tenant elects to pay for the Phase Two Improvements pursuant to Section 23.4.1, then the Expansion Amendment, once executed by Tenant, will constitute an irrevocable election by Tenant to extend the Term of this Lease so that the Term (as it may previously have been extended) will expire on a date which is five (5) full calendar years after the date of the Substantial Completion of the Phase Two Improvements. The period of time by which the Term is extended by reason of the Expansion Amendment is called the “Term Extension”.

(ii) The Phase One Improvements Basic Rent for the Term Extension (if a Term Extension is required) will be determined in one of two methods and will be incorporated into the Expansion Amendment. Those methods are more fully described in Section 23.10. If the Phase One Improvements Basic Rent has in fact been agreed upon, then the Expansion Amendment will contain that agreement. If an Arbitration Demand has been delivered by the Tenant with respect to the Phase One Improvements Basic Rent, then the Expansion Amendment will identify the date by which the arbitrators are to determine the Phase One Improvements Basic Rent. The fact that the Phase One Improvements Basic Rent for the Term Extension may not be determined until after execution of the Expansion Amendment will not permit the Tenant to rescind the Expansion Amendment, it being the intention of the parties that the execution of the Expansion Amendment will irrevocably serve to extend the Term of this Lease for the Term Extension notwithstanding that the Phase One Improvements Basic Rent may not yet be established.

(iii) As is set forth in 23.3, the Tenant must elect to pay for the Phase Two Improvements either through the “Phase Two Basic Rent” or through the “Construction Price” (as those terns are defined in Section 23.3). The Expansion Amendment will document which election Tenant has chosen and will obligate the Tenant to make the payments required by reason of that election.

(iv) If the Tenant pays for the Phase Two Improvements by paying the Construction Price, then the Expansion Amendment will contain provisions amending Article XIV of this Lease to provide that Tenant shall receive a proportion of any condemnation award received on account of a condemnation of the Phase Two Improvements, Tenant’s proportion to be determined by multiplying the Phase Two condemnation award by a percentage derived by dividing the unexpired Term as of the date of the taking of the Phase Two Improvements by the unexpired Term as of the date of Substantial Completion of the Phase Two Improvements.

Section 23.2 Design of Phase Two Improvements.

Upon execution of the Expansion Amendment, Landlord will commence the preparation of the “Phase Two Final Plans and Specifications” so as to be consistent with the approved Phase Two Outline Plans and Specifications, satisfy any physical requirements of the site and to comply with all applicable building and zoning regulations and orders of any duly constituted authority applicable to construction of said Phase Two Improvements or the use thereof.

Section 23.3 Cost of Phase Two Improvements.

At the time the final Phase Two Outline Plans and Specifications are approved (which the parties will do following the provisions set forth in Section 2.1 hereof), Landlord will inform Tenant of the proposed increase in Basic Rent attributable to the Phase Two Improvements (the “Phase Two Basic Rent”) and Landlord’s “Construction Price” (as hereinafter defined) for the Phase Two Improvements. The “Construction Price” shall include all costs, in the categories identified on Exhibit B-1, to be incurred in construction the Phase Two Improvements together with legal costs and other costs of financing of the Demised Premises, if required, financing the Phase Two Improvements, interim financing during the construction period and costs for the preparation of the Site Plan, the schematics, the Phase Two Outline Plans and Specifications and the Phase Two Final Plans and Specifications.

If Tenant is dissatisfied with such proposed Phase Two Basic Rent or the Construction Price, it may solicit bids to include all categories included within the Construction Price from two or more financially responsible building contractors experienced in constructing buildings similar to the proposed Phase Two Improvements and which are reasonably acceptable to Landlord. The contractors identified on Exhibit “G” (the “ Unacceptable Contractor List”) will not be acceptable contractors. Each of such financially responsible building contractors shall accompany its bid with a bid bond in the amount of its bid, issued by an acceptable commercial surety licensed to do business in the State of Minnesota, and shall agree to furnish a completion bond, including a bond against claims for labor and materials as well as the completion of such Phase Two Improvements. The competing bids shall include a sum for design and interim financing and shall provide for no progress payments; but, in place of such payments, there shall be one payment for the entire work due and payable upon completion of the work and acceptance by Landlord and Tenant. In determining whether the Construction Price of Landlord is in excess of the bid of the lowest financially responsible contractor submitting a bid, the premiums for the completion bond and mechanic’s lien bond shall be eliminated from such computation.

If the Construction Price of Landlord is greater than one hundred three percent (103%) of the bid of the lowest financially responsible contractor submitting a bid (with all required bonds), Landlord shall elect OPTION A below. If the Construction Price of Landlord is equal to or less than one hundred three percent (103%) of the bid of the lowest financially responsible contractor submitting a bid (with all required bonds), Landlord shall, within fifteen (15) days, elect OPTION A or OPTION B below. OPTION A will be for Landlord to enter into a construction contract (as Owner) on terms acceptable to Landlord with the contractor submitting the lower bid providing for the construction of the Phase Two Improvements by that contractor. Landlord will have no obligation to enter into that construction contract until Tenant has executed an agreement reasonably satisfactory to Landlord pursuant to which Tenant is obligated to pay (and provide security with respect to that obligation) the sums due under that construction contract. OPTION B will be for Landlord to lower its Construction Price to a sum equal to the lowest competing bid. If Landlord elects OPTION B, then the Construction Price shall be the Construction Price as so adjusted pursuant to said election.

If the Construction Price of Landlord is less than the competitive bids, then Tenant may elect, pursuant to Section 23.4, to have the Phase Two Improvements constructed by Landlord at Landlord’s Construction Price.

Tenant shall not be given possession of, nor shall Tenant be obligated to Landlord for the payment of Basic Rent or Additional Rent, with respect to, the Phase Two Improvements until the Phase Two Improvements are Substantially Completed (as defined in Section 2.5) herein in accordance with the Phase Two Final Plans and Specifications. Delay in putting Tenant in possession of said Phase Two Improvements shall not serve to extend the Term of this Lease or to make Landlord liable for any direct, indirect, special or consequential damages arising therefrom.

Section 23.4 Payment for Phase Two Improvements.

After final determination of the Phase Two Basic Rent and the Construction Price as contemplated by Section 23.3, Tenant shall elect one of the following options:

23.4.1 To have the Landlord construct the Phase Two Improvements (and pay the Phase Two Basic Rent);

23.4.2 To have the Phase Two Improvements constructed by the lowest bidding contractor and pay the Construction Price to Landlord in cash (if Landlord elects OPTION A as set forth in Section 23.3);

23.4.3 To have the Phase Two Improvements constructed by Landlord and pay the Construction Price to Landlord in cash (if Landlord elects OPTION B as set forth in Section 23.3); or

23.4.4 To withdraw the Expansion Notice, in which event the Tenant’s right to cause the construction of the Phase Two Improvements will be deemed terminated and of no further force or effect.

Tenant shall promptly make such election and (except in the event of Section 23.4.4) execute the Expansion Amendment, as well as other documentation contemplated hereby, prior to commencement of construction of the Phase Two Improvements.

If Tenant elects 23.4.1 above, then, upon the date that the Phase Two Improvements are Substantially Completed, the Basic Rent payable under Article III of this Lease shall be increased by the amount of the Phase Two Basic Rent, the other sums payable by the Tenant hereunder will be adjusted to reflect the increase in the Demised Premises attributable to the Phase Two Improvements and the agreements to be paid, kept, observed and performed by Tenant under this Lease shall thereupon become applicable to the Phase Two Improvements.

If Tenant elects 23.4.2 or 23.4.3 above, and provided Tenant furnishes reasonably adequate security for the payment of such costs, as reasonably determined by Landlord, and pays all construction costs as the same become payable, the Basic Rent shall not be adjusted as a result of the construction of the Phase Two Improvements. If Tenant elects 23.4.2 or 23.4.3, Tenant must pay the entire Construction Price. If Tenant elects 23.4.2, Tenant must deliver final lien waivers as required by Landlord with respect to the Phase Two Improvements. If Tenant elects 23.4.3, Tenant must provide the funds required in order for Landlord to obtain such final lien waivers.

It is understood and agreed that notwithstanding payment of all construction costs for the Phase Two Improvements by Tenant, upon installation, all Phase Two Improvements, except Tenant’s moveable trade fixtures, shall become the property of Landlord. In the event Tenant elects 23.4.2 or 23.4.3, Tenant will not be given possession of the Phase Two Improvements until all sums payable by Tenant are paid. If Tenant elects 23.4.4, then Tenant’s option to expand the Demised Premises shall terminate.

Section 23.5 Completion of Phase Two Improvements.

Upon execution of the Expansion Amendment and approval of the Phase Two Final Plans and Specifications, and provided that Tenant has elected Section 23.4.1 or 23.4.3, Landlord shall, subject to Excused Delay, diligently proceed with the construction of the Phase Two Improvements and complete the same and deliver possession thereof to Tenant within a reasonable time thereafter. Landlord will give Tenant written notice of any such Excused Delay specifying the nature and the period of such Excused Delay within thirty (30) days after the occurrence thereof. The time of completion of said construction shall be extended for the additional time caused by such Excused Delay. If Tenant elects Section 23.4.2, then Landlord will, at Tenant’s cost, enforce the construction contract entered into by Landlord, but Landlord will have no obligation to assure timely Substantial Completion of the Phase Two Improvements. If the Phase Two Improvements are not Substantially Complete by the date required by said construction contract, or if the contractor thereunder materially defaults in its obligations, Landlord may complete the Phase Two Improvements following thirty (30) days notice to Tenant and Tenant’s failure to either cure said default by the contractor or commence and diligently prosecute the completion of the Phase Two Improvements. If the Landlord completes the Phase Two Improvements as set forth in the immediately preceding sentence, Tenant will pay Landlord, as Additional Rent, all sums incurred by Landlord in so completing the Phase Two Improvement, together with interest at the Maximum Rate of Interest.

Section 23.6 Tenant’s Right to Inspect.

During the period of construction of Phase Two Improvements and provided Landlord is constructing the Phase Two Improvements, Tenant or its designated agent or agents shall have the right of inspect and Landlord shall cooperate with Tenant or its designated agent or agents with respect to any such inspection and facilitate the same as long as such inspection does not interfere with the work of Landlord in completing the Phase Two Improvements. In the event Landlord elects to allow another contractor to perform the Phase Two Improvements, as provided for in Section 23.3 herein, during the period of such construction (and without limitation of Landlord’s other rights set forth in this Lease), Landlord shall have the right to inspect and Tenant shall cooperate with Landlord in the inspection of such work.

Section 23.7 Compliance with Plans and Specifications.

At least five (5) days prior to Substantial Completion of the Phase Two Improvements by Tenant, and provided that Landlord constructed the Phase Two Improvements, Landlord and Tenant will agree upon a list of all punch list items not completed in accordance with the Phase Two Final Plans and Specifications and Landlord shall forthwith complete said punch list items. The acceptance of possession of the Phase Two Improvements by Tenant shall be deemed conclusively to establish that the Phase Two Improvements have been Substantially Completed, subject to any punchlist items; provided, however, that Tenant may supplement the punch list by identifying punch list items which Tenant establishes were deficiencies in the Phase Two Improvements as of the date of Substantial Completion, so long as such supplemental punch list items are identified for Landlord within one hundred twenty (120) days following Substantial Completion. Provided that Landlord constructed the Phase Two Improvements Landlord will complete said supplemental punch list items within sixty (60) days, or such longer period as may be reasonably required.

If Landlord did not construct the Phase Two Improvements, the failure to complete the Phase Two Improvements will not excuse the Tenant’s obligation to pay for them, pursuant to the terms hereof.

Section 23.8 Guaranty of Improvements.

Provided that Landlord constructs the Phase Two Improvements, Landlord guarantees the Phase Two Improvements and such other items as are covered by the final plans and specifications against defective workmanship and/or defective materials for a period of one year from the date of Substantial Completion of the Phase Two Improvements. Provided that Landlord constructs the Phase Two Improvements, Landlord does further agree, at its sole cost and expense to repair or replace a defective item occasioned by defective workmanship and/or defective materials during said one year period. Performance of such one (1) year guaranty shall be Landlord’s sole obligation with respect to defective workmanship or materials, and Tenant’s rights to enforce such one (1) year guaranty shall be Tenant’s sole and exclusive remedy with respect to such defective workmanship and materials in limitation of any contract, warranty or other rights, whether express or implied, that Tenant may have under applicable laws.

From and after the expiration of the one-year guaranty of Landlord against defective workmanship and materials, and provided that Landlord constructs the Phase Two Improvements, Landlord agrees to cooperate with Tenant in the enforcement by Tenant, at Tenant’s sole cost and expense, of any excess warranties or guaranties of workmanship or materials given by subcontractors or materialmen that guarantee or warrant against defective workmanship or materials for a period of time in excess of the one-year period described above and to cooperate with Tenant in the enforcement by Tenant, at Tenant’s sole cost and expense, of any service contracts that provide service, repair or maintenance to any of the Phase Two Improvements constructed by Landlord for a period of time in excess of such one-year period. Upon expiration of the one year guaranty of Landlord, Landlord will assign to Tenant any then unexpired warranties which Landlord received from any subcontractors performing work with respect to the Phase Two Improvements.

Section 23.9 Acceptance of Phase Two Improvements.

Save and except for the aforesaid one year guaranty against defective materials and/or defective workmanship and related obligations referred to in Section 23.8 above (to the extent applicable), and save and except for the incomplete items referred to in Section 23.7 above (to the extent applicable), Tenant, upon occupying the Phase Two Improvements, shall thereafter have and hold said Phase Two Improvement as the same shall then be without any liability or obligation on the part of Landlord for making any alterations, improvements or repairs of any kind in or about the Phase Two

Improvements for the entire Term of this Lease, including any renewal or extensions thereof and Tenant agrees to maintain the Demised Premises, including the Phase Two Improvements and all parts thereof, in good and sufficient state of repair in accordance with the provisions of this Lease.

Section 23.10 Basic Rent for Phase One Improvements During Term Extension.

If a Term Extension is required, it will be necessary for the parties to agree upon the “Phase One Improvements Basic Rent” for the Term Extension. The Phase One Improvements Basic Rent will be determined as follows.

Upon Tenant’s receipt of the Landlord’s Completion Estimate, and during the thirty (30) day period following that receipt, the parties will meet on at least two (2) occasions at the Demised Premises in order to attempt to agree upon the Phase One Improvements Basic Rent for the Term Extension. If the parties are successful in reaching that agreement, the Phase One Improvements Basic Rent as so agreed will be incorporated into the Expansion Amendment and Tenant will pay that Phase One Improvements Basic Rent during the Term Extension. If the parties are unable to agree upon the Phase One Improvements Basic Rent, then the Landlord’s final best offer for the Phase One Improvements Basic Rent will be documented and the Tenant’s final best offer for Phase One Improvements Basic Rent will be documented and those offers will be called the “Landlord’s and Tenants Final Offer”.

If the parties are unable to reach agreement on the Phase One Improvements Basic Rent within said thirty days, then Tenant will (within an additional ten (10) days) either withdraw its Expansion Notice, in which event there will be no Phase Two Improvements constructed, or will deliver an “Arbitration Demand.” If Tenant gives Landlord a timely Arbitration Demand, then the parties will follow the procedures set forth in Section 22.2 (ii) except that the Experts will be directed to determine the Market Rent for the Phase One Improvements for the Term Extension. In making that determination, the Experts will be directed to ignore the fact that the Phase Two Improvements will be constructed.

The Basic Rent for the Phase One Improvements for the Term Extension will be 100% of the Market Rent for the Phase One Improvements as so determined by the Experts and such determination shall be final, binding and conclusive upon Landlord and Tenant and shall be incorporated into a supplemental Expansion Amendment.

ARTICLE XXIV

FIT PLAN ALLOWANCE

Landlord has paid to Setter, Leach & Lindstrom the sum of Fourteen Thousand Six Hundred Sixty One and 00/100 Dollars ($14,661.00) for obligations incurred by Tenant in connection with the completion of a preliminary fit plan of the Demised Premises, which plan was prepared by Setter, Leach & Lindstrom.

ARTICLE XXV

NET RENT PROHIBITION

The provisions of this Lease to the contrary notwithstanding, if and so long as Teachers Insurance and Annuity Association of America (“Teachers”) shall be the holder of a mortgage or deed of trust placed upon the Demised Premises or the Land, the following provisions shall apply:

(a) Basic Rent and Additional Rent will not be based in whole or in part on the income or profits derived from the Demised Premises except for percentage rent (if any) based on gross (not net) receipts or sales of the Lessee;

(b) If Teachers, as the holder of a mortgage or deed of trust upon the Demised Premises or the Land, succeeds to the Landlord’s interest under the Lease and is advised by its counsel that all or any portion of the Basic Rent or Additional Rent payable under the Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of 1986 or regulations issued thereunder, Teachers may elect to amend unilaterally the calculation of Basic Rent or Additional Rent so that none of the Basic Rent or Additional Rent payable to Teachers under the Lease will constitute unrelated business income, provided, however such amendment will not increase Tenant’s payment obligations or other liability under the Lease or reduce the Landlord’s obligations under the Lease; and

(c) If the provisions of subsection (b) above apply, and if Teachers requests, the Tenant agrees to execute any document Teachers request which is reasonably necessary to effect such amendment of the Lease.

Tenant acknowledges the foregoing and agrees to incorporate the foregoing provisions in any sublease of all or any portion of the Demised Premises so that such provisions apply in the same manner to any sublease of all or any portion of the Demised Premises as they apply to the Lease of the Demised Premises.

IN WITNESS WHEREOF, each of the parties hereto has caused this Lease to be duly executed as of the day and year first above written.

LANDLORD:

OPUS NORTHWEST, L.L.C. a Delaware limited liability company

TENANT:

COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation

FIRST AMENDMENT TO NET LEASE

THIS FIRST AMENDMENT TO NET LEASE is made and entered into this 4th day of November, 1999 by and between OPUS NORTHWEST, L.L.C., a Delaware limited liability company (the “Landlord”) and COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation, (the “Tenant”).

RECITALS:

1. Landlord and Tenant entered into a certain Net Lease (Build-to-Suit) dated September 30, 1998 (the “Lease”) relating to certain real property and improvements located at 6000 Nathan Lane North, City of Plymouth, County of Hennepin, State of Minnesota and legally described on Exhibit “A” attached hereto and made a part hereof (the “Premises”).

2. Tenant has elected to delete the Indirect Lighting from the Premises, as permitted by Section 3.2 of the Lease. In response, Landlord and Tenant desire to amend the Lease to re-allocate the funds budgeted for payment of the cost of the Indirect Lighting toward the Tenant Improvement Allowance.

3. All capitalized terms not otherwise defined in this Amendment will have the meanings ascribed to them in the Lease.

COVENANTS:

In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, Landlord and Tenant do hereby amend the Lease as follows:

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Tenant has elected to delete the Indirect Lighting from the Premises, as permitted by Section 3.2 of the Lease. As a result, the funds budgeted for payment of the cost of the Indirect Lighting in the amount of $577,500.00 shall be added to and become a part of the Tenant Improvement Allowance, thereby increasing the Tenant Improvement Allowance from $4,573,125.00 to 5,150,625.00.

This Amendment will be effective as of October 1, 1999. Except as expressly set forth herein, all other terms and conditions of the Lease remain unmodified and in full force and effect.

This Amendment may be executed in counterparts, each of which is an original and all of which constitute one instrument.

IN WITNESS WHEREOF, Landlord and Tenant have each caused this Amendment to be executed by their duly authorized representatives as of the day and date first above written.

LANDLORD:

OPUS NORTHWEST, L.L.C., a Delaware limited liability company

By:	/s/ Lori A. Larson
Name:	Lori A. Larson
Its:	Vice President, Sales

TENANT:

COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation

By:	/s/ Greg Barnum
Name:	Greg Barnum
Its:	CFO

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EXHIBIT “A”

LEGAL DESCRIPTION

Lot 4, Block 1, BASS CREEK BUSINESS PARK 4TH ADDITION

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SECOND AMENDMENT TO NET LEASE (BUILD-TO-SUIT)

THIS SECOND AMENDMENT TO NET LEASE (BUILD-TO-SUIT) (the “Amendment”) is made and entered into as of the 12th day of May, 2006 (“Effective Date”), by and between OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company (“Landlord”), and McDATA SERVICES CORPORATION, a Minnesota corporation (“Tenant”).

Recitals and Preliminary Statement of Facts:

A. Landlord (as successor in interest to Opus Northwest, L.L.C.) and Tenant (formerly known as Computer Network Technology Corporation) are parties to that certain Net Lease (Build-to-Suit) dated September 30, 1998, which lease has been previously amended by instrument dated November 4, 1999 (together, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant certain real property and improvements (the “Original Demised Premises”) at the property located at 6000 Nathan Lane North, Plymouth, Minnesota 55442 (the “Building”). The Lease by its terms will expire on April 30, 2010 unless sooner terminated in accordance with the terms of the Lease, as hereby amended (the “Termination Date”).

B. Tenant desires to surrender to Landlord certain portions of the Original Demised Premises identified as follows: (a) 35,507 rentable square feet (being 30,876 usable square feet utilizing a factor of 15% to convert rentable square feet to usable square feet) of the Original Demised Premises located on the third floor of the Building in the area shown on Exhibit A attached to this Amendment (the “Suite 300 Space”); (b) the land on which the Building is located including, without limitation, all driveways, pathways, roadways, sidewalks, curbs, parking areas, loading areas, landscaped areas, entrances and passageways; and (c) those portions of the Building located shown on the schedule of plans identified on Exhibit B attached to this Amendment, together with all elevators, conduits, risers, shafts, plenums and other vertical and horizontal spaces within the Building required to provide utilities and other services to all occupants of the Building [(b) and (c) are collectively referred to herein as the “Common Area”], subject to and in accordance with the terms and conditions of this Amendment and Landlord is willing to accept such surrender of the Reduction Space subject to and in accordance with the terms and conditions of this Amendment. The Suite 300 Space and the Common Area are collectively referred to herein as the “Reduction Space.” The Building and the land on which the Building is located are sometimes collectively referred to herein as the “Property.”

C. The capitalized terms used in this Amendment will have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment. All exhibits attached to this Amendment are made a part of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

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Covenants:

1. Reduction.

1.1 Tenant will vacate the Suite 300 Space, and any portion of the Common Area that is occupied by Tenant in a manner inconsistent with use of the Common Area as an area to be used by all occupants of the Building, all in accordance with the terms of the Lease on or before May 12, 2006 (the “Vacation Date”) as if the Vacation Date was the Termination ate. Tenant will fully comply with all obligations under the Lease respecting the Reduction Space through the Reduction Effective Date. Notwithstanding anything contained in this Section 1.1 to the contrary, it is understood and agreed that Tenant has entered into a separate agreement with HSM Electronic Protection Services, Inc., a Delaware corporation (“HSM”) as the intended replacement tenant for the Suite 300 Space, which separate agreement permits Tenant to remain in possession of a portion of the Suite 300 Space known as the NMS Group Data Center (the “NMS Space”) beyond the Vacation Date. Landlord has no liability or obligation to Tenant with regard to use or possession of, or access to, the NMS Space. Tenant’s sole and exclusive remedy with respect to use and possession of, and access to, the NMS Space is to enforce the separate agreement between Tenant and HSM. The NMS Space is part of the Reduction Space for purposes of this Amendment.

1.2 Effective as of the later to occur of (a) satisfaction of all of the Reduction Conditions (defined in Section 1.3 below) or (b) May 12, 2006 (such later date being the “Reduction Effective Date”), the Original Demised Premises will be decreased by the Reduction Space. As of the Reduction Effective Date, the Reduction Space will be deemed surrendered by Tenant to Landlord, the Lease will be deemed terminated with respect to the Reduction Space, and the “Demised Premises” as defined in the Lease will be deemed to mean the Original Demised Premises less the Reduction Space.

1.3 Reduction Conditions. The “Reduction Conditions” mean the following:

1.3.1 Vacation of the Suite 300 Space and the Common Area in accordance with Section 1.1 above by the Vacation Date.

1.3.2 Landlord’s execution and delivery of a lease for the Suite 300 Space with a party, and upon terms and conditions, acceptable to Landlord in Landlord’s sole discretion (the “Suite 300 Lease”).

1.3.3 Tenant’s completion of the improvements to the Reduction Space described on. Exhibit C attached to this Amendment in a manner acceptable to the City of Plymouth (the “City”) and any other governmental authorities having jurisdiction over the Building, as evidenced by a written certificate of occupancy, governmental sign-off, permit or similar document required by the City and such other governmental authorities as a condition to lawful occupancy of the Building as a multi-tenant building.

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1.3.4 Landlord’s receipt of an unqualified consent of any lender of Landlord to the terms and conditions of this Amendment and the Suite 300 Lease.

1.3.5 Tenant has relocated all equipment and materials in the Building that identify the current security system provider to areas of the Building that are not accessible to the general public.

2. Basic Rent. As of the Reduction Effective Date, the Basic Rent payable pursuant to Section 3.1A of the Lease will be as follows:

Period	Annual Installments	Monthly Installments
Reduction Effective Date - 4-30-10	$1,857,466.80	$154,788.90

All such Basic Rent will be payable by Tenant in accordance with the terms of the Lease.

3. Property Management Services. Commencing on the Reduction Effective Date and continuing through and including the Termination Date, in addition to the obligations imposed on Tenant under the Lease, Tenant will provide or cause to be provided, the services to the Property specified on Exhibit D attached hereto and incorporated herein by reference, at Tenant’s sole cost and expense, subject to payment by Landlord in accordance with Section 4 below (collectively, the “Property Management Services”).

4. Payment for Property Management Services. In consideration for performance by Tenant of the Property Management Services, and provided no Event of Default exists under the Lease, commencing on the Reduction Effective Date and continuing through and including the Termination Date, Landlord will pay to Tenant the following amounts in the form of a credit to the monthly installments of Basic Rent due and payable under the Lease:

4.1 An amount equal to $26,630.25 per month, which is based on an annual amount per rentable square foot of the Reduction Space of $9.00.

4.2 An amount equal to $2,958.91 per month, which is based on an annual amount per rentable square foot of the Reduction Space of $1.00.

5. Use of Common Area. As of the Reduction Effective Date, Tenant will have the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the Common Area, subject to all applicable laws, rules, orders, statutes and ordinances of any governmental or private entity in effect on or after the Reduction Effective Date and applicable to the Common Area or the use or occupancy of the Common Area, including without limitation, Hazardous Materials Laws, building rules imposed by Landlord from time to time and any covenants, conditions, restrictions, easements, declarations or other matters affecting title to the Common Area.

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Notwithstanding anything to the contrary in this Amendment or the Lease, Tenant shall not use, nor permit its employees, staff, subtenants (specifically including but not limited to RJF Agencies, Inc., a Minnesota corporation, and UHC) or contractors to use more than 650 parking spaces located in the Common Area. All parking spaces in the Common Area are unreserved, may be used by all tenants and visitors of the Building, and may be relocated or redesignated from time to time by Landlord.

6. Assignment of UHC Parking Lease. Tenant does hereby assign and transfer to Landlord effective as of the Reduction Effective Date, all right, title and interest of Tenant in and to the UHC Parking Lease, together with any rights relating thereto, including without limitation all rents, issues and profits therefrom. Tenant does hereby indemnify, defend and hold harmless Landlord and Landlord’s employees, partners, directors, officers, affiliates, subsidiaries, shareholders, agents and representatives from any and all liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees) arising under the UHC Parking Lease as a result of any obligations and duties of Tenant arising thereunder, which obligations and duties will be performed by Tenant as part of Tenant’s Property Management Services as specified in Section 6D of Exhibit D attached hereto and incorporated herein by reference. During the term of the UHC Parking Lease, so long as no default by Tenant beyond any cure period specified in the Lease or this Amendment then exists under the Lease or this Amendment, Landlord will pay to Tenant all rents, issues and profits actually received by Landlord under the UHC Parking Lease within ten (10) days after receiving such rents, issues and profits. Landlord will not terminate the UHC Parking Lease in accordance with Section 8 of the UHC Parking Lease unless and until either (a) Landlord has delivered to Tenant a copy of the written notice of termination delivered to UHC, or (b) the Termination Date has occurred.

7. Representations by Tenant. Tenant represents to Landlord that it has full power and authority to execute this Amendment. Additionally, Tenant represents that it has not made any assignment, sublease, transfer or conveyance of the Lease, the Reduction Space or the Common Area, or any interest therein, other than the UHC Parking Lease and the sublease with RJF Agencies, Inc. Tenant further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of any assignment, sublease, transfer or conveyance of the Lease, the Reduction Space or the Common Area, or any interest therein, other than the UHC Parking Lease and the sublease with RJF Agencies, Inc. Tenant agrees to indemnify and hold harmless Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagees) and agents, and the respective principals and members of any such agents, from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any assignment, sublease, transfer or conveyance of the Lease, the Reduction Space or the Common Area, or any interest therein, other than the UHC Parking Lease and the sublease with RJF Agencies, Inc., including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Amendment and the foregoing representation and indemnification in entering into a lease for the Reduction Space with an unrelated third party.

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8. Representations by Landlord. Landlord represents to Tenant that it has full power and authority to execute this Amendment. Landlord further represents to Tenant that, except for a lease between Landlord and HSM, a roof warranty, financing documents, Landlord’s consent to Tenant’s sublease with RJF Agencies, Inc., and Landlord’s consent to the UHC Parking Lease, Landlord has not entered into any of the following for the period commencing on the Reduction Effective Date and continuing through and including the Termination Date other than as set forth in this Amendment:

8.1 A property management agreement for management of the Property.

8.2 Any other material agreement related to the Property, including but not limited to, leases, vendor service agreements, bundled electrical, gas or other utility agreements, or rooftop licenses.

9. Deletion of Inapplicable Provisions. Landlord and Tenant agree that effective as of the Effective Date of this Amendment the terms and provisions of Article 23 (Tenant’s Option to Expand Building) of the Lease are null and void and of no further force and effect.

10. Replacement of Article 22. Landlord and Tenant agree that as of the Effective Date of this Amendment, Section 1.2 and Article 22 of the Lease will be deleted in their entirety. In lieu of the option to renew contained in said Section 1.2 and Article 22, Tenant will have the following rights. Such rights will be deemed personal to Tenant, not assignable by Tenant and not exercisable by any subtenant.

10.1 New Lease Right. Provided that no Event of Default under the Lease exists at the time of exercise, Tenant will have the right to enter into a new lease (the “New Lease Right”) for that portion of the Demised Premises actually used and occupied by Tenant, or any subtenant of Tenant, at the time of exercise of such right (specifically excluding, however, the data center excluded from the Suite 300 Space as shown on the plans attached to this Amendment as Exhibit E {the “Suite 350 Data Center”}), for a period of five (5) years with one (1) consecutive five (5) year option to extend (the “New Lease”). It is expressly understood and agreed that the New Lease Right and the New Lease will not apply to the Suite 350 Data Center. Tenant must exercise the New Lease Right by delivering written notice of Tenant’s exercise no sooner than five hundred thirty (530) days and no later than five hundred (500) days prior to the Termination Date, time being of the essence with respect to such notice (the “Notice of Exercise”). Tenant’s failure to timely and effectively deliver the Notice of Exercise will extinguish its rights thereto as well as Tenant’s right to the extension option. Any termination of the Lease, as amended hereby, shall terminate the New Lease Right and the extension option.

10.2 Market Rent. The New Lease will be on the terms, covenants and conditions of the multi-tenant office agreement then utilized by Landlord for leasing space in the Building. Basic Rent for the initial term of the New Lease will be the Market Rent, as defined below. “Market Rent” means the annual Basic Rent which Landlord would receive by renting the Demised Premises, including all improvements

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and fixtures located therein, together with all additions, alterations and replacements thereof, in their condition and configuration as of the time of determination of Market Rent, assuming the Landlord to be a prudent person willing to lease but being under no compulsion to do so, and assuming the Tenant to be a renewal tenant and a prudent person willing to lease but being under no compulsion to do so, assuming a lease term equal to the term in question, assuming a lease containing the same terms and provisions as the multi-tenant office lease agreement then utilized by Landlord, and giving due regard to all economic factors; including without limitation, the size and use of the Demised Premises, a location in the Southwest, Northwest or West suburbs of Minneapolis (the “Market Area”), the quality and age of the Building, the extent of services provided by the Landlord, applicable distinctions between “gross” leases and “net” leases, the creditworthiness and quality of Tenant, leasing commissions payable in the market, any inducements, or rental concessions, if any, and any other relevant term or condition in making such evaluation, including the benefit to Landlord of having the Demised Premises immediately rent producing at the date in question.

10.3 Request for Market Rent. The Notice of Exercise will be deemed to be a “Request for Market Rent”. During the sixty (60) day period following the receipt of the Request for Market Rent, Landlord and Tenant will meet on at least two (2) occasions at the Demised Premises and attempt to agree upon the Market Rent for the Demised Premises for the initial term of the New Lease. The Landlord and the Tenant will each submit their final best offer for Market Rent to the other in writing before the end of that sixty (60) day period (referred to as the “Landlord’s and Tenant’s Final Offer”).

10.4 Appraisal Request. If the parties are unable to agree upon the Market Rent for the initial term of the New Lease during such sixty (60) day period, Tenant shall on or before the date which is seventy (70) days after delivery of the Request for Market Rent either: (a) withdraw its Request for Market Rent; or (b) deliver an “Appraisal Request” to Landlord. If Tenant does neither, it will be deemed to have elected (a) above. If Tenant withdraws, or is deemed to have withdrawn, the Request for Market Rent, the New Lease Right and the extension option will terminate. Tenant will be deemed to have made the irrevocable election to exercise the New Lease Right at such time as Tenant delivers an Appraisal Request to Landlord.

10.5 Determination of Market Rent. If Tenant gives Landlord a timely Appraisal Request, each party will, within twenty (20) days, choose a person with at least five (5) years’ experience as a real estate appraiser of income-producing assembly and office property in the Market Area, who shall be a member in good standing of the American Institute of Real Estate Appraisers (or successor organization, or if no such organization exists, then persons of similar professional qualifications) with the designation of M.A.I., and give notice of the name and address of such person to the other within twenty (20) days of the notice of disagreement from Tenant. Those two persons shall within five (5) days select a third person who is experienced in the determination of commercial rental rates for office space in the Market Area, and the three persons (the “Experts”) shall make a determination of Market Rent for the initial term of the New Lease as expeditiously as possible thereafter, and in any event within

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thirty (30) days after the selection of the third Expert. The Landlord’s and Tenant’s Final Offer will be given to the Experts for the purposes of their review in making their determination. The determination of the Experts shall be made no later than the date which is three hundred sixty-five (365) days prior to the end of the Term of the Lease and shall be made as follows:

10.5.1 Each Expert will independently determine the Market Rent for the initial term of the New Lease and then will meet and simultaneously disclose to the other their respective determinations.

10.5.2 If neither the highest nor the lowest determination differs from the middle determination by more than ten percent (10%) of such middle determination, then the Market Rent for the initial term of the New Lease will be the average of all three determinations.

10.5.3 If Section 10.5.2 does not apply, then the Market Rent for the initial term of the New Lease will be the average of the two determinations closest by dollar amounts.

10.5.4 The Experts will promptly notify Landlord and Tenant of each of their separate determinations and the resulting Market Rent. Except as otherwise provided in this Lease, the Market Rent determination shall be conducted in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any appraisal decision rendered may be entered by any court having jurisdiction thereof. The determination of Market Rent pursuant to this procedure shall be final, binding and conclusive upon Landlord and Tenant.

10.5.5 The annual Basic Rent for the initial term of the New Lease shall, notwithstanding anything herein to the contrary, be equal to ninety-five percent (95%) of the “Market Rent” (as defined and determined above) and shall be payable in equal monthly installments equal to one-twelfth ( 1 /12) of the annual Basic Rent as established for the initial term of the New Lease, in advance, on the first day of each calendar month during the initial term of the New Lease.

10.6 Costs. Each party will pay any and all fees and expenses incurred in connection with such party’s Expert and the fees and expenses for the third Expert will be borne equally by the parties, except that if the Market Rent resulting from any determination under this Article is equal to or greater than ninety-five percent (95%) of the amount of Market Rent set forth in Landlord’s notice to Tenant, then Tenant shall pay all fees and expenses of all three of the Experts.

10.7 Extension Option of the New Lease. The Basic Rent for the extension term of the New Lease will be determined upon the same terms, covenants and conditions as contained in this Section 10.

11. Default Remedies. In the event Tenant fails to perform its obligations under this Amendment, in addition to the remedies available to Landlord pursuant to Article 12 of the Lease, Landlord will have the right to pursue one or more of the following remedies:

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11.1 Event of Default under Lease. In the event Tenant fails to do (a) or (b) below, such failure will be deemed an Event of Default under the Lease and Landlord will have the right to pursue and apply any one or more of the remedies available to Landlord under the Lease to the Reduction Space and the Suite 350 Data Space:

(a) pay in full all costs and expenses incurred in completing the improvements to the Reduction Space as required by Section 1.3.3 and any mechanic’s lien or other lien is filed against the Property and not removed or bonded around with a bond satisfactory to Landlord within thirty (30) days of the date of filing, or

(b) perform as required by this Amendment for a period of ten (10) days after delivery of written notice from Landlord to Tenant, provided however, if such failure to perform cannot with due diligence and in good faith be cured within such ten (10) day period, and Tenant commences to cure the failure within such ten (10) day period and thereafter diligently pursues such cure in good faith, then such period shall be extended for the reasonable period required to cure the failure not to exceed sixty (60) days.

11.2 Self Help. If Tenant fails to take any action which Tenant is obligated to take pursuant to Exhibit D attached hereto and incorporated herein by reference (other than Section 2D), which action is (a) specific to the Property (as opposed to a failure which is caused by an interruption or curtailment of services which extends beyond the Property), (b) is not caused by an event of force majeure, damage or destruction pursuant to Article XIII of the Lease, or condemnation pursuant to Article XIV of the Lease, and (c) is not caused by an act or failure to act of Landlord or any tenant of the Building, specifically including but not limited to an event of default by any tenant of the Building under its lease, Landlord may deliver written notice thereof to Tenant (the “Initial Notice”). The Initial Notice must specifically describe the action that is required of Tenant to satisfy the requirements of Exhibit D attached hereto and incorporated herein by reference. If within thirty (30) days of delivery of Landlord’s Initial Notice, Tenant fails to cure or commence to cure the items specified in the Initial Notice, Landlord may deliver to Tenant a second notice (the “Reminder Notice”). The Reminder Notice must include a copy of the Initial Notice and specify that Landlord will have the rights granted under this Section 11.2 if Tenant fails to cure or commence to cure the specified items within fifteen (15) Business Days of delivery of the Reminder Notice. If Tenant fails to take or commence to take the required action within fifteen (15) Business Days of receiving the Reminder Notice, or once commenced fails to diligently pursue the required action to completion, then Landlord may take, or cause others to take, the action that Tenant failed to perform. Tenant will reimburse Landlord for the reasonable out-of-pocket costs and expenses incurred by Landlord or such other parties in taking such action within twenty-five (25) days after delivery of an invoice by Landlord to Tenant setting forth a reasonably particularized breakdown of such costs and expenses. Such costs and expenses will be deemed Additional Rent under the Lease. Tenant will indemnify, defend and hold harmless Landlord against all loss or liability resulting from the failure of Tenant to pay or perform as required by this Section 11.2. The foregoing to the contrary notwithstanding,

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in the case of emergency, Landlord shall not be bound by the notice and cure periods set forth in this Section 11.2 and Landlord shall have the right to immediately take, or cause others to take, the action that Tenant failed to perform.

11.3 Interruption of Electrical Power. If there is an interruption in electrical power to the central station and monitoring center in the Suite 300 Space that (a) is specific to the Property (as opposed to an interruption or curtailment in electrical power which extends beyond the Property), (b) is caused by the failure of Tenant to perform as required by Section 2D of Exhibit D attached hereto and incorporated herein by reference, (c) causes the central station and monitoring center in the Suite 300 Space to be untenantable, (d) is not caused by an event of force majeure, fire or casualty to the Suite 300 Space, or condemnation of the Suite 300 Space, (e) is not caused by an act or failure to act of Landlord or the tenant of the Suite 300 Space, specifically including but not limited to an event of default by the tenant of the Suite 300 Space under its lease, (f) is not caused by a failure of the generator(s) operated by the tenant of the Suite 300 Space, and (g) lasts for more than twenty-four (24) consecutive hours, then Landlord will be entitled to deliver Tenant a written notice stating that if Tenant does not commence to cure the untenantability caused by the interruption within one (1) Business Day from the date of delivery of the notice and complete the cure within ten (10) Business Days from the date of delivery of the notice, Landlord will be entitled to an abatement of the payment required by Section 4 of this Amendment in accordance with this section. If Landlord properly delivers such an abatement notice to Tenant, and Tenant does not commence to cure the untenantability caused by the interruption within such one (1) Business Day period from the date of delivery of the notice and complete the cure within ten (10) Business Days from the date of delivery of the notice, then Landlord will be entitled to an abatement of the payment required by Section 4 of this Amendment (in proportion to the portion of the central station and monitoring center rendered untenantable by the interruption in electrical power) from such tenth (10th) Business Day until such electric power is restored. The abatement will result in a reduction of the credit to the monthly installments of Basic Rent permitted by Section 4 of this Amendment, Tenant will indemnify, defend and hold harmless Landlord against all loss or liability resulting from the failure of Tenant to pay or perform as required by this Section 11.3.

11.4 Failure to Operate Cafeteria. In the event Tenant fails to operate the Cafeteria (as such term is defined in Exhibit D attached hereto and incorporated herein by reference) as required by this Amendment for a period of five (5) days after delivery of written notice from Landlord to Tenant, such failure will be deemed an Event of Default under the Lease and Landlord will have the right to pursue and apply any one or more of the remedies available to Landlord under the Lease to that portion of the Demised Premises used by Tenant for the Cafeteria, at Landlord’s sole option.

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11.5 Holding Over.

11.5.1 Holding Over the Reduction Space. In addition, without the delivery of any notice from Landlord to Tenant, if Tenant holds over in the Reduction Space, except for the Suite 350 Data Center, beyond the day immediately preceding the Reduction Effective Date, Tenant will be liable for Basic Rent, Additional Rent and other charges respecting the Reduction Space equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per rentable square foot basis for the Reduction Space. Such holdover amount will not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor will it be deemed permission for Tenant to holdover in the Reduction Space.

11.5.2 Holding Over the Suite 350 Data Center. In addition, without the delivery of any notice from Landlord to Tenant, if Tenant holds over in the Suite 350 Data Center beyond the Termination Date, Tenant will be liable for Basic Rent equal to twice the amount Tenant would pay based on an annual amount per rentable square foot of the Suite 350 Data Center of $12.60 [{(2,131 rsf X $12.60)/365} X 200% = $147.13 per day] plus Additional Rent and other charges respecting the Suite 350 Data Center equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per rentable square foot basis for the Suite 350 Data Center. Such holdover amount will not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor will it be deemed permission for Tenant to holdover in the Suite 350 Data Center.

11.6 Business Days. For purposes of this Amendment, the term “Business Days” means any day other than Saturday, Sunday or a legal holiday in the State of Minnesota.

11.7 Survival. Landlord’s rights and Tenant’s obligations under this section relating to circumstances existing or events occurring prior to and including the Termination Date will survive the Termination Date, regardless of the date of discovery of the failure to enforce such rights or perform such obligations, subject to applicable statutes of limitation.

12. Miscellaneous.

12.1 This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances will Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Demised Premises or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

12.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease will remain unchanged and in full force and effect.

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12.3 In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment will govern and control.

12.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord will not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

12.5 Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than CB Richard Ellis and United Properties (together, the “Broker”), to whom Tenant is obligated to pay a brokerage Commission (the “Broker Fee”) relating to the reletting of the Reduction Space pursuant to separate agreement. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagees) and agents, and the respective principals and members of any such agents, harmless from (i) all claims of any brokers claiming to have represented Tenant in connection with this Amendment (including the Broker) and (ii) all commissions or fees (including the Broker Fee) due any broker or agent relating to this Amendment or to the reletting of the Reduction Space. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than the Broker. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than the Broker claiming to have represented Landlord in connection with this Amendment.

12.6 The addresses for delivery of notices to Tenant pursuant to Section 20.4 of the Lease are amended as follows:

Legal Department

McDATA Services Corporation

11802 Ridge Parkway

Broomfield, CO 80021

Attention: General Counsel

With a copy to:

Legal Department

McDATA Services Corporation

11802 Ridge Parkway

Broomfield, CO 80021

Attention: Greg Fischer, Assistant Treasurer

McDATA Services Corporation

4 McDATA Parkway

Broomfield, CO 80021

Attention: Pete Johnson, Manager of Facilities Management

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Partners National Real Estate Group, Inc.

10000 North Central Expressway, Suite 1001

Dallas, Texas 75231

Attention: Craig Jones, President and Partner

12.7 This Amendment may be executed in counterparts, each of which is an original and all of which constitute one instrument.

[SIGNATURES ARE SET FORTH ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company

By:	/s/ Wade C. Lau
Name:	Wade C. Lau
Its:	Vice President

TENANT:

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AMENDED AND RESTATED MEMORANDUM OF LEASE AGREEMENT

THIS AMENDED AND RESTATED MEMORANDUM OF LEASE AGREEMENT is made and entered into this 12th day of May, 2006, by and between OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company (as successor-in-interest to OPUS NORTHWEST, L.L.C.) (“Landlord”), whose address is 10350 Bren Road West, Minnetonka, Minnesota 55343, and McDATA SERVICES CORPORATION, a Minnesota corporation, formerly known as COMPUTER NETWORK TECHNOLOGY CORPORATION (“Tenant”), whose address is 6000 Nathan Lane North, Plymouth, Minnesota 55442.

R E C I T A L S :

A. Landlord and Tenant have entered into that certain Net Lease (Built-to-Suit) dated September 30, 1998, as amended by that certain First Amendment to Net Lease dated November 4, 1999, as further amended by that certain Second Amendment to Net Lease (Built-to-Suit) [the “Second Amendment”] dated May 12, 2006 (collectively, the “Lease”), whereby Landlord has leased to Tenant and tenant has leased from Landlord a portion of the building (“Premises”) located on the real property at 6000 Nathan Lane North, Plymouth, Minnesota 55442, as legally described in Exhibit “A” attached hereto and made a part hereof for all purposes (“Property”).

B. The parties recorded a Memorandum of Lease Agreement on October 21, 1998, as Document No. 3078703 with the Hennepin County Registrar of Titles.

C. Pursuant to the Second Amendment, the size of the Premises was reduced.

D. The parties desire to amend and restate such Memorandum of Lease Agreement in its entirety, thereby replacing the Memorandum of Lease Agreement previously recorded in its entirety, the same to be of no further force or effect thereafter.

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NOW, THEREFORE, in consideration of the sum of One and No/100 Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth above are true and correct and are incorporated for reference.

2. Landlord and Tenant entered into the Lease with a term of one hundred and twenty-six (126) full calendar months (“Term”), which Term will expire on April 30, 2010.

3. Pursuant to the Second Amendment, Tenant leases only a portion of the Property.

4. This Amended and Restated Memorandum of Lease Agreement has been executed and delivered by the parties for the purpose of recording and giving notice that a contractual relationship for the leasing of the Premises has been created between the Landlord and the Tenant in accordance with the terms, covenants and conditions of the Lease.

5. The terms and conditions of the Lease are incorporated by reference into this Amended and Restated Memorandum of Lease Agreement as if set forth fully herein at length.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.

LANDLORD:

OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company

By:	/s/ Wade C. Lau
Name:	Wade C. Lau
Title:	Vice President

TENANT:

McDATA SERVICES CORPORATION, a Minnesota corporation

By:	/s/ Scott Berman
Name:	Scott Berman
Title:	CFO

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STATE OF MINNESOTA	) ) SS.
COUNTY OF HENNEPIN	)

The foregoing instrument was entered into before me this 9th day of May, 2006, by Wade Lau, the Vice President of OPUS REAL ESTATE MINNESOTA II, L.L.C., a Delaware limited liability company, who acknowledged the same as his/her free act and deed on behalf of the company.

/s/ Elizabeth Grekso
Notary Public

STATE OF COLORADO	) ) SS.
COUNTY OF Broomfield	)

The foregoing instrument was entered into before me this 8th                      day of             May            , 2006, by Scott Berman                , the CFO                 of McDATA SERVICES CORPORATION, a Minnesota corporation, who acknowledged the same as his/her free act and deed on behalf of the corporation.

/s/ Eleanor Elaine S. Padilla
Notary Public

THIS INSTRUMENT WAS DRAFTED BY:

Parsinen Kaplan Rosberg & Gotlieb P.A.

100 South Fifth Street, Suite 1100

Minneapolis, Minnesota 55402

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EXHIBIT “A”

TO AMENDED AND RESTATED MEMORANDUM OF LEASE AGREEMENT

LEGAL DESCRIPTION

Lot 4, Block 1, BASS CREEK BUSINESS PARK 4TH ADDITION. Hennepin County, Minnesota.

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